Exhibit 1.1

ANNUAL INFORMATION FORM

March 28, 2008

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GLOSSARY

Aeroplan — Means Aeroplan Limited Partnership together with its general partner, Aeroplan Holding GP Inc., and their respective subsidiaries and predecessors;

Aeroplan Miles — Means the currency accumulated by Aeroplan members under the Aeroplan Program;

Aeroplan Program — Means the loyalty marketing program operated by Aeroplan;

Air Canada Vacations — Means Touram Limited Partnership, a limited partnership established under the laws of the Province of Québec;

Available Seat Miles or ASMs — Means the total number of seats available for passengers multiplied by the miles flown;

Average Cost of Rewards per Mile - Means, for any reporting period, the cost of rewards for the period divided by the number of Aeroplan Miles redeemed for rewards during the period;

Cargo Services — Means the business and operations of Air Canada's air cargo services, including cargo related products, services and ground operations, carried on for domestic, transborder and international cargo services, by AC Cargo Limited Partnership and Air Canada;

GAAP — Means generally accepted accounting principles in Canada including those set out in the Handbook of the Canadian Institute of Chartered Accountants;

Ground Handling Services — Means the business and operations carried on by ACGHS Limited Partnership (and its United States subsidiary, ACGHS US Inc.) and Air Canada that provide passenger and aircraft related ground handling services, including check-in, ramp services, cabin cleaning, de-icing services, gate management and baggage and cargo handling;

Jazz – Means Jazz Air LP, together with its general partner, Jazz Air Holding GP Inc., and their respective subsidiaries and predecessors; and, in particular, reference to Jazz in respect of a time period prior to October 1, 2004 are references to the business of Jazz as carried on by Jazz Air Inc., which was liquidated on September 30, 2004 and references to Jazz in respect of the time period from October 1, 2004 until closing of the initial public offering are references to the business of Jazz as carried on by Jazz Air Limited Partnership, unless the context requires otherwise;

LMG – Means the Loyalty Management Group Limited;

Nectar Program – Means the loyalty marketing program operated by LMG;

Revenue Passenger Miles or RPMs — A measure of passenger traffic calculated by multiplying the total number of revenue passengers carried by the miles they are carried;

Technical Services — Means the heavy maintenance, engine maintenance, component maintenance, engineering and training business and operations carried on by ACTS Aero; and

Yield — Means average passenger revenue per Revenue Passenger Mile.

EXPLANATORY NOTES

The information in this Annual Information Form is stated as at December 31, 2007, unless otherwise indicated.

ACE Aviation Holdings Inc. — References in this Annual Information Form to "ACE" are references to ACE Aviation Holdings Inc.

Currency — All currency amounts used in this document are stated in Canadian dollars, unless otherwise indicated.

Statistical Information — Market data and certain industry forecasts used throughout this Annual Information Form were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified, and ACE does not make any representation as to the accuracy of such information.

Subsidiaries – References to the term "subsidiary" or "subsidiaries" refer, in relation to any entity, to any other entity, including a corporation or a limited partnership, which is controlled, directly or indirectly, by that entity.

Forward-looking statements — ACE's communications often contain written or oral forward-looking statements which are included in this Annual Information Form and may be included in filings with securities regulators in Canada and the United States. These forward-looking statements are identified by the use of terms and phrases such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "predict", "project", "will", "would", and similar terms and phrases, including references to assumptions. Such statements may involve but are not limited to comments with respect to strategies, expectations, planned operations or future actions.

Forward-looking statements, by their nature, are based on assumptions and are subject to important risks and uncertainties. Any forecasts or forward-looking predictions or statements cannot be relied upon due to, amongst other things, changing external events and general uncertainties of the business. Results indicated in forward-looking statements may differ materially from actual results due to a number of factors, including without limitation, energy prices, general industry, market and economic conditions, currency exchange and interest rates, competition, war, terrorist acts, epidemic diseases, insurance issues and costs, changes in demand due to the seasonal nature of the business, the ability to reduce operation costs, employee and labour relations, pension issues, supply issues, changes in laws, adverse regulatory developments or proceedings, pending litigation and actions by third parties as well as the factors identified throughout this Annual Information Form and, in particular, those discussed in the section "Risk Factors". The forward-looking statements contained in this Annual Information Form represent ACE's expectations as of the date of this Annual Information Form, and are subject to change after such date. However, ACE disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required under applicable securities regulations.

RELIANCE ON PUBLIC INFORMATION

 Disclosure in this annual information form relating to Aeroplan Income Fund and Jazz Air Income Fund, including disclosure relating to their business, affairs and operations, is based solely on disclosure contained in publicly-available documents filed by Aeroplan Income Fund and Jazz Air Income Fund with the securities regulatory authorities in each of the provinces and territories of Canada.

THE CORPORATION

ACE is an investment holding company of various aviation interests including Air Canada, Aeroplan Income Fund, Jazz Air Income Fund and Aero Technical Support & Services Holdings sarl ("ACTS Aero").

ACE was incorporated on June 29, 2004 under the Canada Business Corporations Act ("CBCA") and became the parent holding company of the reorganized Air Canada and its subsidiaries upon the implementation of the consolidated plan of reorganization, compromise and arrangement of Air Canada and certain of its subsidiaries under the CBCA, the Companies' Creditors Arrangement Act ("CCAA") and the Business Corporations Act (Alberta) which was implemented on September 30, 2004 (referred to herein as the "Plan").

On April 6, 2005, ACE completed a public offering of an aggregate of 11.35 million Voting Shares and Variable Voting Shares at a price of $37 per share for gross proceeds of approximately $420 million and approximately $300 million of 4.25% convertible senior notes due 2035 (the "Notes"). ACE used approximately $553 million of the aggregate net cash proceeds of the offerings to repay all of its outstanding debt under the exit credit facility with General Electric Capital Corporation ("GECC"). On April 13, 2005, following the exercise of the over-allotment option by the underwriters, ACE issued an additional 1,135,000 Variable Voting Shares at a price of $37 per share and $30 million of Notes for additional aggregate gross proceeds of approximately $72 million. ACE used the additional proceeds for general corporate purposes.

On October 5, 2006, the shareholders of ACE approved a statutory plan of arrangement pursuant to the CBCA. On October 6, 2006, the Quebec Superior Court issued a final order approving the statutory plan of arrangement, which became effective October 10, 2006. The arrangement granted authority to the board of directors of ACE to make from time to time one or more distributions to ACE shareholders in an aggregate amount of up to $2 billion by way of reduction of the stated capital of the Variable Voting Shares, Voting Shares and Preferred Shares. As described below, during the first half of 2007, ACE shareholders received distributions under the arrangement in an aggregate amount of approximately $2 billion.

On December 3, 2007, ACE announced a substantial issuer bid to purchase for cancellation up to $1.5 billion of its Variable Voting Shares and Voting Shares for an aggregate of 54,151,624 shares. On January 10, 2008, ACE announced the final results of its offer to purchase $1.5 billion of its Variable Voting Shares and Voting Shares and confirmed that it had taken up and accepted for purchase and cancellation a total of 40,023,427 Variable Voting Shares and 9,894,166 Voting Shares at $30.00 per share for an aggregate purchase price of approximately $1.498 billion.

The Variable Voting Shares and the Voting Shares of ACE are listed on the Toronto Stock Exchange ("TSX"), under the symbols "ACE.A" and "ACE.B", respectively.

The head office of ACE is located at 5100 de Maisonneuve Boulevard West, Montreal, Québec, H4A 3T2. Its website is www.aceaviation.com (for greater certainty, this website is not in any way incorporated by reference herein).

Air Canada

On November 24, 2006, ACE and Air Canada completed an initial public offering and secondary offering of an aggregate 25 million Class A variable voting shares and Class B voting shares of Air Canada at $21 per share for gross proceeds of $525 million. Through the initial public offering, Air Canada sold an aggregate of 9,523,810 Class A variable voting shares and Class B voting shares for gross proceeds of approximately $200 million. In the secondary offering, ACE sold an aggregate of 15,476,190 Class A variable voting shares and Class B voting shares for gross proceeds of approximately $325 million. As of March 28, 2008, ACE held a 75% ownership interest in Air Canada.

Air Canada has a $400 million senior secured revolving credit facility pursuant to an amended and restated credit agreement entered into with a syndicate of lenders, to be used by Air Canada for working capital and general corporate purposes. As at March 28, 2008, Air Canada has not drawn on this credit facility.

The shares of Air Canada are listed on the TSX under the symbol AC.A for its Class A variable voting shares and the AC.B for its Class B voting shares.

The head office of Air Canada is located at 7373 Côte Vertu Boulevard West, Saint-Laurent, Québec, H4Y 1H4. Its website is www.aircanada.com (for greater certainty, this website is not in any way incorporated herein by reference).

Aeroplan

On June 29, 2005, Aeroplan Income Fund completed its initial public offering of 25 million units at a price of $10 per unit for aggregate gross proceeds of $250 million. On June 30, 2005, following the exercise of the over-allotment option by the underwriters, Aeroplan Income Fund issued an additional 3.75 million units at a price of $10 per unit for additional gross proceeds of $37.5 million. In connection with the June 29, 2005 offering, Aeroplan Limited Partnership completed a $475 million senior secured syndicated credit facility, $300 million of which was used to fund a portion of the reserve for Aeroplan Miles redemption.

On March 3, 2006, ACE effected a distribution by way of reduction of capital to its shareholders of record as at such date of 0.18 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE. For the purposes of the distribution, ACE converted 20,204,165 units of Aeroplan Limited Partnership into 20,204,165 units of Aeroplan Income Fund which were distributed to ACE's shareholders on the record date.

On March 31, 2006, ACE exchanged an additional 500,000 units of Aeroplan Limited Partnership into 500,000 units of Aeroplan Income Fund and transferred the 500,000 units of Aeroplan Income Fund to a trustee for purposes of funding grants to employees under Aeroplan's initial long-term incentive plan.

On December 28, 2006, ACE announced the terms of a distribution under the statutory arrangement pursuant to which ACE shareholders of record on January 10, 2007 received a distribution of approximately 0.442 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE. In anticipation of the distribution, on December 28, 2006, ACE exchanged 50 million units of Aeroplan Limited Partnership into 50 million units of Aeroplan Income Fund and caused such units of Aeroplan Income Fund to be distributed to ACE's eligible shareholders of record on January 10, 2007. ACE also exchanged on January 10, 2007, 60 million units of Aeroplan Limited Partnership into 60 million units of Aeroplan Income Fund for internal reorganization purposes.

On March 2, 2007, ACE announced a second distribution by way of reduction of capital to its shareholders under the statutory arrangement approved on October 5, 2006 pursuant to which ACE's shareholders of record on March 14, 2007 received approximately 0.177 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE. For internal reorganization purposes, on March 14, 2007, ACE also exchanged its remaining 40,545,835 units of Aeroplan Limited Partnership into 40,545,835 units of Aeroplan Income Fund.

On May 11, 2007, ACE announced a third distribution by way of reduction of capital to its shareholders under the statutory arrangement approved on October 5, 2006 pursuant to which ACE's shareholders of record on May 24, 2007 received approximately 0.157 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE.

On October 1, 2007, ACE announced a secondary offering of units of Aeroplan Income Fund to sell an aggregate of 22 million units of Aeroplan Income Fund at a price of $21.90 per unit for gross proceeds to ACE of $481.8 million. The offering closed on October 22, 2007. As of March 28, 2008, ACE held 20.1% of the issued and outstanding units of Aeroplan Income Fund.

On December 20, 2007, Aeroplan completed the acquisition of Loyalty Management Group Limited ("LMG"), a loyalty marketing and insight and analysis company that owns and operates the Nectar Program in the United Kingdom. The acquisition was completed for total consideration of £355.1 million ($715.4 million) and an additional amount of £27.1 million ($53.7 million) has been placed in escrow as contingent consideration pending the outcome of LMG's VAT litigation.

On March 4, 2008, Aeroplan Income Fund announced that in order to ensure that its capital structure is efficient and that unitholder value is being maximized, the trustees of Aeroplan Income Fund and the Board of Directors of Aeroplan Holding GP Inc. have requested that management retain financial advisors to conduct an in-depth analysis to consider a potential reorganization of Aeroplan Income Fund's income trust structure to a corporate structure. Aeroplan Income Fund has disclosed that, although no final decision has been made at this time, the review may lead to a recommendation in the near future that unitholders of Aeroplan Income Fund approve a conversion to a corporation.

The units of Aeroplan Income Fund are listed on the TSX under the symbol AER.UN.

The head office of Aeroplan is located at 5100 de Maisonneuve Boulevard West, Montreal, Québec, Canada, H4A 3T2. Its website is www.aeroplan.com (for greater certainty, this website is not in any way incorporated herein by reference).

Jazz

On February 2, 2006, ACE completed an initial public offering of the Jazz Air Income Fund, issuing 23.5 million units at a price of $10 per unit for gross proceeds of $235 million. In addition, on February 27, 2006, Jazz Air Income Fund issued an additional 1.5 million units at a price of $10 per unit for additional gross proceeds of $15 million as a result of the exercise of an over-allotment option by the underwriters. In addition, a $150 million secured syndicated credit facility was established with a syndicate of lenders by Jazz Air Limited Partnership of which approximately $115 million was drawn on closing of the initial public offering.

On March 2, 2007, ACE announced a second distribution by way of reduction of capital under the statutory arrangement approved on October 5, 2006, pursuant to which ACE shareholders of record on March 14, 2007 received approximately 0.219 units of Jazz Air Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE. For the purpose of the distribution, on March 14, 2007, ACE exchanged 25 million units of Jazz Air Limited Partnership into 25 million units of Jazz Air Income Fund.  ACE also exchanged on March 14, 2007, 25 million units of Jazz Air LP into 25 million units of Jazz Air Income Fund for internal reorganization purposes.

On March 30, 2007, for internal reorganization purposes, ACE exchanged its remaining 47,226,920 units of Jazz Air LP into 47,226,920 units of Jazz Air Income Fund.

On May 11, 2007, ACE announced a third distribution by way of reduction of capital to its shareholders under the statutory arrangement approved on October 5, 2006 pursuant to which ACE's shareholders of record on May 24, 2007 received approximately 0.105 units of Jazz Air Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE.

On October 1, 2007, ACE announced a secondary offering of units of Jazz Air Income Fund to sell an aggregate of 35.5 million units of Jazz Air Income Fund at a price of $7.75 per unit for gross proceeds to ACE of $275.1 million. The offering closed on October 22, 2007.

On January 24, 2008, ACE sold 13 million units of Jazz Air Income Fund on an exempt trade basis for gross proceeds of approximately $96.85 million reducing its stake to 9.5%. As a result, ACE no longer had the ability to appoint the majority of the directors of Jazz Air Holding GP Inc. pursuant to the Securityholders' Agreement entered into between Jazz Air Income Fund, Jazz Air Trust, Jazz Air LP and Jazz Air Holding GP Inc.

The Securityholders' Agreement was terminated by the parties effective as of February 7, 2008.

As at March 28, 2008, ACE held 9.5% of the issued and outstanding units of Jazz Air Income Fund.

The units of Jazz Air Income Fund are listed on the TSX under the symbol JAZ.UN. The head office of Jazz LP is located at 5100 de Maisonneuve Boulevard West, Montreal, Québec, Canada, H4A 3T2. Its website is www.flyjazz.com (for greater certainty, this website is not in any way incorporated herein by reference).

ACTS Aero

ACTS Aero is a full service aircraft maintenance repair and overhaul organization that competes on a global basis.

On February 13, 2007, ACTS LP, through a wholly-owned subsidiary, acquired 80% of Aeromantenimiento, S.A. ("Aeroman"), the aircraft maintenance division of Grupo TACA Holdings Limited ("Grupo TACA") of El Salvador. Total consideration for this acquisition included cash as well as a right to acquire an equity stake in ACTS LP. The cash component of US$44.7 million consisted of cash of US$42.7 million on closing and milestone payments of up to US$2 million in the aggregate, funded by ACTS LP through ACE's available cash resources. A Class A non-voting exchangeable share in a wholly-owned subsidiary of ACTS LP was issued to Grupo TACA. Subsequent to the issue, ACE agreed to a transfer of Grupo TACA's rights to a Grupo TACA related party. The rights attached to the exchangeable share provide for, upon the closing of the monetization transaction pertaining to ACTS, the exchangeable share held by Grupo TACA to be exchanged for an equity stake in ACTS LP. As part of the monetization process, on October 16, 2007, the exchangeable share was exchanged for a 5% equity stake in ACTS Aero and approximately $31 million in cash. Grupo TACA can put its equity in ACTS Aero to ACE at a value of approximately $18.3 million over the period of 12 months commencing on October 16, 2007.

On June 22, 2007, ACE announced that it has agreed to sell a 70% interest in the business of its wholly owned maintenance, repair and overhaul subsidiary ACTS LP to a consortium consisting of Sageview Capital LLC, a private investment firm, and KKR Private Equity Investors, L.P., the publicly traded fund of Kohlberg Kravis Roberts & Co. The transaction was completed on October 16, 2007 and ACE received net cash proceeds of $723 million. Within 6 months of closing, ACE was entitled to receive up to an additional $40 million in cash proceeds, from funds held in escrow, conditional upon the completion of certain supplier contracts within specified terms. On January 14, 2008, ACE announced that it had received the full balance of $40 million. As a result of the transaction, ACE continues to own 100% of ACTS LP, which is now a non-operating entity, and ACTS Aero conducts the business previously operated by ACTS LP.

Following the redemption of the exchangeable share issued to a party related to Grupo TACA and the establishment of an initial long-term incentive plan for ACTS Aero, as at March 28, 2008, ACE held a 23% equity interest in ACTS Aero.

Corporate Structure

The following table lists ACE's principal aviation interests as of March 28, 2008, including their jurisdictions of constitution and the percentage of equity held or controlled directly or indirectly by ACE:

____________

(1)	ACE holds all of the issued and outstanding shares of 1141679 Alberta Ltd., a corporation incorporated under the laws of Alberta which holds and manages cash and investments of ACE on its behalf.
(2)
Air Canada holds all of the issued and outstanding shares of certain subsidiaries, including Air Canada Capital Ltd. and Simco Leasing Ltd, which are incorporated under the laws of the Province of Alberta. Air Canada also holds all of the issued and outstanding shares of 1209265 Alberta Ltd., a corporation incorporated under the laws of Alberta which holds and manages excess cash and investments of Air Canada.

(3)
Jazz Air Income Fund holds all of the trust units and trust notes of Jazz Air Trust, which in turns holds all of the (i) shares of Jazz Air Holding GP Inc., the general partner of Jazz Air LP, and (ii) units of Jazz Air LP other than the unit of Jazz Air LP held by Jazz Air Holding GP Inc. as general partner.

(4)
Aeroplan Income Fund holds all of the trust units and trust notes of Aeroplan Trust, which in turns holds all of the (i) shares of Aeroplan Holding GP Inc., the general partner of Aeroplan Limited Partnership, and (ii) units of Aeroplan Limited Partnership other than the unit of Aeroplan Limited Partnership held by Aeroplan Holding GP Inc. as general partner.

(5)
AC Cargo General Partner Inc., a corporation incorporated under the laws of Canada, is the general partner of AC Cargo Limited Partnership and holds a 0.00001% interest in AC Cargo Limited Partnership.

(6)	ACGHS General Partner Inc., a corporation incorporated under the laws of Canada, is the general partner of ACGHS Limited Partnership and holds a 0.00001% interest in ACGHS Limited Partnership.
(7)	Touram General Partner Inc., a corporation incorporated under the laws of Canada, is the general partner of, and holds 0.00001% of the units in, Touram Limited Partnership.
(8)
ACE indirectly holds a 23% equity interest in Aero Technical Support & Services Holdings sarl (Luxembourg) ("ACTS Aero"), which, in turn, holds a 100% interest in ACTS Aero Technical Support & Services Inc. (Canada) ("ACTS Aero Canada") and an 80% interest in Aeromantenimiento S.A. (El Salvador).

Certain subsidiaries, each of which represents not more than 10% of the consolidated assets and not more than 10% of the consolidated sales and operating revenues of ACE, and all of which, in the aggregate, represent not more than 20% of the total consolidated assets and the total consolidated sales and operating revenues of ACE at December 31, 2007, have been omitted.

REGULATORY ENVIRONMENT

ACE is an investment holding company of various aviation interests. Its investments are subject to various industry regulations, as summarized below.

Air Canada

In Canada, commercial air transportation, including policy, maintenance standards, operations standards, safety and ground and navigation facilities, falls wholly within the jurisdiction of the federal government and is the responsibility of the Minister of Transport. The Canadian Transportation Agency is responsible for issuing air carrier licenses for both domestic and international services and regulates international air fares as well as terms and conditions of carriage. Since 1996, NAV Canada, a private sector, non-share corporation financed through publicly-traded debt, is responsible for providing air navigation services in Canada. All major Canadian airports are operated by local Canadian airport authorities that are not-for-profit corporations.

Domestic Services

The 1987 deregulation of the domestic airline industry allowed carriers to establish fares as well as terms and conditions of carriage without government regulation. The Canada Transportation Act ("CTA") provides for free market entry to the extent that a carrier can demonstrate that (i) it is "Canadian", defined in the CTA as being controlled in fact by Canadians and having at least 75% of its voting interest owned and controlled by Canadians; (ii) it can operate safely; (iii) it is suitably insured; and (iv) it meets the minimum financial requirements set out in the Air Transportation Regulations (Canada) adopted pursuant to the CTA.

In July 2000, the Government of Canada amended the CTA, the Competition Act (Canada) (the "Competition Act") and the Air Canada Public Participation Act (Canada) (the "Air Canada Public Participation Act") to address the competitive airline environment in Canada and ensure protection for consumers. This legislation included airline-specific provisions concerning "abuse of dominance" under the Competition Act, later supplemented by creating "administrative monetary penalties" for a breach of the abuse of dominance provisions by a dominant domestic air carrier.

In July 2003, the Competition Tribunal released its reasons and findings in a proceeding between the Commissioner of Canada and Air Canada which had considered the approach to be taken in determining whether Air Canada was operating below "avoidable costs" in violation of one of the new airline-specific abuse of dominance provisions. The Competition Tribunal applied a very broadly crafted cost test in its decision. In September 2004, the Commissioner of Competition published a letter describing the enforcement approach that would be taken in future cases involving the airline-specific abuse of dominance provisions, which included a statement that the Tribunal's approach to avoidable costs remains relevant.

In addition, on November 2, 2004, the Minister of Industry tabled amendments to the Competition Act in Bill C-19 which, if enacted, would have removed the airline-specific "abuse of dominance" provisions from the Competition Act. However, on November 29, 2005, the 38th Parliament of Canada was dissolved. As a result, the legislative process relating to the adoption of Bill C-19 was terminated. On October 16, 2007, private Bill C-454 containing provisions to remove the airline-specific "abuse of dominance" provisions from the Competition Act was tabled for the first reading in the House of Commons.  Management of Air Canada cannot predict if or when such proposed legislation will come into force.

On April 27, 2004, the Government of Canada amended the Canadian Computer Reservation Systems (CRS) Regulations adopted under the Aeronautics Act (Canada) to reduce the regulatory requirements and place greater reliance on market forces in the distribution system, in part to generate greater market efficiencies and reduced costs for airlines. With the amendments, no airline is required to participate in all CRSs operating in Canada and every airline has the freedom to select the levels of participation that best serve its operations. Also, all airlines and CRS vendors are now permitted to freely negotiate fees on strictly commercial terms.

On June 15, 2006, Bill C-20, An Act respecting airports, airport authorities and other airport operators and amending the Transportation Appeal Tribunal of Canada Act, was tabled for first reading in the House of Commons. Bill C-20 provides for, among other things, a declaration of Canadian airport policy, a number of basic obligations of airport operators and the powers and capacity of airport authorities and the scope of their activities. Bill C-20 also introduces principles affecting airport users such as slot allocation and a framework for the fees imposed by large airport authorities. Bill C-20 was not re-introduced in the 39th Parliament – 2nd Session and management of Air Canada cannot predict if or when such proposed legislation will be re-introduced in the House of Commons or if re-introduced, if or when such proposed legislation will come into force.

On June 22, 2007, Bill C-11, An Act to amend the Canada Transportation Act and the Railway Safety Act and to make consequential amendments to other Acts (Canada), received royal assent and is now into force except for the provisions which seek to regulate the advertising of prices for air services. Management of Air Canada cannot predict if or when the provisions on the advertising of prices for air services will come into force. Bill C-11, among other things, amends the CTA with respect to the air transportation sector, in relation to complaints processes, the disclosure of terms and conditions of carriage, and specific recognition that in the event of an inconsistency or conflict between an international agreement or convention respecting air services to which Canada is a party and the Competition Act, the provisions of the agreement or convention prevail to the extent of the inconsistency or conflict.

Transborder Services

Transborder Services between Canada and the United States are provided pursuant to the 1995 Canada-US Air Services Agreement. This agreement gives Canadian air carriers unlimited route rights to provide "own aircraft" services between points in Canada and points in the United States. The carriage of local traffic between points within one country by carriers of the other country, commonly known as cabotage, continues to be prohibited.

Under the 1995 Canada-US Air Services Agreement, carriers of both countries are free to set their own prices for transborder services according to market forces. Prices may only be disallowed under special circumstances if the authorities of both countries agree, for example in response to predatory or monopolistic pricing behaviour on specific routes. In November 1997, Canada and the United States concluded an agreement that allows Canadian and US carriers to code share to, from and via each other's territory, with carriers from other countries provided the other country allows code sharing and the carriers hold the underlying rights to serve that country. Air Canada code shares with certain Star AllianceTM partners via Canada and the United States and some of these Star AllianceTM partners' codes appear on some Jazz operated transborder flights.

On November 11, 2005, Transport Canada announced that the governments of Canada and the United States had negotiated an open skies agreement (the "Open Skies Agreement") which further liberalizes air transportation services.  On March 12, 2007, the Open Skies Agreement came into force. The Open Skies Agreement allows air carriers of both countries (i) to pick up passenger and/or cargo traffic in the other country and carry that traffic to a third country as part of a service to or from the carrier's home country, (ii) to operate stand-alone all-cargo services between the other country's territory and third countries, and (iii) greater pricing flexibility for services between the other country and a third country. Cabotage, the right to operate flights between two points within the other country, remains prohibited.

International Services

Scheduled international air services are regulated by the Canadian and foreign governments involved. The Minister of Transport has the authority to designate which Canadian air carriers may serve scheduled international routes. International route rights are obtained through bilateral negotiations between Canada and foreign countries. Bilateral agreements provide for the rights which may be exercised over agreed routings and the conditions under which the carriers may operate, including, among others, the number of carriers which may operate, the capacity and/or flight frequencies that may be provided and the controls over tariffs to be charged. Most bilateral agreements to which Canada is a party provide for the designation of more than one Canadian carrier, while some provide for the designation of only one Canadian carrier. In general, bilateral agreements between Canada and European countries are more liberal in terms of controls on capacity and flight frequencies than those between Canada and Asian countries.

In May 2002, the Minister of Transport introduced a liberalized multiple designation policy applicable to scheduled international air services by Canadian carriers (excluding services to the United States). Any Canadian carrier may apply to be designated to serve any foreign country regardless of the size of the air travel market. If the number of Canadian carriers permitted is restricted under existing bilateral agreements, the Canadian government has indicated that it will pursue negotiations with the appropriate countries to seek the necessary rights for Canadian carriers. In addition, an incumbent carrier's designation in a particular market will be subject to reallocation only in circumstances where the bilateral agreement limits designation and the carrier is not operating its own aircraft or code share services.

On November 27, 2006, the Minister of Transport released a new international air transportation policy called Blue Sky that includes a more liberalized approach to Canada's bilateral air transportation negotiations. The Government of Canada indicated that, under the new policy, it would proactively pursue opportunities to negotiate more liberalized agreements for international scheduled air transportation that will provide maximum opportunity for passenger and all-cargo services to be added according to market conditions.

Charter Services

Charter operations are generally not covered by bilateral agreements, although charter services are covered under the 1995 Canada-US Air Services Agreement. Canadian government policy permits any Canadian carrier to operate charter services between Canada and any point in the world subject to prior approval of the Canadian and other appropriate regulatory authorities. Charter services are operated by Air Canada to provide service to foreign points where it is not the designated airline or to generate additional revenues from aircraft that would otherwise be idle.

In April 2000, the Minister of Transport announced a new policy governing international passenger charter air services. This policy removed restrictions such as advance booking, minimum stay requirements and prohibitions on one-way travel. To preserve a distinction between charter and scheduled international services, this policy retains the requirements that the entire seating capacity of an aircraft be chartered and that charter carriers be prohibited from selling seats directly to the public.

Emissions

There is heightened focus on carbon emissions emanating from the aviation industry.  In December 2006, the European Commission proposed legislation to add aviation into the existing European Emission Trading Scheme ("EU ETS"), which caps carbon dioxide ("CO2") emissions from covered industries while allowing trading of CO2 permits among those entities.  The European Parliament supported the proposal in November 2007, but approval from the European Council is still pending. As currently drafted, the proposed legislation calls for all flights arriving or departing from a European Union airport to be covered by the EU ETS as of 2011. The EU has indicated that it remains open to amending its proposed EU ETS legislation to recognize common emissions trading schemes that may be agreed to with third countries, so long as such schemes have the same environmental benefit as the EU ETS.  Air Canada's management cannot predict the final form of the proposed legislation or whether or when it will come into force and the impact it may have on the Air Canada's business.

On the domestic front, on October 19, 2006, the Government of Canada tabled the Clean Air Act with the intention to strengthen the legislative basis for taking action on reducing air pollution and greenhouse gases ("GHG").  On October 21, 2006, the Government of Canada published in the Canada Gazette Part I, Notice of intent to develop and implement regulations and other measures to reduce air emissions.  At this time, there are no specific targets for aviation emissions.

In 2005, Canada reached a voluntary agreement on the reduction of GHG emissions with its aviation industry (the "Voluntary Agreement"). This Voluntary Agreement between the Government of Canada and the members of the Air Transport Association of Canada ("ATAC") sets out a GHG emission reduction goal on a per unit basis.  ATAC members are committed to a fuel efficiency improvement target of 24% from 1990 levels by 2012 (measured in litres of jet fuel/revenue tonne kilometre). Air Canada is signatory to this Voluntary Agreement and has already surpassed the fuel efficiency improvement target set out therein. In 2006, Air Canada set its own new target to further limit the environmental impact of its fleet by improving the fuel efficiency of its fleet operations by a further 25% from 2006 to 2020.

Official Languages Act

Air Canada is subject to the Official Languages Act (Canada) (the "OLA"). The OLA compels Air Canada to, among other things, ensure that any member of the traveling public can communicate with and obtain services in either official language, French and English, where there is significant demand for those services in that language (Part IV of the OLA) and to allow employees to work in either official language (Part V of the OLA). In 2000, Parliament passed amendments to the Air Canada Public Participation Act to impose on Air Canada the obligation to ensure any of its subsidiaries' customers can communicate with the subsidiary in respect of air services and incidental services, and obtain those services, in either official language, where the number of customers warrants such services.

In September 2004, as a result of the emergence of Air Canada from protection under the CCAA, several internal divisions and former subsidiaries of Air Canada were spun off into limited partnerships under the direct or indirect control of ACE. While the linguistic obligations stated above continue to apply to Air Canada itself, ACE and the successor entities are not currently subject to official language obligations, except that pursuant to the OLA, where services are performed on behalf of Air Canada by another party, Air Canada has the duty to ensure that any member of the public can communicate with and obtain those services in either official language in any case where those services, if provided by Air Canada, would be required under the OLA to be provided in either official language.

On May 2, 2005, Bill C-47, An Act to amend the Air Canada Public Participation Act (Canada), was tabled in the House of Commons. On November 3, 2005, Bill C-47 passed second reading and was referred to the Standing Committee on Transport. Bill C-47 sought to amend existing legislation to ensure that Air Canada's successor entities are subject to official language requirements. However, on November 29, 2005, the 38th Parliament of Canada was dissolved. As a result, the legislative process relating to the adoption of Bill C-47 was terminated. On December 10, 2007, Bill C-36, An Act to amend the Air Canada Public Participation Act (Canada) was tabled in the House of Commons. Bill C-36 proposes provisions on official languages similar to those contained in Bill C-47. Air Canada's management cannot predict if or when such proposed legislation will enter into force.

Security Initiatives

Following the September 11, 2001 terrorist attacks, the Minister of Transport issued new air security measures, including increased passenger and baggage screening and enhanced security procedures at check-in gates and on board the aircraft. Other countries such as the United States and the United Kingdom have similarly imposed additional security requirements. The safety and security of all passengers and crew members on all flights is Air Canada's priority. In response to these new measures, Air Canada reinforced the cockpit doors on all of its mainline operating aircraft and requires passengers to produce valid identification prior to boarding all flights. In December 2001, the Minister of Transport announced several security initiatives including a new Canadian Air Transport Security Authority responsible for the provision of key air security services, an expanded program of armed police on aircraft to cover selected domestic and international flights, and an air traveler's security charge. The air traveler's security charge was introduced on April 1, 2002. The charges have been revised in subsequent federal budgets. Since April 1, 2005, the maximum charge is $10 for domestic travel and $17 for transborder and international travel.

In October 2002, the Canadian government implemented its Advance Passenger Information initiative to identify potentially high risk individuals and address other border security issues. In March 2003, it also established a Passenger Name Record program. Canadian and foreign carriers are now required by regulation to provide the Canada Border Services Agency with specific personal information on all passengers and crew members on board international flights destined to Canada at the time of departure, as well as to provide access to passenger name records in the carriers' internal reservation systems. Foreign countries such as the United States, the United Kingdom, Australia, Mexico, South Korea, China and countries that are members of the Caribbean Community and Common Market (CARICOM) have enacted similar information requirements with respect to flights operating into and/or from their territory.

On May 6, 2004, Bill C-7, An Act to amend certain Acts of Canada in order to enhance public safety (known as the Public Safety Act, 2002) received royal assent. The legislation amends certain provisions of the Aeronautics Act (Canada) so as to further develop the scope and objectives of the existing national aviation security regime. The amendments include requirements for Canadian carriers and foreign carriers operating into Canada to provide, upon request, information concerning specified flights or persons to the Minister of Transport, the Royal Canadian Mounted Police and the Canadian Security Intelligence Service for transportation security or national security purposes. These amendments came into force on May 11, 2004.

Safety Initiatives

On June 15, 2005, the Minister of Transport announced regulatory amendments to further improve the safety performance of Canadian air operators and increase accountability in the aviation sector through the implementation of safety management systems. The goals of safety management systems are to increase industry accountability, to instil a consistent and positive safety culture, and to help improve the safety performance of air operators. Amendments to the Canadian Aviation Regulations require air operators to implement safety management systems in their organizations and appoint executives who are accountable for safety. These amendments came into force on May 31, 2005 and Air Canada has put in place its safety management systems in accordance with such regulations. On April 27, 2006, Bill C-6, An Act to amend the Aeronautics Act and to make consequential amendments to other Acts (Canada), was tabled for first reading in the House of Commons. Bill C-6 seeks, among other things, to address integrated management systems and to authorize the establishment of voluntary reporting programs under which information relating to aviation safety and security may be reported. On October 29, 2007, Bill C-7, which represents the same version of Bill C-6 as adopted by the House of Commons at Report Stage, was tabled for first reading in the House of Commons. Air Canada's management cannot predict if or when such proposed legislation will enter into force.

Privacy

Air Canada is subject to applicable Canadian and foreign privacy laws regarding the collection, use, disclosure and protection of passenger and employee data. Among other things, Canada's federal private sector privacy legislation, the Personal Information Protection and Electronic Documents Act (Canada) (the "PIPEDA"), governs the collection, use and disclosure of personal information in the course of commercial activities by a federally regulated business. In addition, the PIPEDA regulates the handling of employee personal information by federally regulated employers. Subject to certain exceptions, the PIPEDA also applies to the collection or disclosure of personal information across provincial or Canadian international borders and within provinces without substantially similar private sector privacy legislation. The PIPEDA requires informed consent by the individuals whose personal information is collected and used. The personal information may then only be used for the purposes for which it was originally collected or for other purposes specified in, or allowed by, in the PIPEDA. Air Canada has a privacy policy which is designed to meet or exceed the requirements of such privacy legislation. Air Canada's management believes that its privacy policy and practices comply with applicable laws in Canada and elsewhere.

Aeroplan

Privacy

A number of privacy laws have been enacted in Canada. Aeroplan has a privacy policy which is designed to meet or exceed the requirements of Canada's federal private sector privacy legislation, the PIPEDA. The PIPEDA governs the collection, use and disclosure of personal information in the course of commercial activities. Pursuant to the PIPEDA, organizations may collect, use or disclose personal information only for purposes that a reasonable person would consider appropriate in the circumstances. Furthermore, the knowledge and consent of the individual are required for the collection, use or disclosure of his or her personal information except in certain circumstances as set out in the PIPEDA. Québec, Alberta and British Columbia also have private sector privacy legislation and that legislation has been declared substantially similar to the PIPEDA. Management of Aeroplan believes that its privacy policy and practices comply with the applicable law. Please see the section "Aeroplan — Members — Protecting the Privacy of Aeroplan's Members".

The Data Protection Act and various statutory instruments give effect in United Kingdom law to the EC Directive 94/46/EC. The Data Protection Act requires LMG, as a business which handles personal information, to comply with data protection principles which make sure that personal information is: fairly and lawfully processed, processed for limited purposes, adequate, relevant and not excessive, accurate and up to date, not kept for longer than is necessary, processed in line with the individual's rights, secure and not transferred to other countries without adequate protection. The Data Protection Act also provides individuals with important rights, including the right to find out what personal information is held on computer and most paper records. The Information Commissioner's Office is the independent public body set up in the United Kingdom to protect personal information and has legal powers (including the power to issue information and enforcement notices, conduct audits and prosecute offenders) to ensure that organizations comply with the requirements of the Data Protection Act. LMG has registered with the Information Commissioner's Office in the United Kingdom as required by the Data Protection Act. Management of LMG believes that LMG's Policy on Privacy and Data Protection, cookie policy and practices comply with the applicable law.

Canadian Transportation Agency

The Canadian Transportation Agency has ruled that air traveler loyalty programs, such as the Aeroplan Program, are subject to the requirements of the CTA and its regulations as such programs are considered terms and conditions of carriage. The Canada Transportation Agency has broad powers to regulate Aeroplan's terms and conditions of carriage, including the power to suspend, disallow or substitute the terms or conditions of carriage that it finds do not comply with the requirements of the CTA or its regulations.

INDUSTRY OVERVIEW AND COMPETITIVE ENVIRONMENT

ACE is an investment holding company of various aviation investments. The following is an overview of both the aviation industry and its competitive environment in general and an overview of the loyalty marketing industry and its competitive environment.

General

The airline industry has traditionally been dominated by large established network carriers. Network carriers generally benefit from brand name recognition and a long operating history. They offer scheduled flights to major domestic and international cities while also serving smaller cities. They generally concentrate most of their operations in a limited number of hub cities, serving most other destinations in their network by providing one-stop or connecting service through their hubs. Air Canada is a network carrier although its flying is less concentrated in hubs.

Over the past three decades, governments have gradually reduced economic regulation of commercial aviation. This has resulted in a more open and competitive environment for domestic, transborder and international airline services, for both scheduled and leisure charter operations. This deregulation has transformed the airline industry and allowed the emergence of low-cost carriers, which has resulted in a rapid shift in the competitive environment. With their relatively low unit costs largely resulting from lower labour costs and a simplified operational model and product offering, low-cost carriers are able to operate profitably while achieving lower yields than network carriers. By offering lower fares, these carriers have expanded and succeeded in taking market share away from network carriers. While the majority of low-cost carriers offer predominantly point-to-point services between designated cities, some utilize a "hub and spoke" strategy similar to that used by the network carriers.  WestJet Airlines Ltd. ("WestJet") is the largest low-cost carrier in Canada and it offers primarily point-to-point services in the domestic Canadian, transborder and Caribbean markets.

In order to become more competitive with the low-cost carriers and as a result of the succession of challenging factors impacting the airline industry such as the events of September 11, 2001, the SARS crisis and continued high fuel prices, many North American network carriers have had to restructure either through court-supervised or consensual processes. The degree of restructuring and the changes being implemented vary from carrier to carrier. Network carriers have reduced costs and capacity by negotiating labour concessions, renegotiating aircraft financing and other contracts, rationalizing domestic capacity, and redeploying their fleet with a focus on long-haul premium business routes. In order to more efficiently operate their networks, certain network carriers have also developed extensive relationships with regional airlines, which generally operate with smaller aircraft in specific geographic areas at a lower cost than the network carriers. These measures have enabled the network carriers to increase their competitive advantages in the global marketplace. Air Canada was engaged in many changes during and after its restructuring under the CCAA in September 2004. Also, largely as a result of the strength of the Canadian economy, Air Canada has increased its domestic capacity more than the US network carriers.

Air Canada

Domestic Market

The Canadian domestic market is characterized by a large geographic territory with a limited number of high density markets accounting for the majority of passenger traffic and revenue. This leads to a concentration of routes in Western and Central Canada around four major hubs: Toronto, Montreal, Vancouver and Calgary.

According to Transport Canada, domestic revenue passengers grew at a compound annual rate of 3.5% from 1993 through 2006 and are expected to grow at a compound annual rate of 4.1% from 2006 through 2010.

Air Canada is the largest provider of scheduled passenger services in the Canadian market. Based on Official Airline Guide ("OAG") data, during the period from January 1, 2007 to December 31, 2007, Air Canada had an estimated market share of approximately 59% of the domestic scheduled capacity based on Available Seat Miles ("ASMs").

Air Canada is Canada's largest domestic airline. Jazz, which is the largest regional airline in Canada and Canada's second largest airline based on fleet size and number of routes operated, operates regional service for Air Canada under the CPA. Air Canada, together with Jazz, carries more passengers, serves more non-stop destinations and provides more flights in the domestic market than any other airline. Competition in the domestic market is primarily from WestJet. As at December 31, 2007, Air Canada, together with Jazz, serviced 57 domestic destinations within Canada, while WestJet serviced 26 domestic destinations.

WestJet is Canada's third largest airline based on fleet size and number of routes operated. WestJet has indicated that, by the end of 2008, it is expecting to have 77 aircraft in its fleet and to increase its capacity by 16%.  Canada's fourth and fifth largest airlines are Canadian North and First Air, respectively, based in Yellowknife and Iqaluit, and they operate services primarily connecting northern Canada to the rest of the country.

Transborder Market

As at December 31, 2007, there were 1,087 daily scheduled transborder flights operated between Canada and the United States across the industry. Toronto Lester B. Pearson International Airport ("Toronto Pearson Airport"), Air Canada's largest hub, is the world's largest originator of flights into the United States.

According to Transport Canada, transborder revenue passengers grew at a compound annual rate of 3.2% from 1993 to 2006 and are expected to grow at a compound annual rate of 4.8% from 2006 to 2010.

Air Canada is the largest provider of scheduled passenger services in the transborder market. Based on OAG data, during the period from January 1, 2007 to December 31, 2007, Air Canada provided more transborder scheduled capacity than any other airline with an estimated market share of approximately 39% based on ASMs.

Air Canada, together with Jazz, carries more passengers, serves more non-stop destinations and provides more flights in the transborder market than any other airline.

Competition in the transborder market is primarily from U.S. network carriers and their regional affiliates, which tend to operate flights between the United States and Canada via their hubs for connecting flights. U.S. network carriers with transborder operations include Alaska Airlines, American Airlines, Continental Airlines, Delta Airlines, Northwest Airlines, United Airlines and U.S. Airways. As of December 31, 2007, Air Canada, together with Jazz, serviced 46 U.S. destinations (including five seasonal destinations) from Canada, while U.S. carriers serviced 29 U.S. destinations from Canada. In addition, one U.S. low-cost carrier, Frontier Airlines, operates service from Denver to Vancouver.

Canadian low-cost carriers also operate transborder services and have expressed an intention to expand these operations in the future. As at December 31, 2007, WestJet provided transborder services to 12 destinations in the United States.

International Market

Canadian airlines principally service the international market from three strategically-positioned airports. Toronto Pearson Airport, Canada's largest, is located in Canada's largest city and offers regular non-stop flights to numerous destinations in Europe, Central America/Caribbean/South America and, more recently, to Asian destinations. Toronto Pearson Airport offers over 510 daily departures, of which 10% are to international destinations. Montreal-Pierre Elliott Trudeau International Airport ("Montreal Trudeau Airport") is located in Canada's second largest city, and offers regular non-stop service to several European destinations and certain Central American/Caribbean and South American destinations. Montreal Trudeau Airport offers 227 daily departures, of which 10% are to international destinations. Vancouver International Airport, located in Canada's third largest city, is strategically positioned on Canada's west coast and acts as a gateway to many Asian destinations. Vancouver International Airport offers over 321 daily departures, of which 7% are to international destinations.

According to Transport Canada, international revenue passengers in the international market to and from Canada grew at a compound annual rate of 5.7% from 1993 to 2006 and are expected to grow at a compound annual rate of 6.3% from 2006 to 2010. According to The Conference Board of Canada, a strong Canadian dollar, growth in the Canadian economy, an interest by Canadians to visit more distant destinations, an aging Canadian population and an increase in international air capacity are key factors that will contribute to stronger growth in outbound travel spending.

Air Canada is Canada's largest provider of scheduled passenger services in the international carrier market to and from Canada and has a broad portfolio of international route rights. Based on OAG data, during the period from January 1, 2007 to December 31, 2007, Air Canada provided more international scheduled capacity in the international market to and from Canada than any other airline with an estimated market share of approximately 41% based on ASMs. Air Canada is currently the only Canadian scheduled carrier with routes from Canada to Asia, although a number of Asian carriers service Canadian destinations. Air Canada is also the sole Canadian scheduled carrier offering flights to South America and no South American scheduled network carrier currently provides service to Canada.

The expansion of major airline alliances, such as Star AllianceTM, oneworld® and SkyTeam® has led to more efficient operations in the trans-Atlantic and trans-Pacific markets. In such markets, Air Canada competes primarily with foreign network carriers and, to a lesser extent, with charter carriers on higher density routes during peak travel seasons. In addition, U.S. network carriers compete by flying Canadian passengers through their hubs to the international market.

Aeroplan

Aeroplan generally competes with other forms of marketing services, including advertising, promotions and other loyalty incentives, both traditional and on-line, for a portion of a client's total marketing budget. In addition, Aeroplan competes against proprietary loyalty programs developed by Aeroplan's existing and potential commercial partners. Aeroplan's principal competitors in Canada include the Air MilesTM program, frequent flyer programs operated by airlines, and loyalty programs operated by consumer products and services retailers, credit and charge card institutions including RBC AvionTM and gasoline retailers.

Similarly, LMG generally competes with other forms of marketing services, including advertising, promotions and other loyalty incentives, both traditional and on-line, for a portion of a client's total marketing budget. With over 10 million active members, Nectar is the leading loyalty program in the United Kingdom. The rest of the market is largely fragmented as the vast majority of loyalty programs in the United Kingdom represent single retailer in-house programs (the main one being Boots' Advantage card). LMG's principal competitors which operate coalition loyalty programs are Tesco and the Air MilesTM program.

For each of Aeroplan's and LMG's marketing services, Aeroplan expects competition will remain intense in the respective market. In addition, competitors of the Aeroplan and Nectar Programs may target their Accumulation Partners (as defined in the section "Aeroplan – Overview") and members as well as draw rewards from Redemption Partners (as defined in the section "Aeroplan – Overview"). The ability to generate Gross Billings (as defined in the section "Aeroplan – Aeroplan's Business Model – Sale of Aeroplan Miles and Marketing Services to Sales Partners") from Accumulation Partners will depend on their ability to differentiate themselves through the products and services offered and the attractiveness of the programs to members. The continued attractiveness of the programs will depend in large part on the ability to remain affiliated with commercial partners that are valuable to members and to offer rewards that are both attainable and attractive to members. For database marketing services, the ability to continue to capture detailed transaction data on members is critical to providing effective customer relationship management strategies for Accumulation Partners.

THREE-YEAR SUMMARY: EVOLUTION OF BUSINESS

Air Canada's Consolidated Plan of Reorganization, Compromise and Arrangement

On September 30, 2004, Air Canada and the following of its then wholly-owned subsidiaries: Jazz Air Inc., ZIP Air Inc., 3838722 Canada Inc., Air Canada Capital Ltd., Manoir International Finance Inc., Simco Leasing Ltd., and Wingco Leasing Inc. (collectively, the "Applicants") emerged from creditor protection under the CCAA and implemented the Plan. The purpose of the Plan, together with Air Canada's new business strategy, was to restructure the capitalization, operations and cost structure of Air Canada. The Plan and the new business strategy were designed to:

(i)	reduce Air Canada's operating costs to a competitive level through the renegotiation of collective bargaining agreements, aircraft leases, property leases and various other commercial agreements;

(ii)	implement a fleet renewal program to achieve the appropriate number, size and mix of aircraft for Air Canada's route network;

(iii)	complete a restructuring of Air Canada's debt and lease obligations;

(iv)	redefine Air Canada's core product offerings to enable it to compete effectively in the current and future airline industry environment; and

(v)	reorganize Air Canada's corporate structure to enable certain key businesses to better compete for third party business and generate value for their stakeholders.

The implementation of the Plan reduced Air Canada's debt (net of cash and cash equivalents) and lease obligations (on a present value basis) to approximately $4 billion as at December 31, 2004 compared to $12 billion as at December 31, 2002, prior to Air Canada's filing for protection under the CCAA. Also, as part of the implementation of the Plan, all the preferred shares of Air Canada were cancelled and all of the holders of common shares and Class A non-voting shares of Air Canada exchanged their shares for Voting Shares and Variable Voting Shares. Pursuant to such exchange, the former holders of common shares and Class A non-voting shares of Air Canada received 0.01% of the fully diluted equity of ACE upon emergence from the CCAA proceedings.

On September 30, 2004, as part of the implementation of the Plan, Air Canada reorganized its corporate structure. Pursuant to such corporate reorganization, APLN Limited Partnership (a predecessor to Aeroplan), Jazz Air Inc. (the predecessor to Jazz Air Limited Partnership and Jazz Air LP) and Touram Inc. (the predecessor to Touram Limited Partnership), which were already established as stand-alone entities under Air Canada, became stand-alone entities under ACE, while ACTS Limited Partnership (a predecessor to ACTS LP), AC Cargo Limited Partnership and ACGHS Limited Partnership were established as stand-alone limited partnerships under ACE.

As a result, ACE is an investment holding company of various aviation interests. ACE's corporate structure was designed to facilitate the development of each business unit to its fullest individual potential including, where appropriate, through the pursuit of third party sources of business, and to maximize the value of the subsidiaries.

Rights Offering

As part of the Plan, ACE offered rights to Air Canada's creditors with proven claims to subscribe for up to $850 million of Voting Shares and/or Variable Voting Shares ("Shares"). Pursuant to its standby purchase agreement with Air Canada, Deutsche Bank Securities Inc. ("Deutsche Bank") agreed to act as the exclusive standby purchaser in respect of the rights offering. Deutsche Bank and the participants in its syndicate subscribed for all the Shares not otherwise subscribed for by the creditors at a subscription price per Share of $21.50, which represented the subscription price of $20 paid by creditors, plus a premium of $1.50. On September 30, 2004, ACE completed the issuance of Shares under such rights offering for total gross proceeds of $865 million, including the amount of the premium paid by Deutsche Bank and the participants of its syndicate pursuant to the standby purchase agreement.

Investment Agreement

On September 30, 2004, Promontoria Holding III B.V. ("Cerberus Affiliate") invested $250 million in ACE in consideration for the issuance to it of 12,500,000 Preferred Shares initially convertible into 9.16% of the fully diluted equity of ACE upon emergence from the CCAA proceedings. For a summary of the terms of the Preferred Shares, see "Description of Capital Structure — Preferred Shares".

Pursuant to the investment agreement with the Cerberus Affiliate dated June 23, 2004 ("Investment Agreement"), three of the eleven members of the board of directors of ACE appointed pursuant to the Plan were designated by the Cerberus Affiliate. The Cerberus Affiliate had the right to designate three of the eleven members of the board of directors of ACE for a minimum of two years after September 30, 2004. Since September 30, 2006, for as long as the Cerberus Affiliate and its affiliates hold at least 75% of the Preferred Shares (or Shares into which they are converted or convertible) originally purchased under the Investment Agreement, the Cerberus Affiliate will continue to have the right to designate three individuals to the board of directors of ACE. Since September 30, 2006, for as long as the Cerberus Affiliate and its affiliates hold at least 50% but less than 75% of the Preferred Shares (or Shares into which they are converted or convertible) originally purchased under the Investment Agreement, the Cerberus Affiliate will have the right to designate two individuals to the board of directors of ACE. For as long as the Cerberus Affiliate and its affiliates hold at least 25% but less than 50% of the Preferred Shares (or Shares into which they are converted or convertible) originally purchased under the Investment Agreement, the Cerberus Affiliate will have the right to designate one member of the board of directors of ACE. For as long as the Cerberus Affiliate and its affiliates hold at least 2.5% of the economic equity interests of ACE, the Cerberus Affiliate will have the right, at reasonable times and upon reasonable notice, to have access to the management of ACE and to all reasonable financial and operating information of ACE, including business plans, budgets and quarterly results, in order to consult with management of ACE and express its views on the business and affairs of ACE and its subsidiaries. The Preferred Shares (including the Shares into which they are converted or convertible) were subject to contractual transfer restrictions.

The terms attached to the Preferred Shares provide the Cerberus Affiliate with pre-emptive rights on any issuance or sale by ACE of Variable Voting Shares or Voting Shares or other equity securities, rights, options, warrants or other convertible securities which represent rights to purchase Variable Voting Shares or Voting Shares. As of March 28, 2008, the Cerberus Affiliate held 6.55 million Preferred Shares, representing 52.4% of all outstanding Preferred Shares. Carlton D. Donaway, one of the three directors of ACE appointed by the Cerberus

 Affiliate, resigned as of March 4, 2008. For further details, see "Description of Capital Structure — Preferred Shares — Pre-emptive Rights".

Air Canada Pension Plan Arrangements

The solvency position of Air Canada's defined benefit registered pension plans deteriorated significantly in 2002 as a result of various macroeconomic developments, triggering a series of valuation and funding directions to Air Canada by the Office of the Superintendent of Financial Institutions ("OSFI"), the federal pension regulator, in March 2003. On September 30, 2004, after negotiations with OSFI and representatives of the pension plan stakeholders, the Air Canada Pension Plan Solvency Deficiency Funding Regulations came into effect. The regulations extended the usual five-year amortization period for solvency deficits to ten years, and provided for the making of variable annual amortization payments according to an agreed schedule rather than the usual equal annual payments. Air Canada also issued a series of subordinated secured promissory notes in the aggregate initial amount of approximately $347 million in favour of the pension plan trustees, of which approximately $61 million is outstanding as at January 31, 2008. The promissory notes are secured by a second priority charge over assets of Air Canada and certain of its affiliates and will be reduced by the capital portion of the solvency deficit amortization payments made by Air Canada to the pension plans in accordance with the agreed schedule.

Air Canada's Arrangements with Unions

Following its filing for protection under the CCAA, Air Canada concluded in 2003 and amended in 2004 long-term collective agreements with the International Association of Machinists and Aerospace Workers ("IAMAW"), the Air Canada Pilots Association ("ACPA"), the Canadian Union of Public Employees ("CUPE"), the Canadian Air Line Dispatchers Association ("CALDA"), the National Automobile, Aerospace, Transportation and General Workers Union of Canada ("CAW") and the International Brotherhood of Teamsters ("IBT"), which expire in 2009. Air Canada also concluded agreements with the Transport and General Workers Union ("TGWU") and Amicus, both in the United Kingdom, which also expire in 2009. All these labour agreements were ratified by the members of their respective bargaining units. The agreements provided for a combination of productivity improvements and wage reductions. All unconditional employment security provisions in the collective agreements were also eliminated. All scheduled bonus payments and wage increases were cancelled and all overtime is now paid at one and a half times the applicable pay rate. Air Canada also entered into "clean slate" agreements with all of its North American unions where the parties agreed to resolve, waive or compromise outstanding grievances.

These collective agreements also provided for negotiations limited to the subject of wages (and for pilots, some pension issues) in 2006, subject to mediation and binding arbitration with no strikes or lock-outs during those negotiations. In 2006, Air Canada concluded wage re-opener agreements, mediations or arbitrations under the collective agreements with all its union groups. The average of the wage adjustment agreements and awards represents an increase of approximately 5% over the three-year period from mid-2006 to mid-2009.

Embraer Purchase Agreement

In 2004, Air Canada signed a definitive purchase agreement with EMBRAER — Empresa Brasileira de Aeronautica S.A. ("Embraer") covering firm orders for 45 Embraer ERJ-190 aircraft as well as 15 Embraer ERJ-175 aircraft.  The 15 Embraer ERJ-175 aircraft have all been delivered.

In 2007, Air Canada took delivery of 24 Embraer ERJ-190 aircraft for a total of 42 Embraer ERJ-190 aircraft delivered as at December 31, 2007.  Since December 31, 2007, Air Canada has taken delivery of the remaining three Embraer ERJ-190 aircraft.

Public Offering of ACE Voting Shares, Variable Voting Shares and Convertible Senior Notes due 2035

On April 6, 2005, ACE completed a public offering of an aggregate of 11.35 million Voting Shares and Variable Voting Shares at a price of $37 per share for gross proceeds of approximately $420 million and approximately $300 million of Notes. ACE used approximately $553 million of the aggregate net cash proceeds of the offerings to repay all of its outstanding debt under the exit credit facility with GECC. On April 13, 2005, following the exercise of the over-allotment option by the underwriters, ACE issued an additional 1,135,000 Variable Voting Shares at a price of $37 per share and $30 million of Notes for additional aggregate gross proceeds of approximately $72 million. ACE used the additional proceeds for general corporate purposes.

Initial Public Offering of Aeroplan Income Fund

On June 29, 2005, Aeroplan Income Fund completed its initial public offering of 25 million units at a price of $10 per unit for aggregate gross proceeds of approximately $250 million. On June 30, 2005, following the exercise of the over-allotment option by the underwriters, Aeroplan Income Fund issued an additional 3.75 million units at a price of $10 per unit for additional gross proceeds of approximately $37.5 million. In connection with the June 29, 2005 offering, Aeroplan Limited Partnership completed a $475 million senior secured syndicated credit facility, $300 million of which was used to fund a portion of the reserve for Aeroplan Mile redemption.

US Airways Group Inc.

On September 27, 2005, ACE invested $87 million (US$75 million) in US Airways Group Inc. ("US Airways") in conjunction with the carrier's exit from US bankruptcy proceedings. In connection with the equity investment, ACE also received options to purchase additional common shares in US Airways. On closing of the transaction, ACE sold these options for proceeds of $1 million. In the second and third quarters of 2006, ACE disposed of 4.5 million shares of its holdings in US Airways for net proceeds of $232 million and recorded a gain of $152 million. During 2007, ACE disposed of the remaining 500,000 shares in US Airways for net proceeds of $16 million.

Aircraft Purchase Agreement between The Boeing Company and Air Canada

In November 2005, Air Canada concluded agreements with The Boeing Company ("Boeing") for the acquisition of up to 36 Boeing 777 aircraft and up to 60 Boeing 787 Dreamliners. The initial order for the 36 Boeing 777 aircraft was comprised of firm orders for 18 aircraft plus purchase rights for 18 more.  The initial order for the Boeing 787 aircraft was comprised of firm orders for 14 aircraft plus purchase rights, options and rolling options for 46 aircraft.

During 2007, Air Canada amended agreements with Boeing to cancel orders for two Boeing 777 aircraft scheduled for delivery in 2009. In addition, Air Canada increased its order for Boeing 787 aircraft by 23, bringing its total firm orders to 37 Boeing 787 aircraft. The first delivery of the Boeing 787 firm aircraft is scheduled for 2010 and deliveries of all 37 firm aircraft are scheduled to be completed by 2014.

In 2007, Air Canada introduced five Boeing 777-300ER aircraft and three 777-200LR aircraft into its fleet.  Since December 31, 2007, an additional three Boeing 777-200LR aircraft and one Boeing 777-300ER aircraft were added to the fleet for a total of 12 Boeing 777 aircraft delivered to date.

Initial Public Offering of Jazz Air Income Fund

On February 2, 2006, ACE completed an initial public offering of the Jazz Air Income Fund, issuing 23.5 million units at a price of $10 per unit for aggregate gross proceeds of approximately $235 million. In addition, on February 27, 2006, Jazz Air Income Fund issued an additional 1.5 million units at a price of $10 per unit for additional gross proceeds of $15 million from the exercise of an over-allotment option. In addition, a $150 million secured syndicated credit facility was established by Jazz Air Limited Partnership of which approximately $115 million was drawn on closing of the offering.

Distribution of Units of Aeroplan Income Fund by ACE

On March 3, 2006, ACE effected a distribution by way of reduction of capital to its shareholders of record as at such date of 0.18 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE. For the purposes of the distribution, ACE converted 20,204,165 units of Aeroplan Limited Partnership into 20,204,165 units of

Aeroplan Income Fund which were distributed to ACE's shareholders on the record date.

Initial Public Offering and Secondary Public Offering of Air Canada Shares

On November 24, 2006, ACE and Air Canada completed an initial public offering and secondary offering of an aggregate 25 million Class A variable voting shares and Class B voting shares of Air Canada at $21 per share for gross proceeds of $525 million. Through the initial public offering, Air Canada sold an aggregate of 9,523,810 Class A variable voting shares and Class B voting shares for gross proceeds of approximately $200 million. In the secondary offering, ACE sold an aggregate of 15,476,190 Class A variable voting shares and Class B voting shares for gross proceeds of approximately $325 million.

Prior to the closing of the initial public offering, ACE proceeded with a reorganization of its corporate structure. Pursuant to such reorganization, the partnership interests, as well as the interests in the general partners of ACGHS Limited Partnership and AC Cargo Limited Partnership not held by Air Canada, were transferred to Air Canada and ACE transferred a 51% partnership interest in, as well as a 51% interest in the general partner of, Touram Limited Partnership to Air Canada.  In 2007, ACE sold to Air Canada its remaining 49% interest in Touram Limited Partnership causing Touram Limited Partnership to be 100% owned by Air Canada.

As of March 28, 2008, ACE held a 75% ownership interest in Air Canada.

Statutory Arrangement of ACE and Initial Distribution to its Shareholders

On October 5, 2006, ACE's shareholders approved a statutory arrangement pursuant to the CBCA granting authority to the board of directors of ACE to make, from time to time, one or more distributions in an aggregate amount of up to $2 billion to ACE shareholders by way of reduction of the stated capital on the Variable Voting Shares, Voting Shares and Preferred Shares.

Pursuant to the statutory arrangement, ACE announced on December 28, 2006, the terms of an initial distribution of 50 million units of Aeroplan Income Fund to ACE shareholders. ACE shareholders on January 10, 2007, the record date for the distribution, received a distribution of approximately 0.442 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE. For the purpose of the distribution, ACE exchanged 50 million Aeroplan Limited Partnership units into 50 million Aeroplan Income Fund units which were distributed to ACE's shareholders on the record date.

ACE also exchanged on January 10, 2007 60 million units of Aeroplan Limited Partnership into 60 million units of Aeroplan Income Fund for internal reorganization purposes.

Acquisition by ACTS LP of Majority Stake of Aeroman

On February 13, 2007, ACTS LP, through a wholly-owned subsidiary, acquired 80% of Aeroman, the aircraft maintenance division of Grupo TACA of El Salvador. Total consideration for this acquisition included cash as well as a right to acquire an equity stake in ACTS LP. The cash component of US$44.7 million consisted of cash of US$42.7 million on closing and milestone payments of up to US$2 million in the aggregate, funded by ACTS LP through ACE's available cash resources. A Class A non-voting exchangeable share in a wholly-owned subsidiary of ACTS LP was issued to Grupo TACA. Subsequent to the issue, ACE agreed to a transfer of Grupo TACA's rights to a Grupo TACA related party. The rights attached to the exchangeable share provide for, upon the closing of the monetization transaction pertaining to ACTS, the exchangeable share held by Grupo TACA to be exchanged for an equity stake in ACTS LP. As part of the monetization process, on October 16, 2007, the exchangeable share was exchanged for a 5% equity stake in ACTS Aero and approximately $31 million in cash. Grupo TACA can put its equity in ACTS Aero to ACE at a value of approximately $18.3 million over the period of 12 months commencing on October 16, 2007.

Second Distribution to ACE Shareholders under Statutory Arrangement

On March 2, 2007, ACE announced a second distribution to its shareholders by way of reduction of stated capital under the statutory arrangement approved on October 5, 2006, pursuant to which ACE shareholders of record on March 14, 2007 received approximately 0.177 units of Aeroplan Income Fund and 0.219 units of Jazz Air Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE. For the purpose of the distribution, on March 14, 2007, ACE exchanged 25 million units of Jazz Air Limited Partnership into 25 million units of Jazz Air Income Fund, which were distributed to ACE's shareholders on the record date.

On March 14, 2007, ACE also exchanged its remaining 40,545,835 units of Aeroplan Limited Partnership into 40,545,835 units of Aeroplan Income Fund. On April 2, 2007, ACE exchanged its remaining 47,226,920 units of Jazz Air LP into 47,226,920 units of Jazz Air Income Fund.

Third Distribution to ACE Shareholders under Statutory Arrangement

On May 11, 2007, ACE announced a third distribution to its shareholders by way of reduction of stated capital under the statutory arrangement approved on October 5, 2006, pursuant to which ACE shareholders of record on May 24, 2007 received approximately 0.157 units of Aeroplan Income Fund and 0.105 units of Jazz Air Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE.

Monetization of ACTS LP

On June 22, 2007, ACE announced that it has agreed to sell a 70% interest in the business of its wholly owned maintenance, repair and overhaul subsidiary ACTS LP to a consortium consisting of Sageview Capital LLC, a private investment firm, and KKR Private Equity Investors, L.P., the publicly traded fund of Kohlberg Kravis Roberts & Co. The transaction was completed on October 16, 2007 and ACE received net cash proceeds of $723 million. Within 6 months of closing, ACE was entitled to receive up to an additional $40 million in cash proceeds, from funds held in escrow, conditional upon the completion of certain supplier contracts within specified terms. On January 14, 2008, ACE announced that it had received the full balance of $40 million. As a result of the transaction, ACE continues to own 100% of ACTS LP, which is now a non-operating entity, and ACTS Aero conducts the business previously operated by ACTS LP.

Following the redemption of the exchangeable share issued to a party related to Grupo TACA and the establishment of an initial long-term incentive plan for ACTS LP, ACE holds a 23% equity interest in ACTS Aero.

Secondary Offering of units of Aeroplan Income Fund and Jazz Air Income Fund

On October 1, 2007, ACE announced that it had entered into an agreement with a group of underwriters to sell an aggregate of 35.5 million trust units of Jazz Air Income Fund at a price of $7.75 per unit for gross proceeds of $275.1 million. On the same day, ACE announced that it had also entered into an agreement with a group of underwriters to sell an aggregate of 22 million trust units of Aeroplan Income Fund at a price of $21.90 per unit, for gross proceeds of $481.8 million. On October 22, 2007, ACE completed the secondary offering of 22 million units of Aeroplan Income Fund and 35.5 million units of Jazz Air Income Fund and received aggregate net proceeds of $726 million.

Aeroplan Acquisition of LMG

On December 20, 2007, Aeroplan completed the acquisition of LMG, a loyalty marketing and insight and analysis company that owns and operates the Nectar Program in the United Kingdom. The acquisition was completed for total consideration of £355.1 million ($715.4 million) and an additional amount of £27.1 million ($53.7 million) has been placed in escrow as contingent consideration pending the outcome of LMG's VAT litigation.

Substantial Issuer Bid: ACE Repurchases up to $1.5 billion of its Variable Voting Shares and Voting Shares

On December 3, 2007, ACE announced a substantial issuer bid to purchase for cancellation up to $1.5 billion of its Variable Voting Shares and Voting Shares for an aggregate of 54,151,624 shares. The offer was made by way of a "modified Dutch auction" and expired at 5:00 p.m. (Montreal time) on January 10, 2008. The holders of Preferred Shares were entitled to participate in the offer by depositing their Preferred Shares on an as-converted basis. On January 10, 2008, ACE announced the final results of its offer to purchase $1.5 billion of its Variable Voting Shares and Voting Shares and confirmed that it had taken up and accepted for purchase and cancellation a total of 40,023,427 Variable Voting Shares and 9,894,166 Voting Shares at $30.00 per share for an aggregate purchase price of approximately $1.498 billion. No Preferred Shares of ACE were deposited under the offer.

Sale of 13 million units of Jazz Air Income Fund

On January 16, 2008, ACE announced its acceptance of an offer to sell a total of 13 million units of Jazz Air Income Fund on an exempt trade basis to certain funds and accounts managed by West Face Capital Inc. and to Sunrise Partners Limited Partnership at a price of $7.45 per unit representing total gross proceeds to ACE of approximately $96.85 million. The sale closed on January 24, 2008. As a result, ACE no longer had the ability to appoint the majority of the directors of Jazz Air Holding GP Inc. pursuant to the Securityholders' Agreement entered into between Jazz Air Income Fund, Jazz Air Trust, Jazz Air LP and Jazz Air Holding GP Inc.

The Securityholders' Agreement was terminated by the parties effective as of February 7, 2008.

As of March 28, 2008, ACE held approximately 9.5% of the issued and outstanding units of Jazz Air Income Fund.

OVERVIEW OF THE BUSINESS

ACE is an investment holding company of various aviation interests including Air Canada, Aeroplan Limited Partnership, Jazz Air Income Fund and ACTS Aero.

Air Canada

Air Canada is Canada's largest domestic and international airline and the largest provider of scheduled passenger services in the Canadian market, the Canada - US transborder market and in the international market to and from Canada. AC Cargo Limited Partnership, together with Air Canada, is Canada's largest provider of air cargo services. ACGHS Limited Partnership is a passenger and ground handling service provider. Air Canada Vacations is a major Canadian tour operator offering leisure vacation. See "Air Canada".

Aeroplan

Aeroplan is Canada's premier loyalty marketing program. Aeroplan provides its commercial partners, including Air Canada, with loyalty marketing services designed to stimulate demand for such partners' products and services. See "Aeroplan".

Other Investments

Jazz

Jazz is the largest regional airline and second largest airline in Canada, after Air Canada, based on fleet size and number of routes operated. Jazz operates both domestic and US transborder services for Air Canada under a capacity purchase agreement. See "Other Investments – Jazz").

ACTS Aero

ACTS Aero is a full-service aircraft maintenance, repair and overhaul organization that competes on a global basis. (See "Other Investments – ACTS Aero").

Strategy

As part of the Plan, a new corporate structure was established for the investments of ACE. This new corporate structure was designed to:

(i)	put in place separate management and business plans for each business to better focus their strategic direction and profit making efforts;

(ii)	align management, capital and human resource needs within each individual business;

(iii)	facilitate the development of each business to its fullest individual potential including, where appropriate, through the pursuit of third party business; and

(iv)	maximize the value of investments that has not been fully recognized.

ACE's value enhancement strategy for its stand-alone entities includes considering stand-alone financings, sales and distributions of equity interests and involving outside investors for these and other purposes. Implementation of this strategy has notably involved: (a) the initial public offering of Aeroplan Income Fund on June 29, 2005; (b) the initial public offering of Jazz Air Income Fund on February 2, 2006; and (c) the initial public offering and secondary public offering of Air Canada on November 24, 2006.

In addition, ACE continued to execute its strategy on several fronts resulting in additional value realization and significant distributions to ACE shareholders, including (i) distribution of $2 billion worth of Aeroplan Income Fund and Jazz Air Income Fund units to ACE shareholders by way of return of capital; (ii) acquisition by ACTS LP of an 80% interest in Aeroman, a maintenance, repair and overhaul operation located in Central America; (iii) monetization of 70% of ACTS resulting in the receipt of $763 million of cash and a retained 23% equity interest; (iv) secondary offerings of Aeroplan Income Fund and Jazz Air Income Fund for net cash proceeds of $726 million; and (v) launching a $1.5 billion substantial issuer bid in December 2007.

In January 2008, ACE completed the substantial issuer bid and also sold down more of its stake in Jazz Air Income Fund by way of an exempt trade for net cash proceeds of $96.85 million.

Going forward, ACE will continue to execute on its strategy as it realizes its remaining interests in Aeroplan and Jazz. Finally, to maximize value to ACE shareholders, management and the board of directors of ACE will explore all options for ACE's remaining 75% interest in Air Canada.

Business of ACE

During 2007, ACE had the following reportable segments: Air Canada, Aeroplan up to March 14, 2007, Jazz up to May 24, 2007, ACTS LP up to October 16, 2007 and Corporate Items and Eliminations ("CIE").

	Year ended December 31, 2007(1)
	(in millions)
	Air Canada	Aeroplan(2)	Jazz(3)	ACTS(4)	CIE (5)	ACE Consolidated
Operating Revenue
Passenger Revenue	$9,329	-	-	-	$15	$9,344
Cargo Revenue	548	-	-	-	-	548
Other Revenue	649	198	3	193	(109)	934
External Revenue	10,526	198	3	193	(94)	10,826
Inter-segment Revenue	120	3	610	604	(1,337)	-
Total Revenue	10,646	201	613	797	(1,431)	10,826
Operating Expenses	10,213	161	551	777	(1,329)	10,373
Operating Income (Loss)	$433	$40	$62	$20	$(102)	$453

_____________________________

(1)
Segment information has been prepared consistent with how financial information is produced internally for the purposes of making business decisions. Segments negotiate transactions between each other as if they were unrelated parties. See note 18 "Segment Information" in ACE's audited consolidated financial statements for the year ended December 31, 2007 for additional information.

(2)
ACE held a 20.1% ownership interest in Aeroplan as at December 31, 2007 through its holdings of 20.1% of the units of Aeroplan Income Fund.  Effective March 14, 2007, the results and financial position of Aeroplan are not consolidated with ACE.  ACE's remaining interest in Aeroplan is accounted for using the equity method.

(3)
Includes Jazz's operations under the capacity purchase agreement with Air Canada. ACE held a 20.1% ownership interest in Jazz as at December 31, 2007 and, as of March 28, 2008, ACE held a 9.5% ownership interest in Jazz, in both cases through its holdings of  units of Jazz Air Income Fund.  Effective May 24, 2007, the results and financial position of Jazz are not consolidated with ACE.  ACE's remaining interest in Jazz is accounted for using the equity method.

(4)   ACE held a 23.0% ownership interest in ACTS Aero as at December 31, 2007.  Effective October 16, 2007, the results and financial position of ACTS are not consolidated with ACE.  ACE's remaining interest in ACTS is accounted for using the equity method.

(5)
Corporate Items and Eliminations ("CIE") includes the corporate, financing and investing activities of ACE. ACE's investments in Aeroplan, Jazz and ACTS Aero were changed in 2007 from the consolidation to equity method of accounting reported under the CIE segment.  CIE also includes certain consolidation adjustments related to revenue recognition differences amongst the operating segments. These consolidation adjustments are related to the timing of recognition and the presentation of revenue related to Aeroplan redemptions and the timing of revenue recognition related to maintenance services provided by ACTS (completed contract basis of accounting for engine and component maintenance services) versus the expense recognition in Air Canada and Jazz, which is as the work is completed. In addition, consolidation adjustments were made related to the timing of revenue and expense recognition pertaining to power-by-the-hour contracts. Subsequent to the change in accounting for ACE's investments in Aeroplan and ACTS, these consolidation adjustments are no longer recorded in CIE.  Future income taxes are recorded within the applicable taxable entities and are not allocated to non-taxable entities.

As at March 28, 2008, ACE had seven full-time equivalent employees on an unconsolidated basis.

AIR CANADA

Routes and Schedules

Air Canada

Air Canada (excluding Jazz) operates, on average, approximately 600 average daily departures to 14 destinations in Canada, 29 destinations in the United States and 55 destinations in the Canada-Europe, Canada-Pacific, Canada-Caribbean/Central America and Canada-South America markets. Domestic, transborder and international departures account for 51%, 31% and 18%, respectively, of the approximately 600 average daily departures. Air Canada's current route network extends to 40 countries and territories.

In 2007, Air Canada, together with Jazz, operated on average of approximately 1,370 scheduled flights each day and carried over 33 million passengers in the domestic, transborder and international markets. Air Canada, together with Jazz, provided direct passenger service to 158 destinations and, through commercial agreements with other unaffiliated regional airlines, to an additional 14 destinations, for a total of 172 direct destinations on five continents.

Air Canada's hubs are located in Toronto, Vancouver, Montreal and Calgary, each of which has extensive access to domestic, transborder and the international markets.

Toronto Pearson Airport is the largest hub in Canada and a significant airline origin and destination market in North America. For the year ended December 31, 2007, Air Canada operated on average 183 daily departures from Toronto. Vancouver International Airport is the second largest hub in Canada and is Air Canada's gateway to the Pacific Rim. For the year ended December 31, 2007, Air Canada operated on average 65 daily departures from Vancouver. Montreal Trudeau Airport is the third most important hub in Air Canada's network. For the year ended December 31, 2007, Air Canada operated on average 61 daily departures from Montreal. Calgary International Airport is Air Canada's fourth largest hub. For the year ended December 31, 2007, Air Canada operated on average 41 daily departures from Calgary.

Domestic Services

As at December 31, 2007, Air Canada, together with Jazz, provided the largest network and most extensive product offering in Canada, with scheduled direct passenger service to 57 Canadian destinations. The most important Canadian routes, in terms of operating revenues, are the transcontinental routes linking Toronto, Montreal and Ottawa with major Western Canadian cities, including Vancouver, Calgary, Edmonton and Winnipeg. Air Canada, together with Jazz, operates a large number of short-haul routes, including Rapidair routes, linking Toronto, Montreal and Ottawa. Air Canada also offers frequent service linking major centres within Western Canada, and operates numerous flights between Calgary and Vancouver and between Calgary and Edmonton. In addition to transcontinental and commuter routes, Air Canada, together with Jazz, provides service between and within Central Canada, the Prairies and the Atlantic provinces.

Regional carriers, having commercial agreements with Air Canada, replace Jazz in markets not sufficiently large enough to be served directly. These airlines operate flights under Air Canada's designator code and, as at December 31, 2007, provided service to an additional eight domestic destinations. Air Canada does not own equity interests in any of these carriers.

Transborder Services

With the most non-stop destinations and flights from Canada to the United States, Air Canada, together with Jazz, carries more passengers between Canada and the United States than any other airline. Air Canada, together with Jazz, directly served 46 US destinations (including five seasonal destinations) as at December 31, 2007. Air Canada's network reach is also increased by its extensive connections to, and code sharing flights with, United Airlines, one of its Star AllianceTM partners and its United Express carrier.

During the fourth quarter of 2007, Air Canada increased the number of its flights from Eastern Canada to California, Florida and along the US west coast. Air Canada added 7% more non-stop California long-haul flights and flew 4% more non-stop flights to Florida. Air Canada also added 22% more flights from Vancouver, Calgary and Edmonton to US west coast cities such as Seattle, San Francisco and Los Angeles.

In the summer of 2008, Air Canada is planning to offer new non-stop flights from Toronto to Austin, Toronto to Richmond, Ottawa to Washington DCA, and resume service from Calgary to Chicago. As at December 31, 2007, regional carriers, operating flights under Air Canada's designator code, provided service to an additional seven US transborder destinations.

International Services

Air Canada is well positioned as Canada's largest scheduled international airline. As at December 31, 2007, Air Canada provided scheduled service directly to 55 destinations in Europe, the Middle East, Asia, Australia, the Caribbean and Central America and South America.

Air Canada offers year-round trans-Atlantic services to the United Kingdom, Germany, France, Italy, Switzerland and Israel, and seasonal services to Ireland. In the summer of 2007, Air Canada operated 15 daily flights to London Heathrow, five daily flights to Frankfurt, one daily flight to Munich, three daily flights to Paris and two daily flights to Rome.  In summer 2008, Air Canada is planning to operate new non-stop flights from Toronto to Madrid and Ottawa to Frankfurt, and to increase Toronto-Tel Aviv service to daily operations.

Air Canada also offers services to the Asia-Pacific market via its Vancouver and Toronto hubs. Air Canada operates daily non-stop flights to Japan (Vancouver and Toronto to Tokyo and Vancouver to Osaka), China (Vancouver and Toronto to Beijing, Shanghai), Hong Kong and Korea (Vancouver and Toronto to Seoul). In the summer of 2008, a key area of capacity growth for Air Canada is expected to be China.  China has overtaken the traditionally strong Japan market in terms of capacity deployment in the Pacific region for Air Canada. Air Canada is planning to increase capacity to China by 13% in 2008, based on ASMs. Air Canada has maintained its non-stop flights from Toronto to Shanghai for winter 2008 and plans to continue these flights for winter 2009.

In addition to targeting business travelers, these services also capitalize on the high volume of passengers who visit friends and relatives in Asia and Canada. Air Canada believes that the Asia-Pacific market continues to represent an area of growth for air travel.

Air Canada has also expanded its services to South America, Australia and Central America/Caribbean. Air Canada currently provides service directly to six destinations in South America, one in Australia, seven in Central America and 23 in the Caribbean.  In December 2007, Air Canada started to operate Vancouver to Sydney non-stop using the new Boeing 777 aircraft. In the fourth quarter of 2007, Air Canada added 6% more flights year-over-year to the Mexico/Caribbean markets and 8% year-over-year to South America. For the summer of 2008, Air Canada is planning to operate daily flights to Buenos Aires and Santiago.

Jazz

Jazz is an integral part of Air Canada's North American strategy. Jazz operates both domestic and transborder services for Air Canada under the CPA. Jazz operates scheduled passenger service on behalf of Air Canada with approximately 720 average daily departures to 59 destinations in Canada and 31 destinations in the United States. Domestic and transborder departures account for 79% and 21%, respectively, of the 720 average daily departures. Approximately 34% of Jazz's traffic connects to Air Canada's mainline network.

The route network operated by Jazz extends coast to coast in Canada from British Columbia to Newfoundland and Labrador, into the United States as far south as Houston, Texas, and as far north as Whitehorse, Yukon and Yellowknife, Northwest Territories. The route network operated by Jazz on behalf of Air Canada represents one of the largest geographical territories of any regional carrier in the world today.

Aircraft Fleet

In order to support the expansion of its international operations and deliver a superior aircraft product in the international market to and from Canada, Air Canada is progressively introducing Boeing 777 aircraft into its fleet.  In 2007, Air Canada introduced eight Boeing 777 aircraft into its fleet.  In 2008, Air Canada plans to take delivery of an additional nine Boeing 777 aircraft, four of which have already been delivered. The new Boeing 777 aircraft is allowing Air Canada to modernize and re-size its fleet and reduce operating costs through fuel and maintenance savings in addition to gaining greater manpower efficiency and economies of scale.  The Boeing 777-300 aircraft has generated a 15% cost saving per seat as compared to the Airbus 340-300 aircraft. This new aircraft is also providing Air Canada with the ability to serve new markets that could not be previously served in an efficient manner.

To remain competitive, in addition to acquiring new aircraft, Air Canada commenced a refurbishment of the interior of its existing aircraft in 2006 in order to offer its customers a world class product.  The new Embraer and Boeing 777 aircraft are being delivered with the new seats and entertainment systems. Air Canada continues to refurbish aircraft that fly international routes so that all seats in the Executive First cabin will convert into lie-flat beds.  Its Boeing 767-300 aircraft and its Airbus A319/320/321 are scheduled to have refurbished interiors by June 2008.  The Airbus A330 aircraft are expected to be completed by early 2009.  Refurbished aircraft will have new seats and personal in-flight entertainment systems and in-seat power outlets at every seat in Economy Class, Executive Class and Executive First. As at March 28, 2008, Air Canada has completed the refurbishment of 31 Airbus A319 aircraft, 33 Airbus A320 aircraft, 10 Airbus A321 aircraft and 15 Boeing 767-300 aircraft to date, for a total of 89 aircraft.

As at March 28, 2008, Air Canada has completed its fleet transition to the planned 60 Embraer aircraft which have been deployed to open new markets and to add frequencies in previously single daily markets.

Widebody Aircraft Fleet

Current Fleet of Widebody Aircraft

As at December 31, 2007, Air Canada's operating widebody fleet was comprised of 62 aircraft, each configured in two classes of service: Executive First or Executive Class, and Economy Class. The Airbus A330-300 aircraft is a 274-seat aircraft twin-engine aircraft that Air Canada operates mainly on trans-Atlantic routes. The Airbus A340-300 aircraft is a 286-seat four-engine aircraft that Air Canada operates on Pacific routes. The Boeing 777-300ER aircraft is a 349-seat twin-engine aircraft used mainly on international routes. The Boeing 777-200LR aircraft is a long-range 270-seat twin-engine aircraft used mainly on international routes. The Boeing 767-300ER aircraft is a long-range 191-212-seat aircraft used mainly on international routes. The Boeing 767-200 aircraft is a 207-seat aircraft used primarily on North American and Caribbean routes. The Airbus A340-500 aircraft is four engine aircraft that Air Canada operated mainly on international routes. Since late October 2007, Air Canada has no Airbus A340-500 aircraft in its operating fleet.

Boeing Orders and Financing Terms

In November 2005, Air Canada concluded agreements with Boeing for the acquisition of up to 36 Boeing 777 aircraft and up to 60 Boeing 787 Dreamliners.

The initial order for the 36 Boeing 777 aircraft was comprised of firm orders for 18 aircraft plus purchase rights for 18 more.  The initial order for the Boeing 787 aircraft was comprised of firm orders for 14 aircraft plus purchase rights, options and rolling options for 46 aircraft.  In conjunction with the initial agreements, Air Canada received financing commitments from Boeing and the engine manufacturer for all firm aircraft orders covering up to 90% of the capital expenditure.

During 2007, Air Canada amended agreements with Boeing to cancel orders for two Boeing 777 aircraft scheduled for delivery in 2009. In addition, Air Canada increased its order for Boeing 787 aircraft by 23, bringing its total firm orders to 37 Boeing 787 aircraft. The first delivery of the Boeing 787 firm aircraft is scheduled for 2010 and deliveries of all 37 firm aircraft are scheduled to be completed by 2014.  As at March 28, 2008, 18 purchase rights for Boeing 777 aircraft and 23 options for Boeing 787 aircraft remain exercisable.  In January 2008, Boeing announced a delay in the production of its first Boeing 787 aircraft from the end of the first quarter of 2008 to the end of the second quarter of 2008 due to production delays.  Air Canada has not been notified that its Boeing 787 deliveries have been affected, however, Air Canada continues to consult with Boeing to monitor the situation.

In conjunction with the amended agreements, Air Canada received additional financing commitments from Boeing for seven of the additional Boeing 787 aircraft (21 Boeing 787 aircraft in total) on the same terms and conditions as those provided by Boeing and the engine manufacturer. Should Air Canada not utilize any of the financing commitments on the Boeing 777 aircraft, the financing commitments for the Boeing 787 aircraft will be increased to 31 aircraft of which the terms for 28 aircraft would be revised to cover 80% of the aircraft delivery price and the term to maturity would be reduced to 12 years with straight-line principal repayments over the term to maturity.

As at December 31, 2007, seven of the Boeing 777 firm aircraft under the purchase agreement with Boeing had been delivered with the remaining nine firm deliveries expected to be delivered by November 2008.  The first seven aircraft were financed under a loan guarantee facility with the Export-Import Bank of the United States ("EXIM").  All of the nine Boeing 777 firm aircraft deliveries expected in 2008 have commitments for loan guarantee support to be provided by EXIM which was signed in January 2008.  The loan guarantee, subject to certain conditions, covers a 12-year loan term for 85% of the capital expenditure at an interest rate based on a floating rate. This loan guarantee from EXIM is expected to be used instead of the financing commitments provided by Boeing and the engine manufacturer described above. As a result, it is not expected that any of Boeing's and the engine manufacturer's financing commitments for the Boeing 777 aircraft will be utilized.  Air Canada intends to use the EXIM loan guarantee facility for only five aircraft in 2008 given that four aircraft will be financed using sale and leaseback transactions.  As at March 28, 2008, four Boeing 777 were delivered in 2008, one of which has been financed under the EXIM facility with the other three subject to sale and leaseback transactions.

On October 30, 2007, Air Canada entered into an agreement with a syndicate of banks for the financing of pre-delivery payments ("PDP") for 10 Boeing 777 aircraft contemplated in Air Canada's purchase agreement with Boeing.  The PDP financing is a series of loans that are aircraft specific with a maximum aggregate commitment of up to $568 million (US$575 million).  The PDP loans have a term of five years, but may be prepaid upon the delivery of the aircraft without penalty.  Air Canada has already prepaid the PDP loans on the first five aircraft delivered between November 2007 and March 2008.  In addition, Air Canada has served notice to the PDP syndicate that it will be prepaying the PDP loans on delivery of the next three aircraft scheduled for delivery between April 2008 and June 2008. Air Canada's intent is to prepay all PDP loans upon delivery of the relevant aircraft, using the committed long-term aircraft financing and leases for the aircraft to be delivered. Air Canada expects to have fully repaid the PDP loans in November 2008.  As at December 31, 2007, the amount drawn on the PDP loans was $521 million (US$528 million).  Air Canada is using the PDP financing to settle most of the outstanding pre-delivery payments.

This PDP financing replaces a significant portion of the pre-delivery financing arrangements that Air Canada had in place with Boeing.  This PDP financing was entered into as it offered more attractive terms than the arrangements with Boeing.

As at March 28, 2008, Air Canada has completed the sale and leaseback of three Boeing 777 aircraft and has agreements for the sale and leaseback of one other aircraft out of the nine Boeing 777 scheduled for delivery in 2008.  The lease term for two of the completed sale and leaseback transactions is for 10.5 years, and Air Canada has an option to extend each for an additional 18 months.  The lease term for the third completed sale and leaseback transaction and for the fourth aircraft referred to above is 12 years.  All leases are at market rates.  These sale and leaseback transactions replace an equivalent number of aircraft loan guarantee commitments provided by EXIM.

Narrowbody and Regional Jet Aircraft Fleet

Current Fleet of Narrowbody and Regional Jet Aircraft

As at December 31, 2007, Air Canada operated 145 narrowbody aircraft, including 88 Airbus narrowbody aircraft. These aircraft are configured in two classes of service: Executive Class and Economy Class. The Airbus A320 aircraft is a 140-seat, twin-engine aircraft. The twin-engine Airbus A319 aircraft offers 120 seats and is essentially a shortened version of the Airbus A320 aircraft, with the same engines, operating systems and flight deck. The twin-engine Airbus A321 aircraft is the largest narrowbody aircraft in the Airbus family, with 174 seats. The Embraer ERJ-190 and ERJ-175 aircraft are 93-seat and 73-seat twin-engine aircraft, respectively. These large regional jets have lower trip operating costs than conventional narrowbody aircraft. All of these narrowbody aircraft types primarily serve Air Canada's domestic and transborder routes.

Embraer Orders and Financing Terms

In 2004, Air Canada signed a definitive purchase agreement with Embraer covering firm orders for 45 Embraer ERJ-190 aircraft as well as 15 Embraer ERJ-175 aircraft. By the end of 2006, Air Canada had taken delivery of all 15 Embraer ERJ-175 aircraft, and, by the end of February 2008, all 45 Embraer ERJ-190 aircraft had been delivered.

The Embraer aircraft have been used in Air Canada's fleet both for growth and replacement of a portion of Air Canada's older Airbus A319 and A320 aircraft. The purchase agreement also contains rights to exercise options for up to 60 additional Embraer ERJ-190 series aircraft as well as providing for conversion rights to other Embraer models. As at March 28, 2008, 25 options remained exercisable.

 Jazz's Regional Jet and Turboprop Aircraft Fleet

Pursuant to the CPA (as defined herein), Air Canada purchases capacity from Jazz on Jazz's aircraft which are subject to the Jazz CPA (the "Covered Aircraft") in consideration for the payment of certain fees by Air Canada to Jazz. With the exception of one Bombardier CRJ-705, which is leased by Jazz from a third party, all the remaining Bombardier regional jet aircraft in Jazz's fleet are owned or leased by Air Canada or Air Canada Capital Ltd., a wholly-owned subsidiary of Air Canada, and leased or subleased to Jazz which operates them.

As at December 31, 2007, as part of the Jazz CPA, Jazz operated, on behalf of Air Canada, 73 Bombardier regional jet aircraft.

The 50-seat Bombardier CRJ-100/200 aircraft is a twin engine regional jet aircraft designed to provide superior performance and operating efficiencies for the regional airline industry. The Bombardier CRJ-100/200 aircraft is used primarily to serve lower density markets on routes of less than 1,000 miles, and to serve larger markets at "off peak" times. The 75-seat Bombardier CRJ-705 aircraft is configured into 10 Executive Class seats and 65 Economy Class seats and is considered to be an economical aircraft due to its operational efficiencies and lower trip costs. These aircraft are used in selected "point-to-point" markets, transborder markets, and to develop selected domestic markets.

In addition, as at December 31, 2007, Jazz operated 60 Bombardier Dash-8 aircraft as Covered Aircraft under the CPA. The Dash 8-100 aircraft is a twin engine turboprop medium range aircraft with seating capacity of 37 passengers. The 50-seat Dash 8-300 aircraft has advanced turboprop characteristics that approach those of a jet aircraft. Turboprop aircraft continue to serve certain segments of the Canadian domestic market more efficiently than regional or larger jet aircraft. On short-haul routes with lower traffic volumes, turboprops often present the most economical and efficient way to serve these markets. Compared to larger jet aircraft, the turboprop is more profitable to operate on shorter routes with low levels of passenger demand due to its generally lower break-even load requirements.

Current and Planned Operating Fleet

Air Canada's operating fleet as at December 31, 2007 and the planned operating fleets for 2008 to 2009 are shown below:

		Actual						Planned
Fleet Plan	Year End 2006	New Deliveries	Sublease to Third Party	Lease returns	Sales	Parked	Year End 2007	New Deliveries	Sublease/lease to Third Party / Sale by Air Canada	Lease returns	Sales	Parked	Year End 2008	Planned 2009 fleet changes	Year End 2009
B777-300	-	5	-	-	-	-	5	6	-	-	-	-	11	1	12
B777-200	-	3	-	-	-	-	3	3	-	-	-	-	6	-	6
B767-300	33	-	-	(2)	-	-	31	-	-	(1)	-	-	30	-	30
B767-200	11	-	-	-	-	(1)	10	-	-	-	(4)	(2)	4	-	4
A340-500	2	-	(2)	-	-	-	-	-	-	-	-	-	-	-	-
A340-300	10	-	(3)	(2)	-	-	5	-	(5)	-	-	-	-	-	-
A330-300	8	-	-	-	-	-	8	-	-	-	-	-	8	-	8
A321	10	-	-	-	-	-	10	-	-	-	-	-	10	-	10
A320	47	-	-	(6)	-	-	41	-	-	-	-	-	41	-	41
A319	45	-	(6)	-	(2)	-	37	-	-	(2)	-	-	35	-	35
ERJ-190	18	24	-	-	-	-	42	3	-	-	-	-	45	-	45
ERJ-175	15	-	-	-	-	-	15	-	-	-	-	-	15	-	15
Total	199	32	(11)	(10)	(2)	(1)	207	12	(5)	(3)	(4)	(2)	205	1	206
Average age (years)	9.6						9.0						9.0		10

The fleet of Covered Aircraft operated as at December 31, 2007 by Jazz on behalf of Air Canada pursuant to the CPA is shown below:

Number of Covered Aircraft under the CPA as at December 31, 2007
Bombardier CRJ Aircraft Bombardier CRJ-100	24
Bombardier CRJ-200	33
Bombardier CRJ-705	16
Total Bombardier CRJ Aircraft	73
Bombardier Dash-8 Aircraft Bombardier Dash 8-300	26
Bombardier Dash 8-100	34
Total Turboprop Aircraft	60
Total Covered Aircraft	133

Fuel

Aircraft fuel is a major expense in the airline industry and the single largest expense to Air Canada, representing approximately 25% of Air Canada's 2007 total operating expenses. During the period from January 1, 2007 to December 31, 2007, the price of Western Texas Intermediate ("WTI") crude oil ranged from a low of

US$51 to a high of US$98 per barrel, with an average price of US$70 per barrel for the year 2007. Fuel prices continue to be susceptible to factors such as political unrest in various parts of the world, Organization of Petroleum Exporting Countries ("OPEC") policy, the level of demand from emerging economies such as China, the level of inventory carried by the industry, the level of fuel reserves maintained by governments, disruptions to production and refining facilities, alternative fuels and the weather. Based on 2007 volumes and US exchange rates, Air Canada's management estimated that a US$1 per barrel movement in the price of WTI crude oil or in the refining spread between WTI and jet fuel impacted 2007 fuel expense by approximately $26 million (excluding any impact of fuel surcharges, foreign exchange rates and fuel hedging), assuming flying capacity remained unchanged and that refining spreads between WTI crude oil and jet fuel as well as foreign exchange rates remained constant.

To manage its exposure to the volatility of jet fuel prices and minimize volatility in operating cash flows, Air Canada enters into derivative contracts with financial intermediaries.  As at December 31, 2007, Air Canada had mainly collar options and swap structures in place to hedge a portion of its anticipated jet fuel requirement over the 2008, 2009 and 2010 periods.  Air Canada uses derivative contracts on jet fuel and also on other crude oil-based commodities, such as heating oil and crude oil, due to the relative limited liquidity of jet fuel derivative instruments on a medium to long term horizon, since jet fuel is not traded on an organized futures exchange.  Air Canada does not purchase or hold any derivative financial instruments for trading purposes.

As at December 31, 2007, Air Canada had hedged 20% of its projected fuel requirement for 2008, 3% of its projected fuel requirement for 2009 and 2% of its fuel requirement for 2010.  As at March 28, 2008, Air Canada had hedged 32% of its projected fuel requirement for 2008, 10% of its projected fuel requirement for 2009 and 5% of its projected fuel requirement for 2010. 2008 is hedged at prices that can fluctuate between an average of US$103 to US$110 per barrel for jet-fuel based contracts, an average of US$95 to US$98 per barrel for heating oil-based contracts and an average of US$80 to US$88 per barrel for WTI crude-oil based contracts.

Star AllianceTM

Air Canada is a founding member of the Star AllianceTM network, the world's largest airline alliance group. Air Canada operates an extended global network in conjunction with its international partners.

Since its inception in 1997, the Star AllianceTM network has grown to include, as at March 28, 2008, the following 19 airlines: Air Canada, Air China, Air New Zealand, All Nippon Airways, Asiana Airlines, Austrian Airlines, bmi, LOT Polish Airlines, Lufthansa, SAS, Shanghai Airlines, Singapore Airlines, South African Airways, Spanair, Swiss International Airlines, TAP Portugal, Thai Airways, US Airways and United Airlines. The Star AllianceTM network also includes three regional members: Adria Airways, Blue 1 and Croatia Airlines.

As at December 31, 2007, through Air Canada's strategic and commercial arrangements with Star AllianceTM members and several other airlines, Air Canada's customers had access to over 897 destinations in 160 countries, with reciprocal participation in frequent flyer programs and use of airport lounges. The Star AllianceTM facilitates code sharing and passenger connections and transfers by providing a higher level of service between network connection points (which may include one stop check-in). The airlines have implemented initiatives, such as common utilization of facilities, and are focusing on capturing potential synergies in additional areas. Air Canada code shares with all Star AllianceTM members, except US Airways, TAP Portugal, South African Airways and the three regional members. In August 2005, the Star AllianceTM network implemented an electronic interline ticketing service which enables customers to travel across the entire Star AllianceTM network using a single electronic ticket.

Other Services

Cargo Services

Air Canada is Canada's largest provider of air cargo services as measured by cargo capacity. AC Cargo Limited Partnership, with Air Canada, offers cargo services on domestic, transborder and international routes, using the cargo capacity on aircraft operated by Air Canada and Jazz. Air Canada also provides Canada-Europe cargo services using one chartered all-freight MD-11 aircraft.

Air Canada's primary customers for these cargo services are large freight forwarding companies and businesses whose products require the use of air cargo services to expedite their movement. Cargo services offered by Air Canada include services for high priority shipments (AC Expedair and AC Priority) and air freight services (AC Air Freight) to Air Canada destinations worldwide and most Jazz destinations in North America. AC Cargo Limited Partnership, with Air Canada, provides direct cargo services to over 150 Canadian and international destinations and has sales representation in over 50 countries. Air Canada is one of the largest suppliers of air cargo services to Canada Post Corporation. The principal international routes on which Air Canada offers cargo services are Canada-Germany, Canada-China, Canada-United Kingdom and Canada-Japan. The new Boeing 777 aircraft, that have been delivered, provide increased cargo capacity on international routes compared to the Airbus aircraft they are replacing.  Planned deliveries of additional Boeing 777 aircraft in 2008 and 2009 will further increase air cargo capacity offered.

Air Canada's cargo terminal at Toronto Pearson Airport is equipped with modern cargo handling technology to promote an efficient operation that meets the needs of customers. Air Canada's freight management system, AC Lynx, offers a number of services including on-line tracking of cargo shipments from initial booking to delivery. Air Canada is a founding member of Cargo Portal Services (CPS).  Introduced in 2003, CPS offers a web based booking and an air cargo management tool that facilitates the movement and tracking of air cargo and is endorsed by key freight forwarders globally.  In 2007, Air Canada also joined the Global Freight Exchange (GF-X), a large electronic cargo distribution channel to offer to cargo customers greater choice.  These electronic channels offer an improved service capability for the movement and tracking of air cargo.

Ground Handling Services

Air Canada Ground Handling Services provides ground handling services to Air Canada and Jazz and other airlines with a primary focus on Canadian stations. These services include passenger check-in, ramp services, cabin cleaning, de-icing services, gate management and baggage and cargo handling.

Air Canada Vacations

Air Canada Vacations is one of Canada's leading tour operators.  Based in Montreal and Toronto, Air Canada Vacations operates its business in the outgoing leisure travel market (Caribbean, Mexico, Europe, Central and South America and the U.S.) by developing, marketing and distributing vacation travel packages and services through its website (aircanadavacations.com) and a network of independent travel agencies across Canada.

As part of its growth plans, Air Canada Vacations recently introduced Escapades all-new short-stay flight and hotel packages to Europe and six major US cities, as well as across previously offered Caribbean destinations served by a high frequency of flights.

Air Canada Vacations' future plans include inbound leisure packages from Europe and Asia to North America with the intent of eventually offering vacation packages to and from most of Air Canada's international destinations.

Facilities

Air Canada owns or leases facilities in major airports consisting of offices, hangar space, aircraft maintenance and ground handling facilities. The following describes the principal properties owned or leased by Air Canada as of December 31, 2007:

Principal Properties	Description	Approx. Square Footage	Nature of Title

Montreal — Air Canada Centre Air Canada Headquarters	Head office and training facilities	272,000	Owned facilities on leased land

Montreal Trudeau Airport – Maintenance Base	Offices, computer centre, aircraft maintenance, hangars, workshops and training facilities	1,326,664	Owned facilities on leased land

Toronto Pearson Airport – Terminal Building	Counters, offices, passenger and baggage handling facilities	191,000	Leased

Toronto Pearson Airport – Maintenance Base	Offices, hangars, shops and simulators	1,021,632	Owned facilities on leased land

Toronto Pearson Airport	Offices, shops, training and equipment storage	170,924	Leased

Toronto — Cargo Facility and Equipment Maintenance	Offices, cargo and equipment maintenance facilities	426,000	Leased

Vancouver — Technical Operations Centre	Offices, hangars, shops and simulator	1,087,985	Owned facilities on leased land

Vancouver — South Hangar	Offices, hangars, shops, stores	288,083	Owned facilities on leased land

Calgary International Airport	Hangar, commissary, ground support equipment and warehouse	267,891	Owned facilities on leased land

Winnipeg — Air Canada Building	Offices and computer centre	394,650	Leased facilities on owned land

Winnipeg Airport — Maintenance Base	Offices, aircraft maintenance hangars and workshops	278,891	Owned facilities on leased land

Air Canada operates additional office, terminal, maintenance and/or cargo facilities under long-term leases at Toronto, Montreal, Vancouver, Calgary, London (England) and Los Angeles. A large portion of the hangar space and aircraft maintenance facilities in Montreal, Vancouver, Winnipeg and Toronto are leased or subleased by Air Canada to ACTS Aero Canada, Jazz and other third parties at market rates.  In addition, a significant portion of Air Canada's office space in the Winnipeg – Air Canada Building is subleased to third parties at market rates.

Safety and Security

Air Canada's first priority is to ensure the safety and security of its customers, employees and aircraft by maintaining the highest safety and security standards.

On August 10, 2006, Transport Canada announced the implementation of heightened security measures after a foiled attack with liquid explosives at London Heathrow. Since September 26, 2006, in accordance with new Transport Canada security measures, Air Canada is able to allow passengers to bring on board limited and prescribed quantities of liquids, gels and aerosols.

On October 27, 2006, Transport Canada announced the details of a new Passenger Protect Program and draft regulations pursuant to which the Government of Canada will create a list of specified persons who will be deemed to pose an immediate threat to aviation security should they attempt to board a flight. Air carriers will be expected to screen passengers against the specified persons list through a secure online system. The Government of Canada has also proposed new identity screening regulations which will require air passengers to present government-issued identification showing name, date of birth and gender prior to boarding an aircraft.

Air Canada continues to work with the appropriate authorities to ensure full compliance with security requirements, including new programs that will affect the airline industry:

•
Air Canada is the first carrier in Canada to provide Transport Canada with a security management system. The security management system includes an oversight cycle that promotes compliance and conformity. It is also linked to a performance plan based on resilience and loss prevention;

•
Air Canada is fully prepared to implement the new measures imposed by Transport Canada under the Passenger Protect Program as Air Canada already complies with similar requirements imposed by the Transport Security Agency, a US government agency, for its "No Fly" and "Selectee" lists. Accordingly, the coming into force of the identity screening regulation is expected to have minimal, if any, impact on the operations of Air Canada as Air Canada had proactively implemented these procedures since the  events of September 11, 2001; and

•
Air Canada is also working with the Canadian Air Transport Security Agency and other agencies to continuously improve security measures and to ensure that any innovation adopted by Air Canada maintains the highest degree of security.

Debt Financing

On October 12, 2006, Air Canada entered into an amended and restated credit agreement (the "Amended and Restated Credit Agreement") with a syndicate of lenders (the "Lenders") and an administrative agent (the "Agent"). The Amended and Restated Credit Agreement was intended to amend and restate the credit agreement dated April 6, 2005, entered into by Air Canada with a syndicate of lenders and the Agent.

At the closing of the initial public offering and secondary public offering of Air Canada on November 24, 2006, a $400 million senior secured revolving credit facility (the "Amended Credit Facility") was established in favour of Air Canada pursuant to the Amended and Restated Credit Agreement for working capital and general corporate purposes, of which up to $100 million may be used for the issuance of letters of credit provided exclusively by the Agent and of which up to $20 million may be used as a swingline facility provided exclusively by the Agent for cash management and working capital purposes. As at March 28, 2008, Air Canada has not drawn any amount under the Amended Credit Facility. The total amount available for borrowing under the Amended Credit Facility is subject to a borrowing base restriction based on certain percentages of the values of eligible accounts receivable and eligible real estate. The accounts receivable of AC Cargo Limited Partnership are also eligible for inclusion in the borrowing base if AC Cargo Limited Partnership provides the Agent and the Lenders with a guarantee of Air Canada's obligations under the Amended Credit Facility together with a first priority security interest over its present and after-acquired personal property, subject to certain exclusions and permitted liens, as security for its guarantee obligations.

The Amended Credit Facility has a three year term that can be extended at Air Canada's option for additional one-year periods on each anniversary of the closing of the initial public offering and secondary public offering of Air Canada on November 24, 2006, subject to prior approval of Lenders holding no less than two thirds of the total commitments under the Amended Credit Facility. Any non-consenting Lender will be allowed to withdraw from the Amended Credit Facility at the maturity date and may be replaced by other lenders; provided, however that the maturity date will not be so extended if the non-consenting Lenders hold in excess of one third of the total commitments under the Amended Credit Facility.

The Amended and Restated Credit Agreement is secured by a first priority security interest and hypothec over the present and after-acquired personal property of Air Canada, subject to certain exclusions and permitted liens, and by a first priority charge and hypothec over certain owned and leased real property of Air Canada. Air Canada's obligations under the Amended Credit Facility are also guaranteed by 1209265 Alberta Ltd., a subsidiary of Air Canada, which has provided a first priority security interest over its present and after-acquired personal property, subject to certain exclusions and permitted liens, as security for its guarantee obligations.

The Amended and Restated Credit Agreement contains customary representations and warranties and is subject to customary terms and conditions (including negative covenants, financial covenants and events of default) for borrowings of this nature, including limitations on paying distributions (including upon the occurrence and during the continuance of an event of default under the Amended and Restated Credit Agreement).

Trademarks

Air Canada believes that its trademarks are important to its competitive position. Air Canada is Air Canada's trade name and trademark. Other trademarks include Air Canada Jetz®, Air Canada Jazz™, Jazz™, Air Canada Vacations®, Vacances Air Canada®, Executive First®, Executive Class®, Expedair®, AC Expedair™, AC Priority™, AC Air Freight™, AC Lynx™, Hospitality Service®, Service Hospitalité®, Rapidair®, Maple Leaf™, Feuille d'Érable™, AC WEBSAVER™, Flight Pass™, Sun Pass™, Super Elite™ and Super Élite™. Star Alliance™ is a trademark of Air Canada and other members of the Star Alliance™ network. Air Canada has granted Aeroplan LP a license to use Air Canada® and Air Canada Roundel® trademarks around the world solely in association with the Aeroplan® program. Air Canada has granted Jazz a license to use Air Canada Jazz™, Jazz™, Air Canada®, Air Canada Design®, Air Canada and Design® and other trademarks in Canada and the United States in association with the provision of scheduled airline services in regions of Canada and across the Canada — United States border. Air Canada has granted ACTS Aero Canada a license to use Air Canada®, Air Canada Design®, Air Canada and Design® and other trademarks in Canada and the United States in association with the provision of aircraft maintenance services. Air Canada protects its proprietary information, including its trademarks and database, through trademark laws, contractual provisions, confidentiality procedures and other means. Employees, service providers and other parties with whom Air Canada carries on business are, as appropriate, contractually bound to protect Air Canada's proprietary information in order to control access to and the distribution of any such information.

Employees

As at December 31, 2007, Air Canada had 23,608(3) full-time equivalent ("FTE") employees. The following table provides a breakdown of Air Canada's average FTE employees for the fourth quarter of 2007 and 2006 and for the full year 2007 and 2006 together with the unions that represent them.

Employee Group	Union(1)	Fourth quarter 2007	Fourth quarter 2006	2007	2006
Management and Administrative Support(3)	N/A(2)	3,137	3,017	3,148	3,191
Pilots	ACPA	2,895	2,708	2,829	2,625
Flight Attendants	CUPE	6,094	5,985	6,236	6,062
Customer Sales and Service Agents(3)	CAW/IBT	3,721	3,702	3,703	3,821
Technical Services, Ramp and Cargo(3)	IAMAW	7,048	6,812	6,939	6,812
United Kingdom Unionized Employees	Amicus/TGWU	639	697	665	691
Other Unionized		396	426	408	428
Air Canada		23,930	23,347	23,928	23,630

__________

(1)
ACPA: Air Canada Pilots Association; CUPE: Canadian Union of Public Employees; CAW: National Automobile, Aerospace, Transportation and General Workers Union of Canada; IBT: International Brotherhood of Teamsters; IAMAW: International Association of Machinists and Aerospace Workers; and TGWU: Transport and General Workers Union.

(2)	Certain administrative support employees are represented by IAMAW.
(3)
In addition to the numbers presented in the table above: (a) pursuant to the Aeroplan GSA (as defined herein), Aeroplan has agreed to reimburse Air Canada on a fully-allocated basis for all costs, including salary and benefits, related to a group of call centre employees who are mainly represented by the CAW and a group of non-unionized employees currently working for Aeroplan's benefit. Such group represented 891 FTE employees as at December 31, 2007 and 853 FTE employees as at December 31, 2006. These employees are not included in the numbers presented above. See "Overview of the Business – Aeroplan – Long-Term Strategic Relationship with Air Canada"). In addition to the numbers presented in the above table, ACTS Aero Canada has agreed to reimburse Air Canada on a fully-allocated basis for all costs, including salary and benefits, related to a group of unionized employees working for the benefit of ACTS Aero Canada. Previous arrangements included non-unionized employees currently working for the benefit of ACTS Aero Canada but subsequent to the monetization of ACTS LP, which occurred on October 16, 2007, the group of non-unionized employees was transferred to ACTS Aero Canada. The remaining unionized group for which ACTS Aero Canada agreed to reimburse Air Canada represented 3,222 FTE employees as at December 31, 2007, while the combined groups (unionized and non-unionized) represented 3,923 FTE employees as at December 31, 2006. These employees are not included in the numbers presented above.

Air Canada has collective bargaining agreements with its pilots, flight attendants, maintenance personnel, certain clerical and finance personnel, customer service agents, ramp and cargo employees, dispatchers and crew schedulers which were concluded in 2003 and 2004 and which expire in 2009. No strikes or lock-outs may lawfully occur during the term of the collective agreements. In 2006, Air Canada concluded wage re-opener agreements, mediations or arbitrations under the collective agreements with all its union groups. The average of the wage adjustment agreements and awards represents an increase of approximately 5% over the three-year period from mid-2006 to mid 2009.

AEROPLAN
Overview

Aeroplan is Canada's premier loyalty marketing company. Aeroplan provides its Accumulation Partners (as defined herein) with loyalty marketing services to attract and retain customers and to stimulate demand for these partners' products and services. Aeroplan's objective is to offer (i) its commercial partners superior value relative to other marketing alternatives through access to Aeroplan's member base, and (ii) the design and execution of marketing programs aimed at increasing revenue, market share, and customer loyalty.

The Aeroplan Program is one of Canada's longest standing loyalty programs. It was founded in 1984 by Air Canada, Canada's largest domestic and full-service international airline, to manage the airline's frequent flyer program. Aeroplan benefits from its unique strategic relationship with Air Canada in addition to its contractual arrangements with leading commercial partners including Amex Bank of Canada ("AMEX"), Canadian Imperial Bank of Commerce ("CIBC"), Home Hardware, Imperial Oil (Esso), Star AllianceTM member airlines and numerous hotel chains and car rental companies.

Aeroplan offers its over four million active members the ability to accumulate Aeroplan Miles throughout its Accumulation Partner network through purchases of products and services. Aeroplan sells loyalty marketing services, including Aeroplan Miles, to its extensive network of partners ("Accumulation Partners"), representing brands, in credit and charge card, airline and other industries. Today, credit and charge card partners generate the majority of Aeroplan's Gross Billings (as defined herein). Once members have accumulated a sufficient number of Aeroplan Miles, they can redeem through Aeroplan such Aeroplan Miles for air travel and other attractive rewards offered by Aeroplan's redemption partners ("Redemption Partners"). Upon the redemption of Aeroplan Miles by its members, Aeroplan incurs the cost to acquire the desired reward.

Recent Aeroplan Management Initiatives

Since Aeroplan's establishment as a wholly-owned limited partnership of Air Canada on January 1, 2002, Aeroplan's management has initiated a number of significant changes aimed at improving its operations and achieving growth in profitability. Most notably, management of Aeroplan implemented the initiatives described below.

Member Services

Between 2006 and 2007 calls handled at Aeroplan's contact centres were up 6% on a year-to-year basis with 3.8 million calls being processed and the average transaction time for calls handled at the contact centres was increased by 4%, from 9.9 minutes per call to 10.3 minutes. The launch of ClassicPlus FlightTM Rewards at the end of October 2006 has contributed to the increase in the number of calls handled and the increased complexity of member requests in an increase of the average transaction time for calls handled.

Aeroplan's customer service levels meet and frequently exceed industry standards in its comparative groups. With the launch of www.aeroplan.com in May 2002, Aeroplan invested significantly in the progressive development of its online presence, products and services. In 2005, a redesigned online redemption tool was launched for its suite of indulgence rewards, increasing the scope of the program and significantly improving the redemption experience for members. In 2006, Aeroplan completely redesigned its website with a major focus on enhancing usability and the user experience. Aeroplan's new ClassicPlus FlightTM Rewards were also introduced online in 2006. In the past 18 months, Aeroplan has also designed and implemented direct connect car rentals and hotels reservations using state-of-the-art technology. This allows members to shop and book car or hotel rewards in one easy step, directly on www.aeroplan.com.

Since May 2002, Aeroplan has experienced growth in the adoption and use of its website which currently accounts for about 57.3% of air travel bookings and about 69% of all rewards booked (including non-air rewards). Overall, the website issued over 1.3 million rewards.

Increasing Gross Billings from Credit and Charge Card Partners

In April 2003, Air Canada renegotiated its long-term agreement with CIBC (the "CIBC Agreement"), the operator of Canada's largest retail card franchise and Aeroplan's largest source of Gross Billings. This renegotiation resulted in an increase in Gross Billings per Aeroplan Mile sold and also allowed for less restrictive exclusivity provisions. The CIBC Agreement was assigned by Air Canada to Aeroplan in July 2004. During the last quarter of 2006, Aeroplan and CIBC announced an amendment to the CIBC Agreement to include a 50% multiplier for every dollar spent (1.5 Aeroplan Miles earned) at grocery stores, gas stations and drug stores in Canada and abroad for Aerogold cardholders. Aeroplan and Air Canada also entered into a long-term agreement with AMEX in January 2004 in respect of the creation of the AeroplanPlus card products and the inclusion of Aeroplan in AMEX's Membership Rewards® program.

Acquiring Additional Capacity from Air Canada

Prior to 2004, Air Canada allocated 10% of its seat capacity to Aeroplan rewards. In April 2004, such allocation was increased to 15% under the Avenue Rewards program (which is no longer in effect).

On October 16, 2006, in order to improve reward travel choices and provide greater flexibility to make travel arrangements, Aeroplan introduced ClassicPlus FlightTM Rewards which offer Aeroplan members unrestricted access to available seat inventory across the Air Canada and Jazz networks in both Economy and Executive Class. ClassicPlus FlightTM Rewards offer improved flexibility for reward travel, complementing Aeroplan's existing ClassicFlightTM and exclusive Star AllianceTM Flight Rewards. Together, Aeroplan's flight products provide global reward travel options to more than 890 destinations.

ClassicPlus FlightTM Rewards effectively replaced the Avenue Rewards product launched in April 2004. The existing ClassicFlightTM Rewards have not changed and continue to be a core element of Aeroplan's value proposition to members. These rewards represent 8% of Air Canada and Jazz seat capacity on every route, every month. ClassicPlus FlightTM Rewards are currently not available to a limited number of destinations that do not support electronic tickets. However, electronic ticketing is now available throughout Canada and most of Air Canada's transborder and international destinations, with all destinations planned for electronic ticketing in the near future.

With ClassicPlus FlightTM Rewards, all capacity available over and above the 8% ClassicFlightTM Rewards capacity, is offered to members at variable mileage levels. Aeroplan uses a new and innovative availability and booking tool to source seat inventory and to calculate mileage levels on a real-time basis. The number of Aeroplan Miles required to redeem for ClassicPlus FlightTM Rewards is based on actual airline ticket prices – minus Aeroplan's negotiated discounts as the airline's largest purchaser of seats – and therefore varies in a way similar to airline pricing, depending on factors such as origin, destination, seasonality, time and day of travel.

Adding Accumulation Partners

Since 2005, Aeroplan actively pursued opportunities to increase its Accumulation Partner base with the objective of further expanding its sources of revenue. Aeroplan signed major, nationally recognized retail brand name partners such as Imperial Oil (Esso), Home Hardware, ING, Sun Life Financial, Uniprix, Primus and Groupe Dumoulin. These new partners were selected from retail categories which represent substantial spending by Aeroplan's member base. Aeroplan will continue to seek to sign on and leverage highly recognizable national brand names. Aeroplan also intends to seek product categories where members can "double dip" on Aeroplan Miles. For example, if an Aeroplan member purchases gasoline at Esso using a CIBC Aerogold Visa card, such member receives Aeroplan Miles from both Esso and CIBC.

On October 15, 2007, Aeroplan and Bell Canada announced that the Aeroplan Program agreement between the parties would not be renewed upon its expiry. Bell Canada had been an Accumulation Partner since 2004. On January 18, 2008, the agreement expired in accordance with its terms and Aeroplan announced the launch of a multi-year national partnership with Primus Telecommunications Canada Inc. as a replacement Accumulation Partner in the telecommunications sector.

Diversifying Reward Portfolio

In 2007, as part of its continuing strategy to expand and diversify reward opportunities for its members, Aeroplan added many new rewards to its non-air reward portfolio which by year-end offered over 600 such rewards to members for redemption. During 2007, the Aeroplan Music Store was launched, enabling members to exchange their miles for digital music downloads. Aeroplan members' concerns over the environment and global warming prompted the launch of a collection of eco-friendly rewards. Aeroplan also offered its members the option to offset the carbon emissions of their rewards flights. Aeroplan's online booking engine was further expanded to include hotel rewards from Starwood hotels including Sheraton, Westin, Meridien, and W Hotels. Member response has been consistently positive to the increasing choice and value that non-air rewards provide.

Air travel remains the most popular reward among members, representing approximately 80% of all rewards claimed by Aeroplan members in 2007. Aeroplan issued nearly ten million air travel rewards over the last ten years, and over 1.5 million in 2007 alone.

Retail Ghost Cards

In early 2007, Aeroplan launched a new member acquisition tool in the retail sector with its partner Home Hardware, one of the largest home improvement stores in Canada with over 1,000 participating locations nationwide, as well as pharmacy partner Uniprix with over 150 participating locations. The ghost card product is a plastic Aeroplan member card with its own account number, but with no name attached. The card is packaged with information about the Aeroplan Program and partners, and is offered by cashiers at the register for instant swiping to accrue Aeroplan Miles with their purchase. Members then register the ghost card online following their transaction to assign the card to them individually, completing the enrolment process. Extensive training, signage and collateral are implemented at the store level. As a result, Aeroplan has been able to enrol close to 300,000 members through this channel over a 12 month period, accessing a valuable market segment - the leisure and infrequent traveler.

Aeroplan's Business Model

In general terms, Aeroplan's business is based on two major streams of activity: (i) the sale of Aeroplan Miles and marketing services to Aeroplan's Accumulation Partners; and (ii) delivering rewards to Aeroplan's members through the purchase of rewards from its Redemption Partners.

Sale of Aeroplan Miles and Marketing Services to Accumulation Partners

Aeroplan derives its Gross Billings (as defined herein) from the sale of Aeroplan Miles and marketing services to its Accumulation Partners. The marketing services consist primarily of advertising, promotion and data analytics. In addition, Aeroplan derives service fees for managing Air Canada's tier membership program for its most frequent flyers.

Members accumulate Aeroplan Miles through their purchase of products and services from an extensive network of Accumulation Partners, representing brands in credit and charge cards, airline, and other industries.

The gross proceeds received by Aeroplan at the time of sale of Aeroplan Miles to its partners, known as "Gross Billings", are deferred and recognized as revenue upon the redemption of Aeroplan Miles for GAAP purposes, except for Breakage as described below. Upon the redemption of Aeroplan Miles, Aeroplan purchases airline seats or other products or services in order to deliver the reward chosen by the member. At such time, Aeroplan incurs and recognizes an expense equal to the cost of the reward, and the deferred revenue related to the Aeroplan Miles being redeemed is recognized as earned revenue from the sale of Aeroplan Miles for GAAP purposes. The other significant expenses incurred by Aeroplan include contact centre expenses and selling and administrative expenses.

Based upon past experience, Aeroplan's management anticipates that a number of Aeroplan Miles issued will never be redeemed by members. This is known as Breakage and is presently estimated by Aeroplan's management to be 17% of current Aeroplan Miles issued. This estimate is supported by two independent studies conducted in 2004 on behalf of Aeroplan which were updated in 2006. During 2006, in accordance with its policy to review Breakage every two years, Aeroplan's management, assisted by independent experts, completed its review of the estimated Breakage factor used for the Aeroplan Program to determine the total number of Aeroplan Miles sold which are not expected to be redeemed, on the basis of data accumulated until the end of 2005. As these studies were based on data up to December 31, 2005, which did not take into account the impact of the ClassicPlus FlightTM Rewards program introduced in October of 2006, management, assisted by an independent firm of experts, has conducted in 2007 a Breakage review on the basis of data accumulated until the end of 2006. Based on the results of this update, the estimated Breakage factor for the Aeroplan Program remains at 17%. In addition, during 2008, management is conducting a full Breakage review, taking into consideration a full year's redemption data of ClassicPlus FlightTM Rewards and other factors. For those Aeroplan Miles that Aeroplan has estimated will never be redeemed by members, Aeroplan recognizes revenue on a straight-line basis over the average time between the issuance and redemption of an Aeroplan Mile, referred to as the life of an Aeroplan Mile, which is currently estimated at 30 months.

Aeroplan's management believes that the issuance and redemption of Aeroplan Miles are influenced by the nature and volume of Commercial Partners, the types of rewards offered, the general economic activity level and the activity level of competing loyalty marketing programs. These influences could affect redemption and breakage rates. As of December 31, 2007, Aeroplan had approximately $1.6 billion in deferred revenue that will be recognized for GAAP purposes in the future upon the redemption of outstanding unredeemed Aeroplan Miles.

On an ongoing basis, the total estimated redemption cost for outstanding Aeroplan Miles is determined by Aeroplan as the product of (i) total outstanding number of unredeemed Aeroplan Miles on a specific measurement date net of estimated Breakage, and (ii) the average unit cost per Aeroplan Mile redeemed in the period. Given that the future unit cost per Aeroplan Mile redeemed may fluctuate, the Future Redemption Costs liability is periodically re-evaluated using the average unit cost per Aeroplan Mile redeemed in the most recent period. "Future Redemption Cost" means the total estimated liability of the future cost of rewards for Aeroplan Miles which have been sold and remain outstanding, net of Breakage, and valued at the latest available Average Cost of Rewards per Mile experienced during the most recent quarter (for interim periods) or fiscal year (for annual reporting purposes).

Service fees are charged for the sale of marketing services to Aeroplan's partners and for the management of Air Canada's frequent flyer tier membership program. In addition, Aeroplan collects various fees that may be charged to members upon redemption of Aeroplan Miles, including booking, service and administrative fees.

Redemption Rewards Purchased from Redemption Partners

Once members have accumulated a sufficient number of Aeroplan Miles, members are entitled to redeem their Aeroplan Miles from Aeroplan's reward portfolio offered through Aeroplan's Redemption Partners. Initially, these rewards were restricted to air travel. Beginning in 2003, Aeroplan made a strategic shift to expand the reward portfolio in order to directly respond to all key areas of interest of the membership. By 2005, in addition to air travel on Air Canada, Jazz and the Star AllianceTM carriers, the reward portfolio included worldwide car and hotel rewards, a broad selection of brand name merchandise and unique experiential rewards.

Accumulation Partners

Aeroplan attracts and retains Accumulation Partners based on the value of (i) its member base as a target market for such Accumulation Partners, (ii) the loyalty demonstrated by Aeroplan members with their sustained purchases of partners' products and services, and (iii) the portfolio of value-added marketing services offered by Aeroplan.

Today, Aeroplan has commercial relationships with Accumulation Partners which can be divided into three main categories: (i) credit and charge cards; (ii) airlines; and (iii) others.

Credit and Charge Cards

Overall, the credit and charge card category accounted for approximately 63% of total Gross Billings in 2007 from the sale of Aeroplan Miles to Aeroplan's three partners in this sector: CIBC, AMEX and MBNA America Bank, N.A. ("MBNA").

Airlines

The airline category accounted for approximately 30% of total Gross Billings in 2007 from the sale of Aeroplan Miles and is comprised of approximately 30 partners, most notably Air Canada, Jazz and other Star AllianceTM member airlines.

Others

This category accounted for approximately 7% of Gross Billings in 2007 from the sale of loyalty marketing services, including Aeroplan Miles.

Members

The Aeroplan Program currently has over four million active members, consisting of those members who have completed at least one transaction (either accumulating or redeeming an Aeroplan Mile) during the last twelve months.

Pursuant to the rules and conditions relating to mileage expiry under the Aeroplan Program (the "Mileage Expiry Policy"), (i) starting January 1, 2007, Aeroplan Miles that are unused after 7 years (84-months) in a member's account will expire, and will be deducted from the total balance in the member's account. All Aeroplan Miles issued prior to January 1, 2007 are considered as having been accumulated on December 31, 2006 for the purpose of the 7-year period, resulting in a potential expiry date of December 31, 2013 and (ii) from July 1, 2007, pursuant to the terms of the Mileage Expiry Policy, as announced in October 2006, members must transact with the Aeroplan Program, through either one accumulation or one redemption, at least once in the prior consecutive 12-month period, failing which, accumulated Aeroplan Miles in the account will be expired. Prior to July 1, 2007, Aeroplan Miles expired in those accounts that had no activity (accumulation or redemption) for the prior 36-months.

Expired Aeroplan Miles may be reinstated for an administrative fee of $30 plus $0.01 per restored Aeroplan Mile.

Protecting the Privacy of Aeroplan's Members

As set out in Aeroplan's privacy policy, Aeroplan is committed to protecting the personal information of its members and of foremost concern is its members' trust in Aeroplan's custodianship of their personal information. Aeroplan is committed to constant self-evaluation of its practices and procedures and to responding to members' comments in order to meet their expectations in this regard. Aeroplan collects, uses, and discloses member information to administer the Aeroplan Program and to offer its members rewards, benefits, products, goods and services under the Aeroplan Program. Aeroplan does not collect, use or disclose personal information about a member without consent except as may otherwise be permitted or required by law. Aeroplan's members may opt out of its marketing lists which are used to promote special offers from Aeroplan and its partners. Aeroplan uses contractual provisions to ensure that its commercial partners are bound to protect consumer privacy. Aeroplan's privacy policy is designed to meet or exceed the requirements of Canadian privacy law, including PIPEDA, and the principles set forth in the Canadian National Standard for the Protection of Personal Information (CAN/CSA-

Q830-96). Aeroplan's Code of Ethics and Business Conduct reinforces its commitment to protecting privacy. Aeroplan's investment in this regard contributes to building corporate trust, its reputation, and brand.

Long-Term Strategic Relationship with Air Canada

Aeroplan has a long-term strategic relationship with Air Canada, Canada's largest domestic and international full-service airline.

Aeroplan's management believes that Aeroplan's strategic relationship with Air Canada results in several competitive advantages to Aeroplan, including:

•	an affiliation with the strong Air Canada brand;

•	Aeroplan's role as Air Canada's exclusive loyalty marketing provider based in Canada;

•	attractive rates for seat capacity on the Air Canada and Jazz networks based on Aeroplan's status as Air Canada's largest customer; and

•	access to Air Canada's passengers for the purposes of acquiring new Aeroplan members.

Aeroplan is a party to the following five principal agreements with Air Canada: (i) an Amended and Restated Commercial Participation and Services Agreement dated June 9, 2004, as amended, including by the agreements dated May 13, 2005, October 13, 2006 and September 24, 2007 ("CPSA"); (ii) a Database Agreement dated May 13, 2005, effective January 1, 2002; (iii) an Amended and Restated Master Services Agreement dated May 13, 2005, effective January 1, 2005 ("MSA"); (iv) a General Services Agreement dated May 13, 2005, effective January 1, 2005 ("Aeroplan GSA"); and (v) Trademark License Agreements dated May 13, 2005 and November 23, 2006.

The LMG Business

Overview

LMG is primarily engaged in the operation of multi-partner coalition loyalty programs and the provision of related analytical services to retailers and their suppliers. LMG currently operates in the following principal areas:

•	the Nectar Program;

•	Insight & Communication; and

•	Rewards Management Middle East Limited ("RMMEL")

LMG also owns the worldwide rights, trademarks and other intellectual property of the Air Miles brand and receives royalty income from these assets.

The Nectar Program is the United Kingdom's leading coalition loyalty program. It was launched in September 2002 and enables its over 10 million active members to earn Nectar Points for making everyday household purchases at leading retailers and service providers. Current Accumulation Partners include household names such as BP, American Express, EDF Energy, Ford and Sainsbury's. Members can then redeem these Nectar Points with Redemption Partners for rewards ranging from merchandise and shopping discounts to free flights and admissions to leisure attractions. The Nectar Program enables Accumulation Partners to improve customer loyalty, influence customer buying behaviour, improve marketing effectiveness and obtain customer data and analytics. Redemption Partners are able to access a discrete distribution channel and a large pool of Nectar members. "Nectar Points" means the currency accumulated by members under the loyalty marketing program owned and operated by LMG.

The Insight & Communication business was established in 2007 to provide analytical services to retailers and their suppliers. The business combines customer data, usually, but not exclusively, generated through a loyalty card program, and electronic point of sale data generated when specific goods and services are purchased including their price, location and time of purchase. This data is then analyzed and the insight generated used to enhance decision making in the pricing, ranging, assortment, supply and promotion of products for resale by large retail companies.

RMMEL manages loyalty programs under the Air Miles Shopping Rewards Trademark. RMMEL operates in Middle Eastern markets, principally the United Arab Emirates, Bahrain and Qatar. The RMMEL business model is very similar to that of the Nectar Program. Commercial Partners in the program include domestic businesses such as Damas and the grocery retailer, Spinney's, as well as international companies such as HSBC, Bridgestone, Adidas and Hertz. On January 17, 2008 LMG increased its interest in RMMEL from the 20% held as at December 31, 2007 to 60%.

Nectar Program

Overview

The Nectar Program enables its members to earn Nectar Points for making everyday household purchases at 13 market leading Accumulation Partners. Current Accumulation Partners include household names such as American Express, BP, EDF Energy, Ford and Sainsbury's, all of whom have entered into long-term contracts with LMG. With most Accumulation Partners, members earn two Nectar Points for every £1 spent. Members can then redeem these Nectar Points with Redemption Partners for rewards ranging from merchandise and shopping discounts to flights and admissions to leisure attractions.

LMG enables participating Accumulation Partners to improve customer loyalty, influence customer buying behaviour, improve marketing effectiveness and obtain customer data and analytics at a lower cost than can be provided through an in-house single participant loyalty program. Redemption Partners are able to access a discrete distribution channel and a large pool of Nectar members.

LMG earns the majority of its Gross Billings by receiving a marketing service fee from its Accumulation Partners for each Nectar Point issued to members. Accumulation Partners, generally have long-term contracts containing minimum commitments. When members redeem Nectar Points for rewards, LMG pays Redemption Partners for services provided to LMG a fee equivalent to the agreed cost of those rewards.

Operating costs, not included in the cost of providing rewards, include the maintenance of the systems used to manage Nectar Points balances and securely hold customer data, marketing costs such as advertising and communications, employee costs and contact centre costs.

Nectar has rapidly emerged as the United Kingdom's leading coalition loyalty program with over 10 million active members.

LMG also operates "Nectar business", a business-to-business loyalty program which enables small and medium sized businesses to collect Nectar Points. These Nectar Points can be earned across a range of consumer and dedicated business-to-business Accumulation Partners and redeemed for rewards in a similar manner using Nectar Redemption Partners.

Accumulation Partners

The Nectar Program includes 13 Accumulation Partners as well as a growing list of leading Accumulation Partners to small businesses. These household names include American Express, BP, EDF Energy, Ford and Sainsbury's, all of whom have entered into long-term contracts generating minimum annual Gross Billings. LMG has targeted these leading market players to develop a broad network to quickly attract and retain active and engaged members.

The contracts which form the basis of each Accumulation Partner's participation in the Nectar Program all contain the following characteristics: (i) long-term in nature (i.e., generally at least two years in length); (ii) annual minimum financial commitments; and (iii) annual, RPI linked program support fees.

These contract terms result in predictable and recurring cash flow to LMG. In general, contracts prevent an Accumulation Partner from participating in competitive programs and provide the Accumulation Partner with the exclusive right to issue Nectar Points within its category, use the Nectar brand in its marketing activities and identify Nectar members who are currently not its own customers via Nectar's marketing initiatives. The Nectar database, together with other intellectual property used to operate Nectar, is owned exclusively by LMG.

LMG continues to seek opportunities to secure new long-term Accumulation Partner commitments while maintaining high contract renewal rates on favourable terms. To the extent possible, the contract term of Accumulation Partner agreements are staggered in order to minimize concurrent contract renewal negotiations.

Redemption Partners

Members have the opportunity to redeem rewards across a wide spectrum of goods and services. LMG contracts with a wide network of Redemption Partners who can broadly be divided into three categories:

In Store Discounts: Members can redeem Nectar Points to receive immediate discounts upon making a purchase at various retail locations. Significant retail suppliers include Sainsbury's and Argos.

Entertainment and Gifts: Members can redeem Nectar Points for discounts and gifts from various entertainment and lifestyle-oriented suppliers such as theme parks, concerts, video rental and cinema tickets. Significant suppliers of entertainment and gifts include Blockbuster and Vue Cinemas.

Travel and Leisure: Members can redeem Nectar Points for more traditional rewards such as flights and hotel reservations. eBookers, the online travel company provides a comprehensive fulfilment system to LMG allowing members to search for flights and hotels online and complete transactions using Nectar Points and cash in real-time.

Logos and Trademarks

Management of Aeroplan believes that its trademarks are important to its competitive position. Aeroplan LP owns many registered trademarks, including, without limitation, registrations for the following trademarks in Canada: Aeroplan, Aéroplan, AeroCorporate, AéroEntreprise, Aeroplan Plus, Aéroplan Plus, Aerogold, Aéro Or and Aeromove. Air Canada has granted Aeroplan LP a license to use the Air Canada trade name and the Air Canada trademarks, including Air Canada® and Air Canada Roundel®, solely in connection with Air Canada's participation in the Aeroplan Program.

LMG is the registered owner of the following trademarks in the United Kingdom and/or the European Community: the word marks "Nectar", "LMG", "LMUK", "LMS" and "LMI", in addition to the Nectar logo, Nectar card, LMG, LMUK, LMS and LMI logos. The Nectar word, logo and card are also registered in Japan, USA and Australia. The Nectar card is registered as an EU Registered Community Design. In addition LMG is the registered owner of the Air Miles, Air Miles Travel the World and Air Miles Shopping Rewards word marks and logos in various countries and has granted licenses to use such marks in Canada, USA, Holland, Spain and the Middle East.

Aeroplan's intangible assets are an important part of its business. It benefits from the goodwill established for its brand names and protects its proprietary information, including its trademarks and database, through trademark laws, contractual provisions and confidentiality procedures. Employees, service providers and commercial partners are contractually bound to protect Aeroplan's proprietary information in order to control access to and the distribution of any such information.

Debt Financing

On June 29, 2005, concurrently with the closing of Aeroplan Income Fund's initial public offering, Aeroplan entered into a credit agreement ("Aeroplan Existing Credit Facilities" and, together with the Aeroplan Redemption Reserve Term Loan, collectively the "Aeroplan Credit Facilities") comprising of a $300 million (or the U.S. dollar equivalent thereof) term credit facility ("Aeroplan Term Facility"), a $100 million (or the US dollar equivalent thereof) acquisition facility ("Aeroplan Acquisition Facility") and a $75 million (or the U.S. dollar equivalent thereof) revolving credit facility ("Aeroplan Revolving Facility"). The Aeroplan Existing Credit Facilities were subsequently amended by an amendment No. 1 to credit agreement, dated as of December 23, 2005, an amendment No. 2 to credit agreement, dated as of August 26, 2006 and, concurrently with the closing of the Aeroplan Redemption Reserve Term Loan, an amendment No. 3 to credit agreement ("Amendment No. 3"), dated as of December 19, 2007.

The Aeroplan Existing Credit Facilities are provided by a syndicate of lenders ("Aeroplan Existing Lenders") with the Royal Bank of Canada acting as the administrative agent. Amendment No. 3 provides for, inter alia: (i) the creation of an additional term credit facility in the amount of Cdn.$168 million ("Aeroplan Additional Term Facility") and the reduction of the Term Facility (i.e. existing) in a corresponding amount; and (ii) an increase to the Aeroplan Revolving Facility up to $150 million. Each of the facilities under the Aeroplan Existing Credit Facilities will mature on December 19, 2010.

The Aeroplan Term Facility was available in one drawdown on the closing of Aeroplan Income Fund's initial public offering to fund a portion of a reserve of Aeroplan's management estimate of Future Redemption Costs in respect of unredeemed Aeroplan Miles outstanding (the "Aeroplan Miles Redemption Reserve") and certain capital expenditures in the aggregate amount of $7 million, with the remainder available to repay the promissory note issued by Aeroplan in favour of APLN Limited Partnership, as partial consideration under an acquisition agreement between APLN Limited Partnership and Aeroplan whereby Aeroplan acquired all or substantially all the assets of APLN Limited Partnership (subject to certain adjustments) in an amount equal to $125 million. The Aeroplan Acquisition Facility is available for multiple drawings to fund permitted acquisitions. Under the Aeroplan Revolving Facility, up to $25 million was available on the closing of the initial public offering for general corporate and working capital purposes with the balance fully available thereafter. A swingline facility of up to $5 million is also available as a sub-component of the Aeroplan Revolving Facility for cash management and working capital purposes.

As at December 31, 2007, Cdn.$132 million are drawn under the Aeroplan Term Facility, Cdn.$100 million are drawn under the Aeroplan Acquisition Facility, Cdn.$168 million are drawn under the Aeroplan Additional Term Facility and Cdn.$40 million are drawn under the Aeroplan Revolving Facility. A substantial part of this drawing is expected to be repaid by the end of 2007.

The Aeroplan Redemption Reserve Term Loan provides for a Cdn.$300 million senior secured bridge credit facility ("Aeroplan Bridge Facility").

The Aeroplan Redemption Reserve Term Loan is provided by a syndicate of lenders ("Aeroplan 2007 Lenders") with the Royal Bank of Canada acting as the administrative agent. Unless prepaid in advance in accordance with the terms of the Aeroplan Redemption Reserve Term Loan, the Aeroplan Bridge Facility matures on June 19, 2009 and it may, under certain conditions, be extended, first, to December 19, 2009 and then, partially, to June 19, 2010.

The Aeroplan Bridge Facility was made available for the sole purpose of financing the Aeroplan Miles Redemption Reserve to an amount equal to Cdn.$400 million (when combined with borrowings of Cdn.$100 million under the Aeroplan Existing Credit Facilities) and was fully drawn on December 19, 2007.

Each Aeroplan Credit Facility is secured by, inter alia, substantially all of the present and future assets of Aeroplan, subject to: (i) certain permitted encumbrances, and (ii) an intercreditor agreement entered into on December 19, 2007 between the Aeroplan Existing Lenders and the Aeroplan 2007 Lenders, to which, inter alia, Aeroplan has intervened.

Aeroplan's obligations in respect of each Aeroplan Credit Facility are guaranteed by Aeroplan Income Trust, Aeroplan Holding GP Inc., Aeroplan Holdings UK Limited, Aeroplan Acquisition UK Limited, LMG, Loyalty Management Services Limited, Loyalty Management UK Limited and Loyalty Management Group Analytics Limited. As security for its guarantee obligations, Aeroplan Income Trust provided security over all of its present and future assets, including a pledge of all securities held by Aeroplan Trust in Aeroplan Limited Partnership and Aeroplan Holding GP Inc. As security for its guarantee obligations, Aeroplan Holdings GP Inc. provided a pledge of all securities held by Aeroplan Holdings GP Inc. in Aeroplan Limited Partnership.

Each Aeroplan Credit Facility contains customary representations and warranties and is subject to customary terms and conditions (including, positive, negative and financial covenants and a regime of events of default) for facilities of this nature and size, including limitations on the payment of distributions (see below) and the incurrence of debt.

Each Aeroplan Credit Facility includes certain covenants limiting the aggregate amount of distributions by Aeroplan to holders of record of units of Aeroplan exceeding the aggregate distributable cash of Aeroplan during the applicable period. Distributions by Aeroplan and certain of its subsidiaries are also prohibited upon the occurrence and continuance of an event of default under the Aeroplan Credit Facilities.

Aeroplan Miles Redemption Reserve

At the closing of Aeroplan Income Fund's initial public offering, Aeroplan established a reserve ("Aeroplan Miles Redemption Reserve") to fund a portion of management's estimate of the Future Redemption Costs in respect of unredeemed Aeroplan Miles outstanding at the closing of Aeroplan's initial public offering. The Aeroplan Miles Redemption Reserve is available to be used to supplement cash flow generated from operations in order to pay for rewards in the event of unusually high redemption activity.

The Aeroplan Miles Redemption Reserve was initially based on a portion of the estimated Future Redemption Costs of Aeroplan Miles outstanding at the closing of Aeroplan's initial public offering. At the closing of such initial public offering, $400 million was deposited in the Aeroplan Miles Redemption Reserve account, funded from the net proceeds of the initial public offering and from a drawdown on the Aeroplan Term Facility. As at December 31, 2007, the Aeroplan Miles Redemption Reserve amounted to $400 million, representing 34.6% of the Future Redemption Cost liability. To date, Aeroplan has not had to use the funds held in the Aeroplan Miles Redemption Reserve.

In accordance with its investment policy, Aeroplan invests the Aeroplan Miles Redemption Reserve and excess cash, included in short-term investments and cash and cash equivalents in commercial paper or corporate bonds with a minimum rating of R-1(high) or AA(low) and term deposits, subject to certain thresholds to reduce undue exposure to any one issuer.

Interest or other income earned in connection with the investment of amounts held in the Aeroplan Miles Redemption Reserve account accrues to the benefit of Aeroplan and does not increase the total amount held in the Aeroplan Miles Redemption Reserve account.

In connection with the operation of the Aeroplan Miles Redemption Reserve, management may seek such advice and retain such experts as management may deem prudent or as otherwise may be required by applicable securities laws.

OTHER INVESTMENTS

Jazz

As a result of the transactions described under "Three-Year Summary – Evolution of the Business", ACE's interest in Jazz as at March 28, 2008 has decreased to 9.5% through its holdings of 9.5% of the issued and outstanding units of Jazz Air Income Fund.

Jazz is the largest regional airline and the second largest airline in Canada after Air Canada, based on fleet size and number of routes operated. Jazz forms an integral part of Air Canada's domestic and transborder market presence and strategy. Under the Amended and Restated Capacity Purchase Agreement dated January 1, 2006 (the "CPA") with Air Canada, Jazz provides service to and from lower density markets as well as higher density markets at off-peak times throughout Canada and to and from certain destinations in the United States. Jazz operates scheduled passenger service on behalf of Air Canada with approximately 825 departures per weekday to 57 destinations in Canada and 27 destinations in the United States with an operating fleet of 133 Covered Aircraft as of December 31, 2007. At peak demand periods in 2007, Jazz completed scheduled passenger service on behalf of Air Canada with approximately 877 departures per weekday.

Jazz is the focal point of Air Canada's regional passenger strategy, providing Air Canada with approximately 97% of its regional airline capacity based on ASMs. Jazz and Air Canada have linked their regional and mainline networks in order to serve connecting passengers more efficiently and to provide valuable traffic feed to Air Canada's mainline routes. Jazz's operations also complement Air Canada's operations by allowing more frequent service in lower density markets than could be provided economically with conventional large jet aircraft.

Pursuant to the CPA, Air Canada purchases capacity from Jazz on Jazz's aircraft subject to the CPA (the "Covered Aircraft") in consideration for the payment of certain fees by Air Canada to Jazz. Since October 1, 2004, Jazz derived substantially all of its revenues (99%) from the Initial CPA and the CPA. Air Canada currently purchases capacity representing substantially all of the capacity of the 133 Covered Aircraft. In addition, the current 2006 – 2008 high level operating plan provided by Air Canada to Jazz for rate setting purposes only (the "2006 – 2008 High Level Operating Plan") provides for Air Canada to continue to purchase substantially all of the capacity of the Covered Aircraft for such period. The 2006 – 2008 High Level Operating Plan is subject to annual and seasonal (twice-a-year) revisions. Notwithstanding any such revisions, Air Canada must purchase a minimum amount of capacity from Jazz until the expiry of the CPA in December 2015.

Jazz operates its flights on behalf of Air Canada using the Covered Aircraft, and provides all crews (flight and cabin), aircraft maintenance and, in some cases, airport operations for such flights. Air Canada determines routes and controls scheduling, ticket prices, product distribution, seat inventories, marketing and advertising for these flights.

Under the CPA, Jazz is paid fees by Air Canada on a variety of different metrics based on an estimate of all costs and expenses to be incurred and paid by Jazz for the applicable period with respect to Scheduled Flights and other services to aircraft, other than Jazz's pass-through costs (the "Controllable Costs"), marked-up by a specified percentage. Such mark-up equates to a specified margin on an estimate of Jazz's revenues from the flights on the Covered Aircraft whose routes, schedules and fares are determined by Air Canada in accordance with the CPA (the "Scheduled Flights") and other services to aircraft for each calendar year in the applicable period, excluding the revenues resulting from the reimbursement of Jazz's pass-through costs and the payment of performance incentives (the "Scheduled Flights Revenue"). Controllable Costs represented approximately 58.5% of Jazz's total costs for the year ended December 31, 2007. In addition, under the CPA, Jazz is entitled to repayment by Air Canada, without mark-up, of certain pass-through costs specified in the CPA and incurred and paid by Jazz with respect to the Scheduled Flights. Pass-through costs represented approximately 41.5% of Jazz's total costs for the year ended December 31, 2007.

ACTS Aero

Overview

As a result of the transactions described under "Three-Year Summary – Evolution of the Business – Acquisition by ACTS LP of Majority Stake in Aeroman" and "Three-Year Summary – Evolution of the Business – Monetization of ACTS LP", ACE held a 23% equity interest in ACTS Aero as at March 28, 2008.

ACTS Aero is a full-service MRO service provider to the airline industry in the Americas (North, Central and South America). ACTS Aero offers the following MRO services in its portfolio:

1.	Airframe services;

2.	Engine and auxiliary power unit services;

3.	Component services; and

4.
Specialized services, including aircraft painting, cabin conversions and modifications, engineering, fleet management, non-destructive testing, regulatory compliance and airworthiness, supply chain management, technical training, technical records management, and technical publications.

The major maintenance facilities of ACTS Aero's business are located in Montreal, Vancouver, Winnipeg, Toronto and San Salvador. ACTS Aero services more than 100 global customers, including Air Canada, US Airways, the Department of National Defence of Canada, JetBlue, and Air Transat.

Aeroman, the leading narrow body MRO provider in Central America, provides ACTS Aero with a strategically valuable low-cost platform from which it can service narrow body aircraft from throughout the Americas region.

ACTS Aero has launched strong initiatives to improve efficiencies for both customers and shareholders. It has taken steps to deepen its management team while bringing an influx of new perspectives and skills to the company's existing operational expertise. Several cost reduction strategies have begun: ACTS Aero successfully executed a real estate floor space reduction, is implementing a new Enterprise Resource Planning system in 2007 and a lean manufacturing program. As well, it has initiated company-wide material cost reduction and inventory optimization initiatives. ACTS Aero is also reviewing contracts with several major customers.

ACTS Aero's combination of reputation, scale, service capabilities, independence, customer base, and low-cost presence positions ACTS Aero to benefit from anticipated growth in the MRO outsourcing industry. To execute its growth plan, ACTS Aero has identified four strategic priorities:

(i)
lower costs through operational excellence, while maintaining high quality: While maintaining its enviable reputation for high quality work, ACTS Aero will focus on delivering superior operational performance at lower costs in order to improve cost competitiveness;

(ii)
become a full-service provider of customized maintenance solutions with expanded capabilities: As a leading MRO provider, ACTS Aero will offer customers a portfolio of enhanced services to reduce total fleet cost of maintenance;

(iii)
build a customer-centric organization: Based on its existing capabilities, ACTS Aero has already attracted a range of non-Air Canada customers. ACTS Aero will take advantage of MRO industry outsourcing trends and build on its strong market position; and

(iv)
increase leadership effectiveness and employee alignment: ACTS Aero has significantly strengthened its management team, building a strong team with lean manufacturing and Six Sigma expertise who draw on backgrounds in the aerospace, telecommunications, and logistics industries.

Employees and Pension and Benefits Agreement

Pursuant to a general services agreement dated September 24, 2004, with respect to certain unionized employees employed by Air Canada and a general services agreement dated September 24, 2004, with respect to certain non-unionized employees of Air Canada, ACTS (ACTS Aero post-monetization) must reimburse Air Canada on a fully-allocated basis, including salary and benefits related to certain of the above-mentioned employees, who are unionized and non-unionized employees of Air Canada who work for the benefit of ACTS Aero.

In connection with the monetization by ACE of ACTS LP which occurred on October 16, 2007, Air Canada, ACTS LP and ACTS Aero entered into a Pension and Benefits Agreement effective as of October 16, 2007, relating to pension and benefits arrangements pertaining to non-unionized and unionized employees of Air Canada who were previously assigned to ACTS LP pursuant to general services agreements between Air Canada and ACTS LP. A description of the terms of such agreement is included in the 2007 Management's Discussion and Analysis of ACE under the heading "10. Related Party Transactions – The Relationship Between Air Canada and ACTS – Pension and Benefits Agreement".

RISK FACTORS

The risks described in this section may not be the only risks faced by ACE. Other risks of which ACE is not aware or which ACE currently deems to be immaterial may surface and have a material adverse impact on ACE's business, results from operations and financial condition.

ACE

Reliance on Key Personnel

The success of ACE depends on the abilities, experience, industry knowledge and personal efforts of senior management of ACE. The loss of the services of such key personnel could have a material adverse effect on the business, financial condition or future prospects of ACE. In addition, ACE may not be able to attract and retain additional qualified management as needed in the future.

Changes to the Canadian Federal Income Tax Treatment of Income Trusts

On October 31, 2006, the Minister of Finance (Canada) announced a "Tax Fairness Plan" which, in part, proposed changes to the manner in which certain flow-through entities and the distributions from such entities are taxed (the "SIFT Rules"). Bill C-52, Budget Implementation Act, 2007, which received Royal Assent on June 22, 2007, contained the SIFT Rules, which are designed to implement these proposals. Under the SIFT Rules, Aeroplan Income Fund and Jazz Air Income Fund, as publicly traded income trusts, are considered SIFTs and will be subject to trust level taxation as of January 1, 2011, at a rate comparable to the combined federal and provincial corporate tax rate on certain types of income. This trust level taxation will reduce the amount of cash available for future distributions. Loss of the deferred application of the SIFT Rules until 2011 could have a material adverse effect on the value of ACE's interest in Aeroplan Income Fund and Jazz Air Income Fund.

Restrictions on Unitholders of Aeroplan and Jazz

The declaration of trust of each of Aeroplan Income Fund and Jazz Air Income Fund impose various restrictions on unitholders. Non-resident unitholders are prohibited from beneficially owning more than 49.9% of the units of each of Aeroplan Income Fund and Jazz Air Income Fund. These restrictions may limit (or inhibit the exercise of) the rights of certain unitholders, including non-residents of Canada and US persons, to acquire units, to exercise their rights as unitholders and to initiate and complete take-over bids in respect of the units. As a result, these restrictions may limit the demand for units of Aeroplan Income Fund or Jazz Air Income Fund, as the case may be, from certain unitholders and thereby adversely affect the liquidity and market value of the units of Aeroplan Income Fund or Jazz Air Income Fund, as the case may be, which could have a material adverse effect on the value of ACE's interest in Aeroplan Income Fund and Jazz Air Income Fund.

Dependence upon Principal Investments

ACE is a holding company of various aviation interests and most of ACE's assets are its ownership interest in Air Canada, Aeroplan Income Fund, Jazz Air Income Fund and ACTS Aero. ACE's cash flows and ability to distribute earnings to its shareholders are dependent upon the ability of ACE to realize these investments and on the ability of these entities to pay dividends or distributions to ACE.

The ability of these entities to pay dividends or distributions will be dependent upon their operating performance and profitability, and will be subject to applicable laws and regulations and contractual restrictions that may be contained in the instruments governing any indebtedness of those entities. Each of these separate legal entities has no legal obligation to pay dividends or distributions to ACE.

Air Canada

Financial Results

In the past, Air Canada has sustained significant operating losses and may sustain significant losses in the future. On September 30, 2004, Air Canada and certain of its subsidiaries emerged from protection under the CCAA and implemented the Plan. For the three years ended December 31, 2003, Air Canada incurred operating losses before reorganization and restructuring items and non-recurring labour expenses of over $1.6 billion. For the nine-month period ended September 30, 2004, Air Canada realized operating income before reorganization and restructuring items of $120 million and, for the three-month period ended December 31, 2004, Air Canada incurred an operating loss of $59 million. For the years ended December 31, 2007, 2006 and 2005, Air Canada realized operating income of $495 million, $259 million and $318 million, respectively. Despite Air Canada's emergence from creditor protection under the CCAA, the resulting and ongoing business initiatives and efforts at cost reductions and its recent results, Air Canada may not be able to successfully achieve planned business initiatives and cost reductions, including those which seek to offset significant fuel and other expense, increases or restore positive net profitability and may sustain significant losses in the future.

Leverage and Liquidity

Air Canada has, and is expected to continue to have, a significant amount of indebtedness, including substantial fixed obligations under aircraft leases and financings. Air Canada may incur additional debt, including secured debt, in the future. The amount of indebtedness that Air Canada currently has and which it may incur in the future could have a material adverse effect on Air Canada, for example, by (i) limiting Air Canada's ability to obtain additional financing, (ii) requiring Air Canada to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness and fixed cost obligations, thereby reducing the funds available for other purposes, (iii) making Air Canada more vulnerable to economic downturns, and (iv) limiting Air Canada's flexibility in planning for, or reacting to, competitive pressures or changes in its business environment.

The ability of Air Canada to make scheduled payments under its indebtedness will depend on, among other things, its future operating performance and its ability to refinance its indebtedness, if necessary. Each of these factors is to a large extent subject to economic, financial, competitive, regulatory, operational and other factors, many of which are beyond Air Canada's control. In addition, as Air Canada incurs indebtedness which bears interest at fluctuating interest rates, to the extent these interest rates increase, its interest expense will increase. There can be no assurance that Air Canada will be able to generate sufficient cash from its operations to pay its debts and lease obligations.

Need for Additional Capital

Air Canada faces a number of challenges in its current business operations, including high fuel prices and increased competition from international, transborder and low-cost domestic carriers. In order to meet such challenges and to support Air Canada's business strategy, significant operating and capital expenditures are, and may in the future be, required. There can be no assurance that Air Canada will continue to be able to obtain on a timely basis sufficient funds on terms acceptable to Air Canada to provide adequate liquidity and to finance the operating and capital expenditures necessary to support its business strategy if cash flows from operations and cash on hand are insufficient.

Failure to generate additional funds, whether from operations or additional debt or equity financings, may require Air Canada to delay or abandon some or all of its anticipated expenditures or to modify its business strategy, which could have a material adverse effect on Air Canada's business, results from operations and financial condition. Furthermore, the ability of competitors to raise money more easily and on less onerous terms could create a competitive disadvantage for Air Canada.

In addition, Air Canada's credit ratings influence its ability to access capital markets. There can be no assurance that Air Canada's credit ratings will not be downgraded, which would add to Air Canada's borrowing and insurance costs, hamper its ability to attract capital and limit its ability to operate its business, all of which could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Fuel Costs

Fuel costs constituted the largest percentage of the total operating costs of Air Canada in 2007. Fuel prices fluctuate widely depending on many factors including international market conditions, geopolitical events and the Canada/US dollar exchange rate. Air Canada cannot accurately predict fuel prices. During 2005, 2006 and 2007, fuel prices increased and fluctuated near or at historically high levels. Should fuel prices continue at, or continue to increase above, such high levels, fuel costs could have a material adverse effect on Air Canada's business, results from operations and financial condition. Due to the competitive nature of the airline industry, Air Canada may not be able to pass on increases in fuel prices to its customers by increasing its fares. Based on 2007 volumes, Air Canada's management estimates that a US$1 per barrel movement in the average price of West Texas Intermediate crude oil would have resulted in an approximate $26 million change in 2007 fuel expense for Air Canada (excluding any impact of fuel surcharges, foreign exchange rates and fuel hedging), assuming flying capacity remained unchanged and that refining spreads between West Texas Intermediate crude oil and jet fuel as well as foreign exchange rates remained constant.

Labour Costs and Labour Relations

Labour costs constitute one of Air Canada's largest operating cost items. There can be no assurance that Air Canada will be able to maintain such costs at levels which do not negatively affect its business, results from operations and financial condition. There can be no assurance that future agreements with employees' unions or the outcome of arbitrations will be on terms consistent with Air Canada's expectations or comparable to agreements entered into by Air Canada's competitors. Any future agreements or outcome of negotiations, mediations or arbitrations including in relation to wages or other labour costs or work rules may result in increased labour costs or other charges which could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Most of Air Canada's employees are unionized. Most of these unionized employees are subject to long-term collective agreements which were concluded in 2003 and 2004 with terms expiring in 2009. No strikes or lock-outs may lawfully occur during the term of the collective agreements expiring in 2009. However, there can be no assurance that there will not be a labour conflict that could lead to an interruption or stoppage in Air Canada's service or otherwise adversely affect the ability of Air Canada to conduct its operations, all of which could have a material adverse effect on its business, results from operations and financial condition.

If there is a labour disruption or work stoppage by any of the unionized work groups of Jazz, there could also likely be a material adverse effect on Air Canada's business, results from operations and financial condition. In addition, labour problems at Air Canada's Star AllianceTM partners could result in lower demand for connecting traffic with Air Canada and, ultimately, could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Airport User Fees and Air Navigation Fees

With the privatization of airports and air navigation authorities over the last decade in Canada, new airport and air navigation authorities have imposed significant increases in their fees. If authorities in Canada or elsewhere continue to increase their fees at the rate at which they have increased them in the recent past, Air Canada's business, results from operations and financial condition could be materially adversely affected.

Competition

Air Canada operates within a highly competitive industry. Over the past few years, several carriers have entered or announced their intention to enter into the domestic, the US transborder and international markets in which Air Canada operates.

Canadian low-cost and other carriers have entered and/or expanded or announced their intention to compete in many of Air Canada's key domestic markets and, along with some US carriers have also entered and/or expanded their operations in the US transborder market. Some US carriers, having recently completed substantial reorganizations, have reduced levels of indebtedness and lower operating costs and may be in a position to more effectively compete with Air Canada. Air Canada is also facing increasing competition in international markets as carriers increase their international capacity, both by expansion and by shifting existing domestic capacity to international operations to avoid low-cost domestic competition.

If Canadian low-cost and other carriers are successful in entering or expanding into Air Canada's domestic and the US transborder markets, if additional US carriers are successful in entering Air Canada's transborder market or if carriers are successful in their expansion in international markets of Air Canada, Air Canada's business results from operations and financial condition could be materially adversely affected.

Air Canada also encounters substantial price competition. The expansion of low-cost carriers in recent years, along with the advent of Internet travel websites and other travel products distribution channels, has resulted in a substantial increase in discounted and promotional fares initiated by Air Canada's competitors. The decision to match competitors' fares, to maintain passenger traffic, results in reduced yields which, in turn, could have a material adverse effect on Air Canada's business, results from operations and financial condition. Furthermore, Air Canada's ability to reduce its fares in order to effectively compete with other carriers is dependent on Air Canada's ability to achieve acceptable operating margins and may also be limited by government policies to encourage competition.

In addition, consolidation in the airline industry could result in increased competition as some airlines emerging from such consolidations may be able to compete more effectively against Air Canada which could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Limitations Due to Restrictive Covenants

Some of the financing and other major agreements of Air Canada contain restrictive covenants which affect and, in some cases, significantly limit or prohibit, among other things, the manner in which Air Canada may structure or operate its business, including by limiting Air Canada's ability to incur indebtedness, create liens, sell assets, make capital expenditures and engage in acquisitions, mergers or restructurings.  In addition, certain financing arrangements require Air Canada to maintain financial ratios. Any future borrowings may also be subject to similar covenants which limit Air Canada's operating and financial flexibility, which could materially and adversely affect Air Canada's profitability.

A failure by Air Canada to comply with its contractual obligations (including restrictive covenants), or to pay its indebtedness and fixed costs could result in a variety of material adverse consequences, including the acceleration of its indebtedness, the withholding of credit card proceeds by the credit card service providers and the exercise of remedies by its creditors and lessors, and such defaults could trigger additional defaults under other indebtedness or agreements. In such a situation, it is unlikely that Air Canada would be able to repay the accelerated indebtedness or fulfill its obligations under certain contracts, make required aircraft lease payments or otherwise cover its fixed costs. Also, the lenders under the financing arrangements could foreclose upon all or substantially all of the assets of Air Canada which secure Air Canada's obligations.

Strategic, Business, Technology and Other Important Initiatives

In order to operate its business, achieve its goals and remain competitive, Air Canada continuously seeks to identify and devise, invest in and implement strategic, business, technology and other important initiatives, such as those relating to the aircraft fleet restructuring program, the aircraft refurbishment program, the new revenue model, the reservation and airport customer service initiative (which will also support the revenue model), the  business process initiatives as well as other initiatives. These initiatives, including activities relating to their development and implementation, may be adversely impacted by a wide range of factors, many of which are beyond Air Canada's control. Such factors include the performance of third parties, including suppliers, the implementation and integration of such initiatives into Air Canada's other activities and processes as well as the adoption and acceptance of initiatives by Air Canada's customers, suppliers and personnel. A delay or failure to sufficiently and successfully identify and devise, invest in or implement these initiatives could adversely affect Air Canada's ability to operate its business, achieve its goals and remain competitive and could have a material adverse effect on Air Canada's business, results from operations and financial condition.

For instance, a key component of Air Canada's business plan is the restructuring of its aircraft fleet, including the elimination and replacement of older, less efficient aircraft, the introduction of new regional jet aircraft, and the modernization of its international widebody fleet through the acquisition of new and more efficient aircraft. A delay or failure in the completion of Air Canada's fleet restructuring, including a delay by the manufacturers in the delivery of the widebody aircraft, or an inability to remove, as planned, certain aircraft from the fleet in coordination with the planned entry into service of new aircraft, could adversely affect the implementation of Air Canada's business plan which may, in turn, have a material adverse effect on Air Canada's business, results from operations and financial condition.

Another important component of Air Canada's business plan is the replacement of its legacy systems for passenger reservation and airport customer service with a newly developed web-enabled system in order to support the rapid and efficient implementation of Air Canada's revenue model. A delay or failure in the implementation of Air Canada's new system could adversely affect the implementation of Air Canada's business plan which may, in turn, have a material adverse effect on Air Canada's business, results from operations and financial condition.

Dependence on Technology

Air Canada relies on technology, including computer and telecommunications equipment and software and Internet-based systems, to operate its business, increase its revenues and reduce its costs. These systems include those relating to Air Canada's telecommunications, websites, computerized airline reservations and airport customer services and flight operations.

These technology systems may be vulnerable to a variety of sources of failure, interruption or misuse, including by reason of third party suppliers' acts or omissions, natural disasters, terrorist attacks, telecommunications failures, power failures, computer viruses, unauthorized or fraudulent users, and other operational and security issues. While Air Canada continues to invest in initiatives, including security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly. Any such technology systems failure could materially and adversely affect Air Canada's operations and could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Key Supplies and Suppliers

Air Canada is dependent upon its ability to source, on favourable terms and costs, sufficient quantities of goods and services in a timely manner, including those required for Air Canada's operations such as fuel, aircraft and related parts and aircraft and engine maintenance services (including maintenance services obtained from ACTS). In certain cases, such goods and services may only be available from a limited number of suppliers. Such failure, refusal or inability may arise as a result of a wide range of causes, many of which are beyond Air Canada's control. Any failure or inability of Air Canada to successfully source goods and services, including by reason of a failure, refusal or inability of a supplier, or to source goods and services on terms and pricing and within the timeframes acceptable to Air Canada, could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Aeroplan

Through its relationship with Aeroplan, Air Canada is able to offer its customers who are Aeroplan® members the opportunity to earn Aeroplan® miles. Based on customer surveys, Air Canada's management believes that rewarding customers with Aeroplan® miles is a significant factor in customers' decision to travel with Air Canada and Jazz and contributes to building customer loyalty. The failure by Aeroplan to adequately fulfill its obligations towards Air Canada under the Aeroplan CPSA and in connection with the Aeroplan® program, or other unexpected interruptions of Aeroplan services which are beyond Air Canada's control could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Jazz

Under the CPA, Jazz provides Air Canada's customers service in lower density markets and higher density markets at off-peak times throughout Canada and to and from certain destinations in the United States and also provides valuable traffic feed to Air Canada's mainline routes. Air Canada reimburses Jazz, without mark-up, for certain pass-through costs incurred directly by Jazz, such as fuel, navigation, landing and terminal fees and certain other costs. Significant increases in such pass-through costs, the failure by Jazz to adequately fulfill its obligations towards Air Canada under the CPA, or other unexpected interruptions of Jazz's services which are beyond Air Canada's control could have a material adverse effect on Air Canada's business, results from operations and financial condition. In addition, the CPA requires that Jazz maintain a minimum fleet size and contains a minimum average daily utilization guarantee which requires that Air Canada make certain minimum payments to Jazz regardless of the revenue generated by Jazz.

Pension Plans

Canadian federal pension legislation requires that the funded status of registered pension plans be determined periodically, on both a going concern basis (essentially assuming indefinite plan continuation) and a solvency basis (essentially assuming immediate plan termination).

The solvency liability is influenced primarily by long-term interest rates and by the investment return on plan assets. The interest rate used to calculate benefit obligations for solvency purposes is a prescribed rate derived from the interest rates on long-term Government of Canada bonds. In the current low interest rate environment, the calculation results in a higher present value of the pension obligations, leading to a larger unfunded solvency position.

In May 2004, Air Canada and the Office of the Superintendent of Financial Institutions agreed on a protocol pursuant to which the solvency funding requirements for Air Canada's registered pension plans provided for in the then existing regulations were amended retroactive to January 1, 2004. Air Canada is required to make substantial annual cash contributions, and the level of those contributions will increase in the event of poor pension fund investment performance and/or further declines in long-term Government of Canada bond rates. Underfunded pension plans or a failure or inability by Air Canada to make required cash contributions to its registered pension plans could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Star AllianceTM

The strategic and commercial arrangements with Star AllianceTM members provide Air Canada with important benefits, including code sharing, efficient connections and transfers, reciprocal participation in frequent flyer programs and use of airport lounges from the other members. Should a key member leave Star AllianceTM or otherwise fail to meet its obligations thereunder, Air Canada's business, results from operations and financial condition could be materially adversely affected.

Interruptions or Disruptions in Service

Air Canada's business is significantly dependent upon its ability to operate without interruption at a number of hub airports, including Toronto Pearson Airport. Delays or disruptions in service, including those due to security or other incidents, weather conditions, labour conflicts with airport workers, baggage handlers, air traffic controllers and other workers not employed by Air Canada or other causes beyond the control of Air Canada could have a material adverse impact on Air Canada's business, results from operations and financial condition.

Foreign Exchange

Air Canada's financial results are sensitive to the changing value of the Canadian dollar. In particular, Air Canada has a significant annual net outflow of US dollars and is affected by fluctuations in the Canada/US dollar exchange rate. Air Canada's management estimates that during 2007, a $0.01 increase in the Canada/US dollar exchange rate (i.e., from $0.99 to $0.98 per US dollar) would have had an estimated $25 million favourable impact on operating income and an estimated $72 million favourable impact on pre-tax income. Conversely, an opposite change in the exchange rate would have had the opposite effect. Air Canada incurs significant expenses in US dollars for such items as fuel, aircraft rental charges, interest payments, debt servicing and computerized reservations system fees, while a substantial portion of its revenues are generated in Canadian dollars. A significant deterioration of the Canadian dollar relative to the US dollar would increase the costs of Air Canada relative to its US competitors and could have a material adverse effect on Air Canada's business, results from operations and financial condition. In addition, Air Canada may be unable to appropriately hedge the risks associated with fluctuations in exchange rates.

Current Legal Proceedings

The European Commission, the United States Department of Justice and the Competition Bureau in Canada, among other competition authorities, are investigating alleged anti-competitive cargo pricing activities, including the levying of certain fuel surcharges, of a number of airlines and cargo operators, including Air Canada, a number of whom, including Air Canada, have received a statement of objections from the European Commission that sets out the European Commission's preliminary assessment in relation to such matter. Competition authorities have sought or requested information from Air Canada as part of their investigations.  Air Canada is cooperating with these investigations, which are likely to lead to proceedings against Air Canada and a number of airlines and other cargo operators in certain jurisdictions.  Air Canada is also named as a defendant in a number of class action lawsuits that have been filed before the United States District Court and in Canada in connection with these allegations.  Management of Air Canada has determined that it is not possible at this time to predict with any degree of certainty the outcome of these proceedings, but these proceedings may result in a material liability to Air Canada.

In February 2006, Jazz commenced proceedings before the Ontario Superior Court of Justice against Porter Airlines Inc. ("Porter") and other defendants (collectively the "Porter Defendants") after Jazz became aware that it would be excluded from operating flights from Toronto City Centre (Island) Airport (the "TCCA"). On October 26, 2007, the Porter Defendants counter-claimed against Jazz and Air Canada alleging various violations of competition law, including that Jazz and Air Canada's commercial relationship contravenes Canadian competition laws, and claiming $850 million in damages. Following the institution of proceedings in the Ontario Superior Court of Justice, Jazz commenced judicial review proceedings against the Toronto Port Authority ("TPA") before the Federal Court of Canada relating to Jazz's access to the TCCA. The Porter Defendants were granted intervener and party status in these proceedings. In January of 2008, Porter filed a defence and counterclaim against Jazz and Air Canada making allegations and seeking conclusions similar to those in the Ontario Superior Court counterclaim. Management of Air Canada views Porter's counterclaims in both jurisdictions as being without merit.

In October 2006, ACPA commenced proceedings before the Ontario Superior Court of Justice against Air Canada, ACE and certain members of the board of directors of Air Canada alleging that certain past and future actions are oppressive to it. A variety of remedies were sought against the parties including an injunction to impose, among other things, limits on corporate distributions including those contemplated under the ACE plan of arrangement which became effective on October 10, 2006. Following a hearing in December, 2006, Mr. Justice Cumming of the Ontario Superior Court of Justice dismissed ACPA's application for an injunction and granted respondents' cross-motion to dismiss ACPA's claim. ACPA has not appealed the dismissal of the injunction application but has appealed, to the Ontario Court of Appeal, the order dismissing its claim and the appeal, while originally scheduled for March 2008, is now scheduled to be heard on June 27, 2008. Management is of the view that the ACPA claim is without merit.

The Canadian Union of Public Employees ("CUPE"), which represents Air Canada's flight attendants, has a complaint before the Canadian Human Rights Commission where it alleges gender-based wage discrimination.  CUPE claims the predominantly female flight attendant group should be paid the same as the predominantly male pilot and mechanics groups because their work is of equal value.  The complaint dates from 1991 but has not been investigated on the merits because of a legal dispute over whether the three groups work in the same "establishment" within the meaning of the Canadian Human Rights Act.  On January 26, 2006, the Supreme Court of Canada ruled that they do work in the same "establishment" and sent the case back to the Canadian Human Rights Commission, which may now proceed to assess the merits of CUPE's complaint.  On March 16, 2007, the Canadian Human Rights Commission referred the complaint against Air Canada for investigation.  Air Canada considers that any investigation will show that it is complying with the equal pay provisions of the Canadian Human Rights Act; however, management  of Air Canada has determined that it is not possible at this time to predict with any degree of certainty the final outcome of the Canadian Human Rights Commission's investigation.

On January 10, 2008, a decision was rendered by the Canadian Transportation Agency (Decision No. 6-AT-A-2008) following an application pursuant to subsection 172(1) of the CTA, as amended, against Air Canada and other air carriers and parties concerning the fares and charges to be paid by persons with disabilities who require additional seating to accommodate their disabilities to travel by air on domestic air services. On February 11, 2008, Air Canada, Jazz and WestJet applied to the Federal Court of Appeal for leave to appeal the CTA decision.  Management of Air Canada has determined that it is not possible at this time to predict with any degree of certainty the outcome of these proceedings in appeal of the CTA decision or the final effects thereof.

Reliance on Key Personnel

Air Canada is dependent on the experience and industry knowledge of its executive officers and other key employees to execute its business plan. If Air Canada were to experience a substantial turnover in its leadership or other key employees, Air Canada's business, results from operations and financial condition could be materially adversely affected. Additionally, Air Canada may be unable to attract and retain additional qualified key personnel as needed in the future.

Aeroplan

Dependency on Top Accumulation Partners

Aeroplan's top three Accumulation Partners were responsible for 89% of Gross Billings for the year ended 2007. Similarly, one accumulation partner accounts for a significant amount of Gross Billings of LMG. A decrease in sales of Aeroplan Miles to any significant partner for any reason, including a decrease in pricing or activity, or a decision to either utilize another service provider or to no longer outsource some or all of the services provided could have a material adverse effect on Gross Billings. Subject to the minimum number of Aeroplan Miles to be purchased by Air Canada under the CPSA, Air Canada can change the number of Aeroplan Miles awarded per flight without Aeroplan's consent, which could result in a significant reduction in Gross Billings. There is no assurance that Aeroplan and LMG will be able to renew their contracts with their principal Accumulation Partners on similar terms, or at all when they expire.

Reduction in Activity Usage and Accumulation of Aeroplan Miles

A decrease in Gross Billings from any Accumulation Partner for any reason, including a decrease in pricing or activity, or a decision to either utilize another service provider or to no longer outsource some or all of the services provided, or a decrease in the accumulation of Aeroplan Miles or Nectar Points by members could have a material adverse effect on Gross Billings and revenue.

Retail Market / Economic Downturn

The markets for the services that Aeroplan and LMG offer may fail to expand or may contact and this could negatively impact growth and profitability. Loyalty and database marketing strategies are relatively new to retailers, and there can be no guarantee that merchants will continue to use these types of marketing strategies. In addition, Gross Billings are dependent on levels of consumer spend with Accumulation Partners, and any slowdown or reduction in consumer activity may have an impact on Aeroplan Miles or Nectar Points issuance.

Greater Than Expected Redemptions for Rewards

A significant portion of profitability is based on Aeroplan's estimate of the number of Aeroplan Miles or Nectar Points that will never be redeemed by the member base. The percentage of Aeroplan Miles or Nectar Points that are not expected to be redeemed is known as "Breakage" in the loyalty industry. Under the Aeroplan Program, the current estimate of Breakage by Aeroplan's management is based on two independent studies conducted in 2006 on behalf of Aeroplan. As these studies were based on data up to December 31, 2005, which did not take into account the impact of the ClassicPlus FlightTM Rewards program introduced in October 2006, management, assisted by an independent firm of experts, conducted a Breakage review on the basis of data accumulated until the end of 2006. Based upon the results of this update the estimated Breakage factor for the Aeroplan Program remains at 17%. In addition, during 2008, management is conducting a full Breakage review taking into consideration a full year's redemption data of ClassicPlus FlightTM rewards and other factors. Breakage for the Aeroplan and Nectar Programs may decrease as such programs grow and a greater diversity of rewards become available. If actual redemptions are greater than Aeroplan's current estimates, profitability could be adversely affected due to the cost of the excess redemptions. Furthermore, the actual mix of redemptions between air and non-air rewards could adversely affect Aeroplan's profitability. Total Broken Miles amounted to 100.7 billion miles as at December 31, 2007 and include 85.4 billion Aeroplan Miles and Nectar Points. The responsibility to provide rewards for these 100.7 billion total Broken Miles, if ever redeemed, rests with Aeroplan. While management believes that a material portion of the estimated 85.4 billion Aeroplan Miles and Nectar Points will not be redeemed, there can be no such assurances.

Changes to the Aeroplan and Nectar Programs

From time to time Aeroplan and LMG may make changes to the Aeroplan and Nectar Programs that may not be well received by certain segments of the membership and may affect their level of engagement. In addition, these members may choose to seek such legal and other recourses as available to them, which if successful, could have a negative impact on results of operations and /or reputation.

Labour Relations

Aeroplan contact centre agents are covered by a collective agreement between the National Automobile, Aerospace, Transportation and General Workers Union of Canada Local 2002 ("CAW") and Air Canada until 2009. While Aeroplan enjoys positive relations with the unionized contact centre agents, if Air Canada faces labour disturbances resulting in work stoppages or other action instigated from within the larger bargaining unit, this could have a material adverse effect on Aeroplan's business. Furthermore, if at the expiration of the applicable collective agreement, the relevant parties are unable to renegotiate the collective agreement with CAW, it could result in work stoppages and other labour disturbances which would similarly have a material adverse effect on Aeroplan's business. In addition, if the Aeroplan GSA is terminated by Air Canada, it could have a material adverse effect on Aeroplan's business in the event that Aeroplan is unable to hire a sufficient number of contact centre agents during the six month termination period under the Aeroplan GSA.

Technological Disruptions and Inability to use Third Party Software

Aeroplan and LMG's ability to protect their data and contact centres against damage from fire, power loss, telecommunications failure and other disasters is critical. In order to provide many of their services, they must be able to store, retrieve, process and manage large databases and periodically expand and upgrade their capabilities. While Aeroplan and LMG have in place, and continue to invest in, technology security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly. Any damage to data and contact centres, any failure of telecommunication links that interrupts operations or any impairment of the ability to use licensed software could adversely affect Aeroplan's ability to meet Commercial Partners' and members' needs and their confidence in utilizing Aeroplan or LMG in the future.

In addition, proper implementation and operation of technology initiatives is fundamental to the ability to operate a profitable business. Aeroplan and LMG continuously invest in new technology initiatives to remain competitive, and their continued ability to invest sufficient amounts to enhance technology will affect their ability to operate successfully.

Leverage and Restrictive Covenants in Current and Future Indebtedness

The ability of Aeroplan Income Fund, Aeroplan Trust, Aeroplan Limited Partnership and LMG to make distributions, pay dividends or make other payments or advances will be subject to applicable laws and contractual restrictions contained in the instruments governing any indebtedness (including Aeroplan's credit facilities). The degree to which Aeroplan is leveraged could have important consequences to Aeroplan's unitholders, including: (i) that Aeroplan's ability to obtain additional financing for working capital, capital expenditures or acquisitions in the future may be limited; (ii) that a significant portion of cash flow from operations may be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for future operations; (iii) that certain borrowings will be at variable rates of interest, which exposes Aeroplan to the risk of increased interest rates; and (iv) that Aeroplan may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures. These factors may increase the sensitivity of distributable cash to interest rate variations.

In addition, Aeroplan's credit facilities contain a number of financial and other restrictive covenants that require Aeroplan to meet certain financial ratios and financial condition tests and limit Aeroplan's ability to enter into certain transactions. A failure to comply with the obligations in Aeroplan's credit facilities could result in a default which, if not cured or waived, could result in a termination of distributions by Aeroplan and permit acceleration of the relevant indebtedness. If the indebtedness under Aeroplan's credit facilities, including any possible hedge contracts with the lenders, were to be accelerated, there can be no assurance that the assets of Aeroplan would be sufficient to repay in full that indebtedness.

Aeroplan may need to refinance its available credit facilities or other debt and there can be no assurance that it will be able to do so or be able to do so on terms as favourable as those presently in place. If Aeroplan is unable to refinance these credit facilities or other debt, or is only able to refinance these credit facilities or other debt on less favourable and/or more restrictive terms, this may have a material adverse effect on Aeroplan's financial position, which may result in a reduction or suspension of cash distributions to unitholders of Aeroplan Income Fund. In addition, the terms of any new credit facility or debt may be less favourable or more restrictive than the terms of the existing credit facilities or other debt, which may indirectly limit or negatively impact the ability of Aeroplan Income Fund to pay cash distributions.

Restrictions on Certain Unitholders and Liquidity of Units

The declaration of trust of Aeroplan Income Fund imposes various restrictions on unitholders of Aeroplan Income Fund. Non-resident unitholders are prohibited from beneficially owning more than 49.9% of the units of Aeroplan Income Fund. These restrictions may limit (or inhibit the exercise of) the rights of certain unitholders, including non-residents of Canada and United States persons, to acquire units, to exercise their rights as unitholders and to initiate and complete take-over bids in respect of the units. As a result, these restrictions may limit the demand for units from certain investors and thereby adversely affect the liquidity and market value of the units held by the public. Aeroplan's management regularly monitors the level of non-resident ownership of Aeroplan Income Fund through declarations obtained from market intermediaries. Given the limitations in the securities registration system and the lack of any process for real-time residency information to flow to Aeroplan's trustee and transfer agent, Aeroplan Income Fund is of the view that the periodic declarations received from various market intermediaries are currently the most appropriate method of determining the residency status of its unitholders. Based on information obtained from market intermediaries, Aeroplan Income Fund estimates that as of December 31, 2007, 43% of its outstanding units were held by non-residents. If the level of non-resident ownership of Aeroplan Income Fund approaches the 49.9% threshold, Aeroplan Income Fund will consider implementing measures necessary to maintain its status as a mutual fund trust including the following: requiring residence declarations from unitholders, refusing to accept a subscription for units from or issue or register a transfer of units to a non-resident, imposing other limits on unit ownership by non-residents, and requiring non-resident unitholders to dispose of all or a portion of their unit holdings.

Cash Distributions Are Not Guaranteed and Will Fluctuate with the Business Performance

Although Aeroplan Income Fund intends to distribute cash distributions received from Aeroplan, less expenses and amounts, if any, paid in connection with the redemption of units, there can be no assurance regarding the amounts of income to be generated by Aeroplan's business or ultimately distributed to Aeroplan Income Fund. The actual amount distributed in respect of the units is not guaranteed and will depend upon numerous factors, including Aeroplan's operating cash flows, profitability and its ability to sustain adjusted EBITDA margins and the fluctuations in Aeroplan's working capital and capital expenditures, all of which are susceptible to a number of risks.

If Aeroplan Income Fund elects to convert from its current income trust structure to a corporate structure, there can be no assurance that Aeroplan Income Fund will maintain its current distribution policy and that dividends will be paid to its shareholders in amounts equivalent to the current monthly distributions paid to unitholders.

Risks Related to the Airline Industry

Economic and Geopolitical Conditions

Airline operating results are sensitive to economic and geopolitical conditions which can have a significant impact on the demand for air transportation. Airline fares and passenger demand have fluctuated significantly in the past and may fluctuate significantly in the future. Air Canada is not able to predict with certainty market conditions and the fares that Air Canada may be able to charge. Customer expectations can change rapidly and the demand for lower fares may limit revenue opportunities. Travel, especially leisure travel, is a discretionary consumer expense. A downturn in economic growth in North America, as well as geopolitical instability in various areas of the world, increased concerns about the environmental impacts of air travel and tendencies towards "green" travel initiatives where consumers reduce their travel activities, could have the effect of reducing demand for air travel in Canada and abroad and, together with the other factors discussed herein, could have a material adverse effect on Air Canada's profitability.  Especially in light of Air Canada's substantial fixed cost structure, any prolonged or significant weakness of the Canadian, US or world economies could reduce the demand for air transportation which in turn could have a material adverse effect on Air Canada's business, results from operations and financial condition

Airline Industry Characterized by Low Gross Profit Margins and High Fixed Costs

The airline industry is characterized by low gross profit margins and high fixed costs. The costs of operating any particular flight do not vary significantly with the number of passengers carried and, therefore, a relatively small change in the number of passengers or in fare pricing or traffic mix could have a significant effect on Air Canada's operating and financial results. This condition has been exacerbated by aggressive pricing by low-cost carriers, which has had the effect of driving down fares in general. Accordingly, a shortfall from expected revenue levels could have a material adverse effect on Air Canada's business, results from operations and financial condition. Air Canada incurs substantial fixed costs which do not meaningfully fluctuate with overall capacity. As a result, should Air Canada be required to reduce its overall capacity or the number of flights operated, it may not be able to successfully reduce certain fixed costs in the short term and may be required to incur important termination or other restructuring costs, which could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Terrorist Attacks and Security Measures

The September 11, 2001 terrorist attacks and subsequent terrorist activity, notably in the Middle East, Southeast Asia and Europe, caused uncertainty in the minds of the traveling public. The occurrence of a major terrorist attack (whether domestic or international and whether involving Air Canada or another carrier or no carrier at all) and increasingly restrictive security measures, such as the current restrictions on the content of carry-on baggage and current or proposed passenger identification document requirements, could have a material adverse effect on passenger demand for air travel and on the number of passengers traveling on Air Canada's flights. It could also lead to a substantial increase in insurance, airport security and other costs. Any resulting reduction in passenger revenues and/or increases in insurance, security or other costs could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Epidemic Diseases (Severe Acute Respiratory Syndrome (SARS), Influenza or Other Epidemic Diseases)

As a result of the international outbreaks of Severe Acute Respiratory Syndrome (SARS) in 2003, the World Health Organization (the "WHO") issued on April 23, 2003 a travel advisory, which was subsequently lifted on April 30, 2003, against non-essential travel to Toronto, Canada. The seven day WHO travel advisory relating to Toronto, the location of Air Canada's primary hub, and the international SARS outbreak had a significant adverse effect on passenger demand for air travel in Air Canada's markets and resulted in a major negative impact on traffic on the entire network. The WHO warns that there is a substantial risk of an influenza pandemic within the next few years. An outbreak of SARS or of another epidemic disease such as influenza (whether domestic or international) or a further WHO travel advisory (whether relating to Canadian cities or regions or other cities, regions or countries) could have a material adverse effect on passenger demand for air travel. Any resulting reduction in traffic in the markets served by Air Canada's network could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Casualty Losses

Due to the nature of its core operating business, Air Canada may be subject to liability claims arising out of accidents or disasters involving aircraft on which Air Canada's customers are traveling or involving aircraft of other carriers maintained or repaired by Air Canada, including claims for serious personal injury or death. There can be no assurance that Air Canada's insurance coverage will be sufficient to cover one or more large claims and any shortfall may be material. Additionally, any accident or disaster involving one of Air Canada's aircraft or an aircraft of another carrier receiving line maintenance services from Air Canada may significantly harm Air Canada's reputation for safety, which would have a material adverse effect on Air Canada's business, results from operations and financial condition.

Seasonal Nature of the Business, Other Factors and Prior Performance

Air Canada has historically experienced considerably greater demand for its services in the second and third quarters of the calendar year and significantly lower demand in the first and fourth quarters of the calendar year. This demand pattern is principally a result of the preference of a high number of leisure travelers to travel during the spring and summer months. Air Canada has substantial fixed costs that do not meaningfully fluctuate with passenger demand in the short term.

As described elsewhere, demand for air travel is also affected by factors such as economic conditions, war or the threat of war or terrorist attacks, fare levels and weather conditions. Due to these and other factors, operating results for an interim period are not necessarily indicative of operating results for an entire year, and operating results for a historical period are not necessarily indicative of operating results for a future period.

Regulatory Matters

The airline industry is subject to extensive Canadian and foreign government regulations relating to, among other things, security, safety, licensing, competition, noise levels and the environment and, in some measure, pricing. With the heightened focus on reducing carbon emissions, governments are enacting or considering legislation, including in relation to carbon emission trading schemes, which is aimed at reducing carbon emissions and such legislation may apply to the airline industry. Additional laws and regulations may be proposed, and decisions rendered, from time to time which could impose additional requirements or restrictions on airline operations. The implementation of additional regulations or decisions by Transport Canada, the Competition Bureau and/or the Competition Tribunal, the Canadian Transportation Agency, or other domestic or foreign governmental entities may have a material adverse effect on Air Canada's business, results from operations and financial condition. Air Canada cannot give any assurances that new regulations or revisions to the existing legislation, or decisions, will not be adopted or rendered. The adoption of such new laws and regulations or revisions, or the rendering of such decisions, could have a material adverse effect on Air Canada's business, results from operations and financial condition.

The availability of international routes to Canadian air carriers is regulated by agreements between Canada and foreign governments. Changes in Canadian or foreign government aviation policy could result in the alteration or termination of these agreements and could adversely affect Air Canada's international operations.

In July 2000, the Government of Canada amended the CTA, the Competition Act and the Air Canada Public Participation Act to address the competitive airline environment in Canada and ensure protection for consumers. This legislation included airline-specific provisions concerning "abuse of dominance" under the Competition Act, later supplemented by creating "administrative monetary penalties" for a breach of the abuse of dominance provisions by a dominant domestic air carrier.

In July 2003, the Competition Tribunal released its reasons and findings in a proceeding between the Commissioner of Competition and Air Canada which had considered the approach to be taken in determining whether Air Canada was operating below "avoidable costs" in violation of one of the new airline-specific abuse of dominance provisions. The Competition Tribunal applied a very broadly crafted cost test in its decision. In September 2004, the Commissioner of Competition published a letter describing the enforcement approach that would be taken in future cases involving the airline-specific abuse of dominance provisions, which included a statement that the Tribunal's approach to avoidable costs remains relevant.

On November 2, 2004, the Minister of Industry tabled amendments to the Competition Act in Bill C-19 which, if enacted, would have removed the airline-specific "abuse of dominance" provisions from the Competition Act. However, on November 29, 2005, the 38th Parliament of Canada was dissolved. As a result, the legislative process relating to the adoption of Bill C-19 was terminated. On October 16, 2007, private Bill C-454 containing provisions to remove the airline-specific "abuse of dominance" provisions from the Competition Act was tabled for first reading in the House of Commons.  Management of Air Canada cannot predict if or when such proposed legislation will come into force.

If the Commissioner of Competition commences inquiries or brings similar applications with respect to significant competitive domestic routes and such applications are successful, it could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Air Canada is subject to domestic and foreign laws regarding privacy of passenger and employee data, including advance passenger information and access to airline reservation systems, which are not consistent in all countries in which Air Canada operates. Compliance with these regulatory regimes is expected to result in additional operating costs and could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Increased Insurance Costs

Since September 11, 2001, the aviation insurance industry has been continually re-evaluating the terrorism risks that it covers and this activity may adversely affect some of Air Canada's existing insurance carriers or Air Canada's ability to obtain future insurance coverage. To the extent that Air Canada's existing insurance carriers are unable or unwilling to provide it with insurance coverage, and in the absence of measures by the Government of Canada to provide the required coverage, Air Canada's insurance costs may increase further and may result in Air Canada being in breach of regulatory requirements or contractual arrangements requiring that specific insurance be maintained, which may have a material adverse effect on Air Canada's business, results from operations and financial condition.

Third Party War Risk Insurance

There is a risk that the Government of Canada may not continue to provide an indemnity for third party war risk liability coverage, which it currently provides to Air Canada and certain other carriers in Canada. In the event that the Government of Canada does not continue to provide such indemnity or amends such indemnity, Air Canada and other industry participants would have to turn to the commercial insurance market to seek such coverage. Air Canada estimates that such coverage would cost Air Canada approximately $15 million per year. Alternative solutions, such as those envisioned by the International Civil Aviation Organization ("ICAO") and the International Air Transport Association ("IATA"), have not developed as planned, due to actions taken by other countries and the recent availability of supplemental insurance products. ICAO and IATA are continuing their efforts in this area, however the achievement of a global solution is not likely in the immediate or near future. The US federal government has set up its own facility to provide war risk coverage to US carriers, thus removing itself as a key component of any global plan.

Furthermore, the London aviation insurance market has introduced a new standard war and terrorism exclusion clause which is applicable to aircraft hull and spares war risk insurance, and intends to introduce similar exclusions to airline passenger and third party liability policies. Such clause excludes claims caused by the hostile use of a dirty bomb, electromagnetic pulse device, or biochemical materials. The Government of Canada indemnity program is designed to address these types of issues as they arise, but the Government of Canada has not yet decided to extend the existing indemnity to cover this exclusion. Unless and until the Government of Canada does so, the loss of coverage exposes Air Canada to this new uninsured risk and may result in Air Canada being in breach of certain regulatory requirements or contractual arrangements, which may have a material adverse effect on Air Canada's business, results from operations and financial condition.

MARKET FOR SECURITIES

The Variable Voting Shares and the Voting Shares are traded on the TSX under the trading symbols "ACE.A" and "ACE.B", respectively. The following table sets forth the price range and trading volume of the Variable Voting Shares and the Voting Shares as reported by the TSX for the months of January to, and including, December 2007:

	Variable Voting Shares				Voting Shares
2007	High	Low	Average Daily Trading Volume	Total Monthly Volume	High	Low	Average Daily Trading Volume	Total Monthly Volume
January(1)	38.99	30.80	728,119	16,018,624	39.00	31.00	205,065	4,511,428

February	38.08	33.90	614,409	12,288,170	38.00	33.95	265,562	5,311,247

March(2)	36.60	30.12	437,017	9,614,370	36.63	30.12	284,469	6,258,320

April	32.08	29.35	515,774	10,315,476	32.05	29.31	222,769	4,455,385

May(3)	30.24	25.30	1,166,770	25,668,942	30.19	25.50	214,718	4,723,800

June	27.19	25.75	760,532	15,971,175	27.14	25.80	611,086	12,832,800

July	28.14	25.40	356,102	7,478,143	28.14	25.43	196,113	4,118,373

August	25.65	23.15	687,703	15,129,455	25.65	23.12	192,637	4,238,021

September	26.74	23.90	708,975	13,470,526	26.68	23.85	199,947	3,798,984

October	29.89	26.39	654,254	14,393,580	29.92	26.36	238,099	5,238,173

November	30.23	26.65	492,039	10,824,850	30.25	26.55	233,658	5,140,471

December	28.82	27.36	926,214	17,598,063	28.84	27.40	294,145	5,588,753

______________

(1)
Shareholders of record of ACE on January 10, 2007 received a distribution by way of reduction of capital of approximately 0.442 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE.

(2)
Shareholders of record of ACE on March 14, 2007 received a distribution by way of reduction of capital of 0.177 units of Aeroplan Income Fund and 0.219 units of Jazz Air Income Fund per Variable Voting Share, Variable Share and Preferred Share (on an as converted basis) of ACE.

(3)
Shareholders of record of ACE on May 24, 2007 received a distribution by way of reduction of capital of approximately 0.157 unit of Aeroplan Income Fund and 0.105 unit of Jazz Air Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE.

The Notes are traded on the TSX under the trading symbol "ACE.NT.A". The following table sets forth the price range and trading volume of the Notes as reported by the TSX for the months of January to, and including, December 2007:

	Notes
2007	High	Low	Average Daily Trading Volume	Total Monthly Volume
January	107.25	101.00	4,189	92,150

February	114.00	109.00	2,363	47,255

March	114.00	111.00	1,832	40,300

April	109.50	109.00	418	8,350

May	109.00	106.00	1,241	27,300

June	110.50	106.00	9,994	209,870

July	111.25	109.50	299	6,280

August	106.00	105.00	91	2,000

September	110.00	106.00	433	8,230

October	115.15	114.00	5,133	112,920

November	117.00	109.73	4,673	102,810

December	113.00	100.00	71	1,350

DIVIDEND RECORD

ACE has not paid dividends on its Voting Shares, Variable Voting Shares or Preferred Shares for the year ended December 31, 2007.

DESCRIPTION OF CAPITAL STRUCTURE

The share capital of ACE is composed of an unlimited number of Variable Voting Shares and Voting Shares and of 12,500,000 Preferred Shares. In addition, ACE has issued debt securities in the form of Notes. The following summary describes the rights, privileges, restrictions and conditions that are attached to the Variable Voting Shares, Voting Shares and Preferred Shares, and includes a description of the Notes and the ratings ascribed to them. This summary does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the terms of the ACE Articles of Arrangement.

 Variable Voting Shares

Voting

The holders of the Variable Voting Shares shall be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of ACE, except where the holders of a specified class are entitled to vote separately as a class as provided in the CBCA.

The Variable Voting Shares may be held only by persons who are not Canadians (as such term is defined in the CTA) and are entitled to one vote per Variable Voting Share unless (i) the number of Variable Voting Shares outstanding (including the Preferred Shares, on an as converted basis), as a percentage of the total number of votes attaching to Voting Shares outstanding exceeds 25% or (ii) the total number of votes cast by or on behalf of holders of Variable Voting Shares (including the Preferred Shares, on an as converted basis) at any meeting exceeds 25% of the total number of votes that may be cast at such meeting. If either of the above noted thresholds would otherwise be surpassed at any time, the vote attached to each Variable Voting Share will decrease proportionately such that (i) the Variable Voting Shares as a class (including the Preferred Shares on an as converted basis) do not carry more than 25% of the aggregate votes attached to all issued and outstanding voting shares of ACE and (ii) the total number of votes cast by or on behalf of holders of Variable Voting Shares (including the Preferred Shares on an as converted basis) at any meeting do not exceed 25 % of the votes that may be cast at such meeting.

Dividends

Subject to the rights, privileges, restrictions and conditions attaching to the shares of ACE of any other class ranking senior to the Variable Voting Shares, the holders of the Variable Voting Shares shall, at the discretion of the directors, be entitled to receive, out of monies, assets or property of ACE properly applicable to the payment of dividends, any dividends declared and payable by ACE on the Variable Voting Shares and the Variable Voting Shares shall rank equally as to dividends on a share for share basis with the Voting Shares and the Preferred Shares participating on an as converted basis. All dividends declared in any fiscal year of ACE shall be declared in equal or equivalent amounts per share on all Variable Voting Shares, Voting Shares and the Preferred Shares participating on an as converted basis at the time outstanding, without preference or distinction.

Subdivision or Consolidation

No subdivision or consolidation of the Variable Voting Shares or the Voting Shares shall occur unless, simultaneously, the shares of the other class are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Rights upon Liquidation, Dissolution or Winding Up

Subject to the rights, privileges, restrictions and conditions attaching to the shares of ACE ranking prior to the Variable Voting Shares, including the Preferred Shares, upon liquidation, dissolution or winding up of ACE or other distribution of ACE's assets among its shareholders for the purpose of winding up its affairs, the holders of the Variable Voting Shares and Voting Shares shall be entitled to receive the remaining property of ACE and shall be entitled to share equally, share for share, in all distributions of such assets.

Conversion

Each issued and outstanding Variable Voting Share shall be converted into one Voting Share, automatically and without any further act of ACE or of the holder, if (i) such Variable Voting Share becomes held, beneficially owned and controlled, directly or indirectly, otherwise than by way of security only, by a Canadian; or (ii) the provisions contained in the CTA relating to foreign ownership restrictions are repealed and not replaced with other similar provisions.

In the event that an offer is made to purchase Voting Shares and the offer is one which must, pursuant to applicable securities legislation or the rules of a stock exchange on which the Voting Shares are then listed, be made to all or substantially all the holders of the Voting Shares in a province of Canada to which the requirement applies, each Variable Voting Share shall become convertible at the option of the holder into one Voting Share that shall be subject to the offer at any time while the offer is in effect and until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Variable Voting Shares for the purpose of depositing the resulting Voting Shares in response to the offer and the transfer agent shall deposit the resulting Voting Shares on behalf of the shareholder.

If the Voting Shares resulting from the conversion and deposited pursuant to the offer are withdrawn by the shareholder or are not taken up by the offeror or the offer is abandoned or withdrawn, the Voting Shares resulting from the conversion shall be reconverted automatically and without further act from ACE or the holder, into Variable Voting Shares.

There shall be no right to convert the Variable Voting Shares into Voting Shares or to convert Voting Shares into Variable Voting Shares, except in accordance with the conversion procedure set forth in the ACE Articles of Arrangement.

Constraints on Ownership of Shares

The Variable Voting Shares may only be held, beneficially owned or controlled, directly or indirectly, by persons who are not Canadians.

Voting Shares

Voting

The holders of the Voting Shares shall be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of ACE (except where the holders of a specified class are entitled to vote separately as a class as provided in the CBCA) and each Voting Share shall confer the right to one vote in person or by proxy at all meetings of shareholders of ACE.

Dividends

Subject to the rights, privileges, restrictions and conditions attaching to the shares of ACE of any other class ranking senior to the Voting Shares, the holders of the Voting Shares shall, at the discretion of the directors, be entitled to receive, out of monies, assets or property of ACE properly applicable to the payment of dividends, any dividends declared and payable by ACE on the Voting Shares and the Voting Shares shall rank equally as to dividends on a share for share basis with the Variable Voting Shares and the Preferred Shares participating on an as converted basis and all dividends declared in any fiscal year of ACE shall be declared in equal or equivalent amounts per share on all Voting Shares, Variable Voting Shares and the Preferred Shares on an as converted basis at the time outstanding, without preference or distinction.

Subdivision or Consolidation

No subdivision or consolidation of the Voting Shares or the Variable Voting Shares shall occur unless, simultaneously, the shares of the other class are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Rights upon Liquidation, Dissolution or Winding Up

Subject to the rights, privileges, restrictions and conditions attaching to the shares of ACE ranking senior to the Voting Shares, including the Preferred Shares, upon liquidation, dissolution or winding up of ACE or other distribution of ACE's assets among its shareholders for the purpose of winding up its affairs, the holders of the Voting Shares and Variable Voting Shares shall be entitled to receive the remaining property of ACE and shall be entitled to share equally, share for share, in all distributions of such assets.

Conversion

Unless the foreign ownership restrictions of the CTA are repealed and not replaced with other similar restrictions, an issued and outstanding Voting Share shall be converted into one Variable Voting Share, automatically and without any further act of ACE or the holder, if such Voting Share becomes held, beneficially owned or controlled, directly or indirectly, otherwise than by way of security only, by a person who is not a Canadian.

Constraints on Ownership of Shares

The Voting Shares may only be held, beneficially owned and controlled, directly or indirectly, by Canadians.

Preferred Shares

Voting

The holders of Preferred Shares will be entitled to vote on an as converted basis with the Variable Voting Shares and the Voting Shares and to the extent that they are held by persons who are not Canadians they shall be subject to the same proportionate reduction in voting percentage as if, for voting purposes only, the Preferred Shares had been converted into Variable Voting Shares.

Participation

The holders of Preferred Shares shall participate on an as converted basis with the Variable Voting Shares and the Voting Shares with respect to all dividends, distributions, spin off, split-off, subscription rights or other offers or rights made available to holders of Variable Voting Shares and the Voting Shares and any other similar transactions.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of ACE (with each holder of the Preferred Shares being entitled to treat the occurrence of a merger, amalgamation, sale of all or substantially all of the assets of ACE or other similar transaction involving a change in control of ACE as a liquidation for these purposes), then the holders of the Preferred Shares shall be entitled to receive, prior to and in preference to the holders of Variable Voting Shares and the Voting Shares, an amount per Preferred Share equal to the Fully Accreted Value of such Preferred Shares, determined as of the date of such event. For the purposes of the terms of the Preferred Shares, "Fully Accreted Value" means, with respect to each Preferred Share issued on September 30, 2004 as of any date, the initial purchase price of such Preferred Share, increased at a rate of 5% per annum, compounded semi annually from the date of issuance of such Preferred Shares.

Optional Conversion

The Preferred Shares shall be convertible at the option of the holders thereof at any time into Variable Voting Shares, if held by a non Canadian, or into Voting Shares, if held by a Canadian, at a conversion rate equal to the Fully Accreted Value per Preferred Share (as of the conversion date) divided by the Conversion Price. For the purposes of the terms of the Preferred Shares, "Conversion Price" is equal to $26 or 130% of the initial per share value attributed to the Variable Voting Shares and Voting Shares on September 30, 2004 of $20. The Conversion Price of the Preferred Shares is subject to (i) adjustment as described in "Mandatory Redemption/Conversion" below and (ii) customary public company anti-dilution protection for stock splits, stock dividends, subdivisions, combinations and similar transactions. There shall be no special adjustment for below market or below Conversion Price issuances.

Mandatory Redemption/Conversion

The holders of Preferred Shares shall be required to convert the Preferred Shares into Variable Voting Shares (if the Preferred Shares are not owned and controlled by a Canadian) or Voting Shares (if the Preferred Shares are owned and controlled by a Canadian), within 10 days after the seventh anniversary of the date of issuance of the Preferred Shares (the "Initial Mandatory Conversion Date") provided, however, that if the closing price of Variable Voting Shares or Voting Shares, as the case may be, does not exceed the Fully Accreted Value of a Preferred Share on at least 30 of the 100 trading days immediately prior to the Initial Mandatory Conversion Date then the holders thereof shall not be required to convert their Preferred Shares into Variable Voting Shares or Voting Shares, as the case may be, and on the Initial Mandatory Conversion Date the then applicable Conversion Price shall automatically be reduced by 3.75%.

In the event the Preferred Shares have not been converted on or prior to the Initial Mandatory Conversion Date, on each six month anniversary of the Initial Mandatory Conversion Date (each a "Subsequent Mandatory Conversion Date") until and including the 10 year anniversary of the date of issuance of the Preferred Shares (the "Final Maturity Date"), the Preferred Shares shall be subject to mandatory conversion within 10 days of any Subsequent Mandatory Conversion Date if, and only if, the closing price of Variable Voting Shares or Voting Shares, as the case may be, exceeds the Fully Accreted Value of a Preferred Share on at least 30 of the 100 trading days immediately prior to such Subsequent Mandatory Conversion Date and, if such threshold is not met, the then applicable Conversion Price shall automatically be reduced by an additional 3.75% on each such Subsequent Mandatory Conversion Date. If the foregoing test is not met with respect to the Subsequent Mandatory Conversion Date that is the Final Maturity Date, the holders of Preferred Shares shall have the right to require ACE to redeem each of the Preferred Shares in cash on the Final Maturity Date at a per share redemption price equal to the Fully Accreted Value (as at the Final Maturity Date).

Notwithstanding the foregoing, the Preferred Shares shall not be subject to mandatory conversion as described above unless the Variable Voting Shares and Voting Shares are then listed and posted on the TSX, and a registration statement, prospectus or similar offering document permitting the distribution and sale of such Variable Voting Shares and Voting Shares throughout Canada and/or the United States of America is then effective covering all of the Variable Voting Shares and Voting Shares into which the Preferred Shares are convertible at the time of such mandatory conversion.

Mandatory Conversion

If at any time during (i) the period commencing on the date of issuance of the Preferred Shares and ending on and including the first anniversary thereof the closing price of the Variable Voting Shares or Voting Shares, as the case may be, for each of 30 consecutive trading days exceeds 200% of the then applicable Conversion Price or (ii) any period after the first anniversary of the date of issuance of the Preferred Shares the closing price of the Variable Voting Shares or Voting Shares, as the case may be, for each of 30 consecutive trading days exceeds 175% of the then applicable Conversion Price, and, in each case, if the Variable Voting Shares or Voting Shares are then listed and posted on the TSX and a registration statement, prospectus or other similar offering document permitting the distribution and sale of such Variable Voting Shares and Voting Shares throughout Canada and/or the United States of America is then effective covering all of the Variable Voting Shares and Voting Shares into which the Preferred Shares are convertible, then ACE may require the holders of Preferred Shares to convert the Preferred Shares into Variable Voting Shares, if the Preferred Shares are not owned by a Canadian, or Voting Shares, if the Preferred Shares are owned by a Canadian.

Organic Change

With respect to any recapitalization, reorganization, reclassification, consolidation, amalgamation, arrangement, merger, sale of all or substantially all of ACE's assets to another person or other transaction which is effected in such a way that holders of Variable Voting Shares and Voting Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Variable Voting Shares or Voting Shares, as the case may be (each an "Organic Change") which includes a sale of all or substantially all of ACE's assets or where ACE is not the surviving entity, the holders of the Preferred Shares shall be entitled to cause ACE to either (i) require that the surviving entity or its publicly traded parent issue to the holders of Preferred

Shares in exchange for such shares, a security of the surviving or publicly traded parent entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having the same economic rights and preferences as the Preferred Shares and having a rank senior to all capital stock of such issuing entity or (ii) make appropriate adjustments contemporaneously to the rights attached to the Preferred Shares so as to preserve in all respects the benefits conferred on the holders of the Preferred Shares by the terms of the Preferred Shares.

With respect to any reorganization, amalgamation, arrangement, merger or other similar transaction that does not constitute an Organic Change, appropriate adjustments shall contemporaneously be made to the rights (including, without limitation, the conversion right) attached to the Preferred Shares so as to preserve in all respects the benefits conferred on the holders of the Preferred Shares by the terms of the Preferred Shares.

Pre-emptive Rights

If ACE proposes to issue or sell any Variable Voting Shares or Voting Shares or other equity securities, rights, options, warrants or other convertible securities which represent rights to purchase Variable Voting Shares or Voting Shares, as the case may be, each holder of Preferred Shares shall be entitled to purchase a number of such Variable Voting Shares or Voting Shares, as the case may be, or other equity securities, rights, options, warrants or other convertible securities sufficient to allow such holder to maintain its proportionate equity ownership in ACE, on a fully diluted basis at the level of such interest immediately prior to such issuance or sale, subject to exceptions for issuances under management and employee stock incentive plans approved by the board of directors of ACE.

Notes

4.25% Convertible Senior Notes

As of March 28, 2008, ACE had an amount of $322,796,000 in 4.25% Convertible Senior Notes (the "Notes") issued and outstanding. The Notes are senior unsecured obligations of ACE and rank equally in right of payment to all other senior unsecured indebtedness of ACE and senior in right of payment to any subordinated indebtedness of ACE. The Notes are subordinated to all existing and future secured indebtedness of ACE. In addition, the Notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the subsidiaries of ACE.

Each Note is convertible at the option of the holder into Voting Shares (if the Notes are owned and controlled by a Canadian) or into Variable Voting Shares (if the Notes are not owned and controlled by a Canadian) at an initial conversion ratio of approximately 20.8333 Shares per $1,000 principal amount of Notes, subject to adjustment in certain events in accordance with the indenture governing the Notes. On March 22, 2006, ACE announced that, following the distribution of 0.18 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share, the conversion ratio in effect immediately prior to the opening of business on March 22, 2006 was adjusted to 22.2838 Shares for each $1,000 principal amount of Notes. On January 29, 2007, ACE announced that, in connection with its previously announced distribution of units of Aeroplan Income Fund to its shareholders as of a record date of January 10, 2007, the conversion ratio was being adjusted again, effective January 29, 2007, to 27.6987 Shares for each $1,000 principal amount of Notes. On April 2, 2007, ACE announced that, in connection with its previously announced distribution of units of Aeroplan Income Fund and Jazz Air Income Fund to its shareholders as of a record date of March 14, 2007, the conversion ratio was being adjusted again, effective April 2, 2007, to 32.5210 Shares for each $1,000 principal amount of Notes. On June 12, 2007, ACE announced that, in connection with its previously announced distribution of units of Aeroplan Income Fund and Jazz Air Income Fund to its shareholders as of a record date of May 24, 2007, the conversion ratio was being adjusted again, effective June 12, 2007, to 37.6879 Shares for each $1,000 principal amount of Notes. On January 11, 2008, ACE announced that, in connection with the previously announced results of its offer to purchase $1.5 billion of its Variable Voting Shares and Voting Shares pursuant to a substantial issuer bid that expired on January 10, 2008, the conversion ratio was being adjusted again, effective January 11, 2008, to 39.0341 Shares for each $1,000 principal amount of Notes.

Holders converting their Notes will not receive any payment upon conversion representing accrued but unpaid interest on such Notes. Subject to the satisfaction of certain conditions, ACE may, in lieu of delivering

Voting Shares or Variable Voting Shares upon conversion of all or a portion of the Notes, elect to pay cash or a combination of cash and Voting Shares or Variable Voting Shares.

Prior to June 6, 2008, ACE may not redeem the Notes, except upon the occurrence of certain changes to the laws governing Canadian withholding taxes. At any time on or after June 6, 2008, ACE may, on not more than 60 days and not less than 30 days prior written notice, redeem the Notes either in whole or in part at a specified redemption price, plus accrued and unpaid interest to, but excluding, the redemption date.

Each holder of Notes may require ACE to purchase all or a portion of that holder's Notes on June 1, 2010, June 1, 2015, June 1, 2020, June 1, 2025, and June 1, 2030, at a purchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the date of purchase.

Subject to the satisfaction of certain conditions, ACE may, at its option, elect to satisfy its obligation to repay the principal amount of the Notes, together with accrued and unpaid interest thereon, on redemption, purchase or repayment at maturity by, in whole or in part, the issuance of Variable Voting Shares or Voting Shares.

Ratings

Ratings generally address the ability of a company to repay principal and interest or dividends on securities.

This section describes the credit ratings that ACE has received for its Notes. These ratings provide investors with an independent measure of credit quality of an issue of securities. Each rating should be evaluated independently.

These ratings are not recommendations to purchase, hold or sell the Notes, or a comment on the market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn in the future by a rating agency.

The Notes were rated by DBRS Limited ("DBRS") until November 22, 2007. As of November 22, 2007, DBRS withdrew its ratings of the Notes at the request of ACE.

The table below shows the range of credit ratings that DBRS assigns to long-term debt instruments.

Agency	Highest Quality of Securities Rated	Lowest Quality of Securities Rated
DBRS	AAA	D

The DBRS long-term debt rating scale indicates the risk that a company may not meet its obligations to pay interest and principal in a timely manner. Every DBRS rating is based on quantitative and qualitative considerations relevant to the borrowing entity.

ACE had received the following credit rating for the Notes it has issued until DBRS withdrew its ratings for the Notes at the request of ACE as described above:

Agency	Long-Term Debt Credit Rating
DBRS	B (high)

The DBRS B (high) rating on long-term debt rank 14th among the 26 long-term debt credit ratings given by DBRS. According to DBRS, a company with a long-term debt rated B is considered highly speculative and there is a reasonably high level of uncertainty as to the ability of the entity to pay interest and principal on a continuing basis in the future, especially in periods of economic recession or industry adversity.

DIRECTORS AND OFFICERS

 Directors

The name, municipality of residence and principal occupation of each of the directors are, as of the date hereof, as set forth below. Such individuals have served as directors of ACE since the dates and hold the number of shares of ACE set forth opposite their respective names.

Name and Municipality of Residence	Principal Occupation	Director Since
Bernard Attali (2)(4) Paris, France	Senior Advisor (France) TPG Capital	September 30, 2004
Robert E. Brown (2)(3) Montreal, Québec	President and Chief Executive Officer CAE Inc.	September 30, 2004
Michael M. Green (2)(4) Wayne, Pennsylvania	Managing Director Cerberus Capital Management, L.P.	September 30, 2004
W. Brett Ingersoll (1)(3) New York, New York	Managing Director Cerberus Capital Management, L.P.	September 30, 2004
Pierre Marc Johnson (2)(3) Montreal, Québec	Senior Counsel Heenan Blaikie LLP	September 30, 2004
Richard H. McCoy (2)(3)(4) Toronto, Ontario	Corporate Director	August 3, 2005
John T. McLennan (1)(4) Mahone Bay, Nova Scotia	Corporate Director	September 30, 2004
Robert A. Milton London, England	Chairman, President and Chief Executive Officer, ACE	June 29, 2004
David I. Richardson (1)(3) Grafton, Ontario	Corporate Director	September 30, 2004
Marvin Yontef (2) Toronto, Ontario	Senior Partner Stikeman Elliott LLP	June 29, 2004

_____________________

(1)	Member of the Audit, Finance and Risk Committee.
(2)	Member of the Governance and Corporate Matters Committee.
(3)	Member of the Human Resources and Compensation Committee.
(4)	Member of the Nominating Committee.

Unless otherwise indicated below, each of the directors has held the occupation listed above for more than five years. Mr. Brown was Chairman of Air Canada from 2003 to 2004. Mr. McLennan was Vice Chairman and Chief Executive Officer of AT&T Canada (which was renamed Allstream Inc.) from 2000 to 2004.  Mr. McCoy was Vice Chairman, Investment Banking at TD Securities from 1997 to 2003.

The term of office of all of the above directors will expire at the next annual meeting of shareholders of ACE or until their successors are appointed or elected.

 Officers

The name, municipality of residence and position held with ACE of each of the officers are as set forth below:

Name and Municipality of Residence	Position Held
Robert A. Milton London, England	Chairman, President and Chief Executive Officer, ACE
Brian Dunne Westmount, Québec	Executive Vice President and Chief Financial Officer
Greg Cote Toronto, Ontario	Senior Vice President, Corporate Finance and Strategy
Sydney John Isaacs Westmount, Québec	Senior Vice President, Corporate Development and Chief Legal Officer
Jack McLean La Salle, Manitoba	Controller
Carolyn M. Hadrovic Beaconsfield, Québec	Corporate Secretary

Unless otherwise indicated below, each of the officers has held a position with ACE or Air Canada similar to that listed above for more than five years. Brian Dunne was a partner at Arthur Andersen prior to taking up the position of Chief Financial Officer of Aer Lingus in October 2001. Mr. Dunne joined ACE in September 2005. Greg Cote was a partner at Ernst & Young since 1997 prior to joining ACE in September 2005. Sydney John Isaacs joined Air Canada in 2000, initially in a business development capacity, and subsequently became Senior Director, Mergers & Acquisitions, and then Senior Director, Restructuring before being appointed Senior Vice President, Corporate Development and Chief Legal Officer of ACE in November 2004. Jack McLean was General Manager, Finance, Air Canada since 1999 before being appointed Controller of ACE in November 2004. Carolyn Hadrovic was Deputy Secretary of ACE before being appointed Corporate Secretary in December 2005 and previously, Senior Counsel, Regulatory and International Law, with Air Canada.

As at March 28, 2008, the directors and officers mentioned above as a group owned, or had control or direction over, directly or indirectly, 48,271 Voting Shares representing approximately 0.3% of the outstanding Voting Shares and 5,000 Variable Voting Shares representing approximately 0.01% of the outstanding Variable Voting Shares of ACE. As at March 28, 2008, the directors and officers mentioned above as a group owned, or had control or direction over, directly or indirectly, 58,000 Class B voting shares of Air Canada representing approximately 0.07% of the outstanding Class B voting shares of Air Canada.

Corporate Cease Trade Orders or Bankruptcies

Other than as set forth below, to the knowledge of ACE: no director or executive officer of ACE is, or has been in the last ten years: (i) a director, chief executive officer or chief financial officer of any company that (A) while that person was acting in that capacity, was the subject of a cease trade order or similar order, or an order that denied the relevant company access to any exemptions under securities legislation, for a period of more than 30 consecutive days, or (B) was the subject of an order of the type referred to in (A) above that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer of that company and which resulted from an event that occurred while that person was acting in a capacity as director, chief executive officer or chief financial officer of that company; or (ii) a director or executive officer of any company that, while that person was acting as director or executive officer of that company, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets:

(i)
Following the acquisition of Canadian Airlines International Ltd. ("CAIL") by Air Canada in 2000, Robert A. Milton became a director of CAIL. Thereafter, CAIL restructured under the CCAA pursuant to a plan of compromise which became effective on July 5, 2000. CAIL's common shares and non-voting shares were suspended from trading by the TSX on June 27, 2000 and delisted on July 6, 2000. Robert A. Milton was President and Chief Executive Officer and a director of Air Canada when it filed for protection under the CCAA on April 1, 2003;

(ii)	Pierre Marc Johnson was a director of Air Canada when it filed for protection under the CCAA on April 1, 2003;

(iii)
Robert E. Brown was a director of Air Canada when Air Canada filed for protection under the CCAA on April 1, 2003 and became chairman of Air Canada on May 13, 2003. Mr. Brown was a director of Nortel Networks Corporation when, on or about May 31, 2004, cease trade orders were issued against directors, officers and certain other current and former employee of Nortel Networks Corporation and Nortel Networks Limited (collectively, "Nortel Networks"). The management cease trade orders were imposed in response to the failure by Nortel Networks to file certain financial statements with the Canadian securities regulators;

(iv)	John T. McLennan was the Chief Executive Officer of AT&T Canada when it filed for protection under the CCAA on October 15, 2002; and

(v)	Michael M. Green was a director of Anchor Glass Container Corporation when it filed a voluntary petition for reorganization under Chapter 11 of the US Bankruptcy Code in August 2005.

Penalties or Sanctions

To the knowledge of ACE, no director or executive officer of ACE, (i) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or (ii) has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Personal Bankruptcies

To the knowledge of ACE, in the last ten years, no director or executive officer has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer.

AUDIT COMMITTEE

Audit Committee Charter

The charter of the Audit, Finance and Risk Committee ("Audit Committee") is attached as Appendix A to this Annual Information Form.

Composition of Audit Committee

The Audit Committee of ACE consists of David I. Richardson (chairman), W. Brett Ingersoll and John T. McLennan. Each member of the Audit Committee is independent and financially literate as defined under Multilateral Instrument 52-110 – Audit Committees.

Relevant Education and Experience of Audit Committee Members

In addition to each member's general business experience, the education and experience of each Audit Committee member that is relevant to the performance of his or her responsibilities as an Audit Committee member is as follows:

(i)
David I. Richardson is a corporate director. Mr. Richardson is a director and the Chairman of the board of directors of Air Canada. Mr. Richardson is the former Chairman of Ernst & Young Inc. (Canada) and a former Executive Partner of Ernst & Young LLP. Mr. Richardson joined its predecessor Clarkson, Gordon & Co. in 1963 and was appointed President of The Clarkson Company Limited in 1982. Mr. Richardson was also a member of the Management and Executive Committees of Ernst & Young LLP, national managing partner of the firm's Corporate Finance practice and the senior partner in the Corporate Recovery and Restructuring practice until retirement from the partnership in 2002. Mr. Richardson holds a Bachelor of Commerce degree from the University of Toronto, is a member and a Fellow of the Institute of Chartered Accountants of Ontario.

(ii)
W. Brett Ingersoll is Managing Director and Co-Head of Private Equity at Cerberus Capital Management, L.P. and a member of the Investment Committee. Prior to joining Cerberus in 2002, Mr. Ingersoll was a Partner at JP Morgan Partners (formerly Chase Capital Partners) where he worked from 1993 to 2002. Mr. Ingersoll focuses primarily on private equity and restructuring situations in various industries including government services, healthcare, transportation, consumer products, financial services and outsourced business services. Mr. Ingersoll is a director of various public and private companies including Chrysler, LLC, IAP Worldwide Services, Inc., Talecris Bio Therapeutics, Inc., AerCap B.V. and Endura Care, LLC. Mr. Ingersoll received his M.B.A. from Harvard Business School and received his B.A. from Brigham Young University.

(iii)
John T. McLennan is a corporate director. Mr. McLennan is a director of Amdocs Ltd., Emera and Jazz Air Holding GP Inc.  Mr. McLennan was Vice-Chairman and Chief Executive Officer of Allstream from May 2000 until June 2004. Prior to that position, he served as AT&T Canada's Vice Chairman and Chief Executive Officer. He was also the founding President of Jenmark Consulting Inc., President and Chief Executive Officer of Bell Canada, President of Bell Ontario as well as Chairman, President and Chief Executive Officer of BCE Mobile Communications Inc. Mr. McLennan has served as President and Chief Executive Officer of Cantel Wireless and Executive Vice President of Mitel Communications Inc. Mr. McLennan holds a BSc and a MSc in Industrial Management from Clarkson University.

Pre-approval Policies and Procedures

The Audit Committee reviews and approves the nature of all non-audit services, as permitted by securities legislation and regulations, to be provided by ACE's external auditor prior to the commencement of such work. In this regard, the Audit Committee will prepare a report for presentation to the shareholders of ACE quarterly or annually, as required, regarding the Audit Committee's approval of such non-audit services in the period.

The Audit Committee will also require and review a report from the external auditor of all relationships between the external auditor and its related entities and ACE and its related entities, including all work performed and fees paid for such work of a non-audit nature, that in the external auditor's professional judgment may reasonably be perceived to bear on its objectivity and independence and confirming that in the external auditor's professional judgment it is independent of ACE and discuss this report with the external auditor in order to evaluate the objectivity and independence of the external auditor. The Audit Committee will also review steps taken by the external auditor to address any findings in any of the foregoing reviews.

Auditors' Fees

PricewaterhouseCoopers LLP has served as ACE's auditing firm since April 26, 1990. Fees payable for the years ended December 31, 2007 and December 31, 2006 to PricewaterhouseCoopers LLP and its affiliates are

 $5,660,432 and $9,075,383, respectively. Fees payable to PricewaterhouseCoopers LLP and its affiliates in 2007 and 2006 are detailed below.

	Year ended December 31, 2007	Year ended December 31, 2006
Audit fees	$5,294,399	$8,445,500
Audit-related fees	$316,009	$599,883
Tax fees	$50,024	$30,000
All other fees	Nil	Nil
	$5,660,432	$9,075,383

The nature of each category of fees is described below.

Audit fees

Audit fees were paid for professional services rendered for the audit of ACE's annual financial statements and for services that are normally provided in connection with statutory and regulatory filings or engagements, including services related to the audit of internal controls over financial reporting.

Audit-related fees

Audit-related fees were paid for professional services related to pension plan audits, specified procedures reports and other items related to the audit.

Tax fees

Tax fees were paid for professional services rendered with respect to income taxes.

INTEREST OF MANAGEMENT AND OTHERS
IN MATERIAL TRANSACTIONS

On September 30, 2004, as part of Air Canada's restructuring process, the Cerberus Affiliate invested $250 million in ACE in consideration for the issuance of 12,500,000 Preferred Shares of ACE. The Cerberus Affiliate is an affiliate of Cerberus Capital Management, L.P. Michael M. Green and W. Brett Ingersoll, both directors of ACE, are respectively President-Operations and Managing Director and Co-Head of Cerberus Capital Management, L.P. As of March 28, 2008, the Cerberus Affiliate holds 6.55 million Preferred Shares, which is 52.4% of all outstanding Preferred Shares.

On June 22, 2007, ACE announced that it had agreed to sell a 70% interest in the business of its wholly owned maintenance, repair and overhaul subsidiary ACTS LP to a consortium consisting of Sageview Capital LLC, a private investment firm, and KKR Private Equity Investors, L.P., the publicly traded fund of Kohlberg Kravis Roberts & Co. The transaction was completed on October 16, 2007. As a result of the transaction, ACE continues to own 100% of ACTS LP, which is now a non-operating entity, ACTS Aero conducts the business previously operated by ACTS LP and ACE indirectly holds a 23% equity interest in ACTS Aero.  On March 7, 2008, Robert A. Milton, Brian Dunne and Greg Cote, all officers of ACE, acquired shares of ACTS Aero representing in the aggregate 0.3% of the outstanding shares of ACTS Aero. The investment was made on the same terms as applicable to the consortium for the purchase of its 70% interest and was authorized by the board of directors of ACE.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and registrar for the Variable Voting Shares and Voting Shares of ACE is CIBC Mellon Trust Company at its principal transfer offices in Montreal, Toronto, Vancouver, Calgary and Halifax.

LEGAL PROCEEDINGS

A description of certain legal proceedings to which ACE is a party appears under the heading "Contingencies, Guarantees and Indemnities" in Note 21 to the consolidated audited annual financial statements of ACE for the year ended December 31, 2007, which is incorporated herein by reference. ACE's audited annual financial statements for the year ended December 31, 2007 are available on SEDAR at www.sedar.com.

Please see also the section "Risk Factors – Air Canada – Current Legal Proceedings".

MATERIAL CONTRACTS

The contracts that are material to ACE and that were entered into within the year ended December 31, 2007 or before such year but which are still in effect, and which are required to be filed with Canadian securities regulatory authorities in accordance with Section 12.2 of National Instrument 51-102 — Continuous Disclosure Obligations, are as follows:

(i)	Investment Agreement between Cerberus ACE Investment, LLC and Air Canada dated June 23, 2004, described under the section "Three-Year History – Investment Agreement";

(ii)
The Aircraft General Terms Agreement AGTA-ACN and related agreements between The Boeing Company and Air Canada dated November 4, 2005 described under the section "Three-Year History – Aircraft Purchase Agreement between The Boeing Company and Air Canada"; and

(iii)	Indenture dated as of April 6, 2005 with respect to the 4.25% Convertible Senior Notes due 2035 described under the section "Description of Capital Structure – Notes".

EXPERTS

ACE's independent auditors are PricewaterhouseCoopers LLP, Chartered Accountants, who have issued an independent auditors' report dated February 7, 2008 in respect of ACE's consolidated financial statements as at December 31, 2007 and December 31, 2006 and for each of the years then ended and ACE's internal control over financial reporting as at December 31, 2007. PricewaterhouseCoopers LLP has advised that they are independent with respect to ACE within the meaning of the Code of Ethics of the Ordre des comptables agréés du Québec and the Securities Exchange Act of 1934 administered by the US Securities and Exchange Commission.

ADDITIONAL INFORMATION

Additional information, including directors' and officers' remuneration and indebtedness, principal holders of the ACE's securities and securities authorized for issuance under equity compensation plans will be contained in ACE's management proxy circular for its 2008 annual meeting of shareholders. Additional financial information is provided in ACE's financial statements and management's discussion and analysis for the year ended December 31, 2007. The above information and additional information relating to ACE are available on SEDAR at www.sedar.com.

The following documents can be obtained by sending your request to the Corporate Secretary of ACE, at 5100 de Maisonneuve Boulevard West, Montreal, Québec, H4A 3T2:

(i)	this Annual Information Form, together with any document incorporated herein by reference;

(ii)
the 2007 Management's Discussion & Analysis / 2007 Financial Statements and Notes of ACE and any interim financial statements filed after the audited financial statements for ACE's most recently completed financial year;

(iii)	ACE's management proxy circular for the 2007 annual and special shareholder meeting held on May 29, 2007; and

(iv)	any other documents that are incorporated by reference into a preliminary short form prospectus or a short form prospectus pursuant to which securities of ACE are in the course of a distribution.

Except when securities of ACE are in the course of distribution pursuant to a short form prospectus or a preliminary short form prospectus, ACE may require the payment of a reasonable charge from persons, other than security holders of ACE, requesting copies of these documents.

APPENDIX A - CHARTER OF THE AUDIT, FINANCE AND RISK COMMITTEE OF THE
BOARD OF DIRECTORS OF ACE AVIATION HOLDINGS INC.

1.           Structure, Procedure, Qualifications

The Audit, Finance and Risk Committee (the "Audit Committee") of ACE Aviation Holdings Inc. (the "Corporation") shall be composed of not less than three directors, all of whom shall meet the independence, experience and other membership requirements under applicable laws, rules and regulations as determined by the Board of Directors (the "Board").  The members of the Audit Committee shall have no relationships with management, the Corporation and its related entities that in the opinion of the Board may interfere with their independence from management and from the Corporation. In addition, an Audit Committee member shall not receive, other than for service on the Board or the Audit Committee or other committees of the Board, any consulting, advisory, or other compensatory fee from the Corporation or any of its related parties or subsidiaries. The members of the Audit Committee shall possess the mix of characteristics, experiences and skills to provide an appropriate balance for the performance of the duties of the Audit Committee and in particular each member of the Audit Committee shall be "financially literate" and at least one member shall be a "financial expert" as defined by relevant securities legislation or regulations.

A quorum of the Audit Committee shall be a majority of the members, and a majority of the members present shall be required to pass a resolution of the Audit Committee. The Audit Committee shall be responsible to the Board of Directors of the Corporation. The Chairman and the members of the Audit Committee shall be appointed annually by the Board.

2.           Objectives

(a)           The objectives of the Audit Committee are as follows:

(i)	To assist the Board in the discharge of its responsibility to monitor the component parts of the Corporation's financial reporting and audit process.

(ii)
To maintain and enhance the quality, credibility and objectivity of the Corporation's financial reporting and to satisfy itself and oversee management's responsibility as to the adequacy of the supporting systems of internal financial and accounting controls.

(iii)	To assist the Board of Directors in its oversight of the independence, qualifications and appointment of the external auditor.

(iv)	To monitor the performance of the internal financial and accounting controls and of the internal and external auditors.

(v)	To provide independent communication between the Board and the internal auditor and the external auditor.

(vi)
To facilitate in-depth and candid discussions between the Audit Committee and management and the external auditor regarding significant issues involving judgment and impacting quality of controls and reporting.

3.           Duties

To achieve its objectives, the Audit Committee shall:

(a)	Monitor and review the quality and integrity of the Corporation's accounting and financial reporting process through discussions with management, the external auditor and the internal auditor. This will include a review of the annual and quarterly financial statements and Management's Discussion and Analyses ("MD&As") to be filed with regulatory authorities and provided to shareholders, and financial statements and other financial disclosure included in prospectuses, earnings press releases and other similar documents. The Audit Committee shall also review the Corporation's annual information form and other similar documents. These reviews will include:

(i)	Discussions with management and the external auditor and a consideration of the report by the external auditor to the Audit Committee of matters related to the conduct of an audit;

(ii)
discussions with the external auditor respecting the auditor's judgment regarding both the acceptability and quality of the financial statements including the critical accounting policies and practices used by management in their preparation, alternative treatments and disclosures of financial information within generally accepted accounting principles that have been considered by management and their ramifications, the selection of changes in significant accounting policies, the method used to account for significant unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the degree of aggressiveness or conservatism, as the case may be, of the accounting policies adopted by the Corporation, the process used by management in formulating particularly significant accounting estimates and the basis for the external auditor's conclusions regarding the reasonableness of those estimates;

(iii)	a review of significant adjustments arising from an audit;

(iv)
a review of disagreements with management over the application of accounting policies as well as any disclosure in the financial statements. The Audit Committee is responsible for the resolution of disagreements between management and the external auditor regarding financial reporting;

(v)
a review of all material off-balance sheet transactions and other relationships with non-consolidated entities that may have a material current or future effect on the financial condition of the Corporation including their disclosure or lack thereof in the applicable quarterly or annual financial statements;

(vi)	a review of the external auditor's suggestions for improvements to the Corporation's operations and internal controls;

(vii)	a review of the nature and size of unadjusted errors of a non-trivial amount;

(viii)	a review to ascertain that various covenants are complied with; and

(ix)	the selection of, and changes in, accounting policies and consideration of the appropriateness of such selections and changes.

(b)
Determine, based on its review and discussion, whether to recommend the approval by the Board of such financial statements and the financial disclosure in any such annual information forms, earnings press releases, prospectuses and other similar documents.

(c)	Review with management, the internal auditor and the external auditor and, if considered appropriate, approve the release of the Corporation's quarterly financial statements and related MD&A.

(d)	Review with management, the external auditor and legal counsel, the Corporation's procedures to ensure compliance with applicable laws and regulations, and any significant litigation, claim or other contingency, including tax assessments, that would have a material effect upon the financial position or operating results of the Corporation and the disclosure or impact on the results of these matters in the quarterly and annual financial statements. The Audit Committee should be satisfied that adequate procedures are in place for the review of the Corporation's public disclosure of financial information extracted or derived from the Corporation's financial statements, and must periodically assess the adequacy of those procedures.

(e)
Meet with the Corporation's external auditor to review and approve their audit plan with particular emphasis on risk factors which could lead to a material misstatement of the financial statements, the scope and timing of the audit, the assumptions and decisions that have been made in developing the plan and co-ordination of work between the external auditor and the internal audit department. The Audit Committee is responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the Corporation.

(f)
Review and approve estimated audit and audit-related fees and expenses for the current year. Pre-approve any significant additional audit and audit-related fees over the estimated amount.  Review and approve audit and audit-related fees and expenses for the prior year. The authority for the determination and payment of fees to the external auditor rests solely and exclusively with the Audit Committee.  The Corporation shall ensure that funding is available to the Audit Committee for payment of compensation to the external auditor.

(g)	Review

(i)
and approve, or delegate to a member of the Audit Committee the responsibility to review and approve, the nature of all non-audit services, as permitted by securities legislation and regulations, to be provided by the Corporations' external auditor prior to the commencement of such work. In this regard the Audit Committee will prepare a report for presentation to the shareholders of the Corporation quarterly or annually, as required, regarding the Audit Committee's approval of such non-audit services in the period. The pre-approval of non-audit services by a member of the Audit Committee to whom such authority is delegated must be presented to the Audit Committee at its first scheduled meeting following such pre-approval;

(ii)	and implement from time to time a process in connection with non-audit services performed by the external auditor.

(h)
Review a report from the external auditor of all relationships between the external auditor and its related entities and the Corporation and its related entities, including all work performed and fees paid for such work of a non-audit nature, that in the external auditor's professional judgment may reasonably be perceived to bear on its objectivity and independence and confirming, or otherwise, that in the external auditor's professional judgment it is independent of the Corporation and discuss this report with the external auditor in order to evaluate the objectivity and independence of the external auditor. The Audit Committee should specifically require the external auditor to confirm that it is a registered public accounting firm as prescribed by various applicable securities regulations. As well, at least once a year the Audit Committee will carry out a review of the credentials of the members of the firm including without limitation the biographies of the members, whether there has been any enforcement actions, issues related to the firm and law suits, if any.  A formal written report will be obtained from the external auditor outlining: the auditing firm's internal quality control procedures; any material issues raised within the preceding five years by the auditing firm's internal quality control review, peer reviews or any other inquiry or investigation by governmental or professional authority relating to any audit conducted by the firm.  The Committee will also review steps taken by the auditing firm to address any findings in any of the forgoing reviews.

(i)
Receive reports on any consultations between management and other public accountants respecting accounting principles to be applied in preparing the quarterly or annual financial statements, and on any incidents involving fraud or illegal acts of which management, the internal audit department or the external auditor become aware. In this regard, review the relevant control procedures with management to ensure that such matters are adequately guarded against.

(j)           At least once each year:

(i)	Meet privately with management to assess the performance of the external auditor.

(ii)
Meet privately with the external auditor, amongst other things, to understand any restrictions placed on them or other difficulties encountered in the course of the audit, including instructions on the scope of their work and access to requested information and the level of co-operation received from management during the performance of their work and their evaluation of the Corporation's financial, accounting and audit personnel and systems.

(k)
Evaluate the performance of the external auditor, and if so determined, recommend that the Board either take steps to replace the external auditor or provide for the reappointment of the external auditor by the shareholders.

(l)           Regarding the services provided by the internal audit department, the Audit Committee will:

(i)
meet privately with internal audit, amongst other things, to understand any restrictions placed on them or other difficulties encountered in the course of their audits, including instructions on the scope of their work and access to requested information and the level of co-operation received from management during the performance of their work;

(ii)	periodically review and approve the mandate, reporting relationships and resources of the internal audit group;

(iii)	review the objectivity, qualifications, adequacy and experience of the internal audit staff and approve the appointment, dismissal or replacement of the head of the internal audit department;

(iv)	review and approve annually the planned scope for the internal audit program, its objectives, and the resources required to attain these objectives;

(v)	periodically throughout each year review the reports of the internal audit department which describe the activities of the internal audit department for the preceding period; and

(vi)	review the working relationship between the internal audit department and the external auditor, and between the internal audit department and management.

(m)
Obtain from both the internal audit department and the Corporation's external auditor the major audit findings and internal control recommendations reported during the period under review, the response of management to those recommendations, and review the follow-up performed by management and the internal audit department in order to monitor whether management has implemented an effective system of internal accounting control.

(n)	Review significant emerging accounting and reporting issues, including recent professional and regulatory pronouncements, and assess their impact on the Corporation's financial statements.

(o)
Establish policies and procedures for the receipt, retention and treatment of complaints received by the Corporation from employees, shareholders and other stakeholders regarding accounting issues and financial reporting, internal accounting controls and internal or external auditing matters. The Audit Committee should be satisfied that sufficient controls are in place to ensure that all such complaints can be received anonymously and with an appropriate degree of confidentiality and that potential employee informants are aware of the process that is in place. The Audit Committee should also be satisfied that processes are in place to ensure that all such complaints, regardless of significance, are presented to the Audit Committee.

(p)	Review policies for approval of senior management expenses.

(q)
Review the process relative to the periodic certifications by the Chief Executive Officer and the Chief Financial Officer of the Corporation in respect of financial disclosures, the existence of any significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation's ability to record, process, summarize and report financial data and any significant changes in internal controls or changes to the environment in which the internal controls operate, including corrections of material deficiencies and weaknesses.

(r)	Review with management the Corporation's computer systems, including procedures to keep the systems secure and contingency plans developed to deal with possible computer failures.

(s)
Review and approve all related party transactions as such term is defined from time to time in Policy Statement Q-27 of the Autorité des marchés financiers and Rule 61-501 issued by the Ontario Securities Commission, as may be amended from time to time.

(t)	Review risk management systems and controls, especially in relation to derivatives, foreign currency exposure, hedging and insurance.

(u)
Whenever it may be appropriate to do so, retain and receive advice from experts, including independent legal counsel and independent public accountants, and conduct or authorize the conduct of investigations into any matters within the scope of the responsibility of the Audit Committee as the Audit Committee may consider appropriate. The Corporation shall ensure that funding is available to the Audit Committee in respect of the aforementioned activities.

(v)	Report regularly to the Board in writing on the activities, findings and conclusions of the Audit Committee.

(w)	Review this Charter on an annual basis and recommend to the Board any changes to it that the Audit Committee considers advisable.

(x)	Complete a self-assessment annually to determine how effectively the Audit Committee is meeting its responsibilities.

(y)	Perform such other functions as may be delegated from time to time by the Board.

(z)	Review the process for the rotation of the lead audit partner, the concurring partner and any other audit engagement team partner.

(aa)	Review and approve the Corporation's hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of the Corporation.

OTHER

(a)           Public Disclosure

The Audit Committee shall:

(i)	Review and approve the Corporation's Public Disclosure Policy and any changes related thereto and ensure consistency with current developments and best practices;

(ii)
Where practicable, management will review with the Audit Committee or the Chairman of the Audit Committee draft news releases to be disseminated to the public related to earnings warnings or financial results forecasting by the Corporation which are expected by management to be material in relation to the market price of any of the Corporation's securities.

(b)           Risk Identification and Management

The Audit Committee shall make all reasonable efforts to identify and address material financial and other risks to the business and affairs of the Corporation and its subsidiaries and make recommendations in that regard to the Board of Directors of the Corporation. The Audit Committee shall review and discuss with management, the internal audit department and the external auditor all major financial risk exposures and the steps management has taken to monitor/control those exposures. The Audit Committee shall be entitled, from time to time, to retain experts and consultants to assist the Audit Committee with the discharge of such mandate. The Audit Committee shall have the discretion in the discharge of these duties to address risks to the Corporation's and its subsidiaries' revenues and costs, as well as potentially corrupt or other practices that may lead to loss or depreciation of business reputation.

(c)           Contingent Liabilities

The Audit Committee shall establish processes and procedures to identify and monitor contingent liabilities of the Corporation and its subsidiaries. In the discharge of these duties, the Audit Committee shall have the discretion to retain experts and consultants and to review, without limitation, workplace safety, environmental issues and any other matters, whether of a financial nature or otherwise, that can give rise to a contingent liability. The Audit Committee shall make recommendations, from time to time, to the Board of Directors of the Corporation on these matters.

(d)           Corporate Authorizations Policies

The Audit Committee shall:

(i)	Periodically review and approve policies relative to the financial control, conduct, regulation and administration of subsidiary companies;

(ii)
Periodically review any administrative resolutions adopted from time to time pursuant to the Corporation's By-laws pertaining to the establishment of procedures relative to commitment and transaction authorizations, the determination of the officers or other persons by whom any instrument in writing or document is to be executed and the manner of execution thereof;

(iii)	Review, monitor and approve the Corporate Donations Policy and any changes thereto and the annual Corporate Donations Budget; and

(iv)	Review, monitor and approve any other financial expenditure policies that would affect the Corporation's and its subsidiaries' financial condition or reputation.

(e)           Performance to Budget

The Audit Committee shall review actual financial performance compared to budget.

(f)           Meetings

(i)	The Audit Committee shall meet at least quarterly at the call of the Chairman of the Audit Committee, any other member of the Audit Committee or the external auditors.

(ii)	An "in-camera" session of the members of the Committee shall be held as part of each meeting of the Committee.

(g)           Responsibilities

Nothing contained in the above mandate is intended to assign to the Audit Committee the Board of Directors' responsibility to ensure the Corporation's compliance with applicable laws or regulations or to expand applicable standards of liability under statutory or regulatory requirements for the directors or the members of the Audit Committee.  Even though the Audit Committee has a specific mandate and its members have financial experience and expertise, it is not the duty of the Audit Committee to plan or conduct audits, or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  Such matters are the responsibility of management, the internal auditor and the external auditor.

Members of the Audit Committee are entitled to rely, absent knowledge to the contrary, on (i) the integrity of the persons and organizations from whom they receive information, (ii) the accuracy and completeness of the information provided, and (iii) representations made by management as to the non-audit services provided to the Corporation by the external auditor.

February 7, 2008